    As filed with the Securities and Exchange Commission on March 14, 1997
                                                 Registration No.  333-
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                  FISERV, INC.
             (Exact name of Registrant as specified in its charter)

               Wisconsin                                    7374                        39-1506125
(State or jurisdiction of incorporation or      (Primary standard industrial          (I.R.S. employer
             organization)                       classification code number)       identification number)

                               255 Fiserv Drive
                         Brookfield, Wisconsin  53045
                                (414) 879-5000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               KENNETH R. JENSEN
                        Senior Executive Vice President
                                  Fiserv, Inc.
                                255 Fiserv Drive
                          Brookfield, Wisconsin  53045
                                 (414) 879-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                   Copies to:

                                             William H. Rheiner, Esquire
       Charles W. Sprague                      Martha J. Hays, Esquire
          Fiserv, Inc.                    Ballard Spahr Andrews & Ingersoll
        255 Fiserv Drive                          1735 Market Street
     Brookfield, WI  53045                     Philadelphia, PA  19103
        (414-879-5000)                              (215-665-8500)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================
                                                         Proposed     Proposed
                                                          maximum      maximum
                                            Amount       offering     aggregate     Amount of
  Title of each class of securities         to be        price per     offering    registration
          to be registered                registered(1)  share (2)      price          fee
------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...........  6,530,850 shs.   $32.31     $218,783,475    $66,297.96
================================================================================================

(1) Represents an estimate of the number of shares of Fiserv common stock, par value $.01 per share, to be issued pursuant to the Agreement and Plan of Merger dated as of March 2, 1997 among BHC Financial, Inc.("BHC"), Fiserv, Inc. and Fiserv Delaware Sub, Inc.("Merger Agreement"), in exchange for all of the issued and outstanding shares of common stock of BHC, the actual number of such issued shares to be determined in accordance with the Conversion Ratio, as defined in the Merger Agreement.

(2) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum offering price per share is $32.31, which equals the average of the high and low prices of common stock of BHC as reported on the NASDAQ National Market on March 12, 1997.
                              --------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 FISERV, INC.

        Cross-Reference Sheet Pursuant to Item 501(B) of Regulation S-K

Item Number                               Location in Proxy Statement/Prospectus
-----------                               --------------------------------------
A.  Information About the Transaction

1.  Forepart of Registration
    Statement and Outside
    Front Cover Page of
    Prospectus.........................   Facing Page; Outside Front Cover Page.

2.  Inside Front and Outside
    Back Cover Pages of
    Prospectus.........................   Inside Front Cover Page; Incorporation of
                                          Certain Documents by Reference; Available
                                          Information; Table of Contents.

3.  Risk Factors, Ratio of
    Earnings to Fixed Charges
    and Other Information..............   Summary; Risk Factors; Fiserv Selected
                                          Financial Data.

4.  Terms of the Transaction...........   Summary; The Special Meeting; The
                                          Merger--General, Background and Reasons
                                          For the Merger, Recommendation of the
                                          Board of Directors of BHC, Opinion of
                                          BHC's Advisors, The Merger Agreement,
                                          Accounting Treatment, Resale of Fiserv
                                          Common Stock by Affiliates, Certain
                                          Regulatory Matters, Rights of Dissenting
                                          Stockholders, Interests of Certain Persons in
                                          the Merger, Rights Plan, Issuance of
                                          Additional Shares; Experts; Appendix A;
                                          Appendix B.

5.  Pro Forma Financial
    Information........................   Unaudited Pro Forma Condensed
                                          Consolidated Financial Information

6.  Material Contacts with
    Company Being Acquired.............   Summary; The Merger--Background and
                                          Reasons for the Merger, Recommendation of
                                          the Board of Directors of BHC.

7.  Additional Information
    Required for Reoffering
    by Persons and Parties
    Deemed to be Underwriters..........                      *

8.  Interests of Named
    Experts and Counsel................   Legal Matters

9.  Disclosure of Commission's
    Position on Indemnification
    for Securities Act
    Liabilities........................                      *

B.  Information About the Registrant

10. Information with Respect
    to S-3 Registrants.................   Summary; Available Information; Business and
                                          Properties of Fiserv; Fiserv Selected
                                          Financial Data; Fiserv Management's
                                          Discussion and Analysis of Financial
                                          Condition and Results of Operations.

11. Incorporation of Certain
    Information by Reference...........   Incorporation of Certain Documents by
                                          Reference.

12. Information with Respect
    to S-2 or S-3 Registrants..........                      *

13. Incorporation of Certain
    Information by Reference...........                      *

14. Information with Respect
    to Registrants Other Than
    S-3 or S-2 Registrants.............                      *

C.  Information About the Company Being Acquired

15. Information with Respect
    to S-3 Companies...................                      *

16. Information with Respect
    to S-2 or S-3 Companies............   Summary; Available Information; Comparative
                                          Market Prices and Dividends; Incorporation of
                                          Certain Documents by Reference; BHC Selected
                                          Financial Data; BHC Management's Discussion
                                          and Analysis of Financial Condition and
                                          Results of Operations; Business and
                                          Properties of BHC.

17. Information with Respect

                                     (ii)

    to Companies Other Than
    S-2 or S-3 Companies................                     *

D.  Voting and Management Information

18. Information if Proxies,
    Consents or Authorizations
    are to be Solicited.................  Summary; Incorporation of Certain Documents
                                          by Reference; The Special Meeting; The
                                          Merger--The Merger Agreement, Effective Time
                                          and Consequences of the Merger, Expenses of
                                          the Merger.

19. Information if Proxies, Consents or
    Authorizations are not to be
    Solicited, or in an Exchange Offer..                     *


---------------
* Omitted from Prospectus because item is inapplicable or answer is in the negative.

                                     (iii)

                              BHC Financial, Inc.
                              One Commerce Square
                            2005 South Market Street
                          Philadelphia, PA  19103-3212


                                           April __, 1997



TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Special Meeting of Stockholders of BHC Financial, Inc. ("BHC") to be held on May 23, 1997 at 9:30 a.m. local time at BHC's offices at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-3212 (the "Special Meeting").

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") among BHC, Fiserv, Inc. ("Fiserv") and Fiserv Delaware Sub, Inc. a wholly owned subsidiary of Fiserv. Pursuant to the Merger Agreement, each outstanding share of BHC Common Stock will be converted into shares of Fiserv Common Stock and BHC will become a wholly owned subsidiary of Fiserv. Stockholders will receive cash in lieu of any fractional shares.

     Details of the foregoing proposal and the Special Meeting are contained in the attached Notice of Special Meeting and Proxy Statement/Prospectus. Your vote on the Merger Agreement is important to BHC, so please read this information carefully.

     THE BOARD OF DIRECTORS OF BHC BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BHC AND ITS STOCKHOLDERS AND, ACCORDINGLY, HAS UNANIMOUSLY APPROVED THE MERGER. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

     All stockholders are invited to attend the Special Meeting. To assure your representation at the Special Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the Special Meeting, you may, if you wish, vote your shares in person.

     Please do not send in your share certificates with your proxy card. After the effective time of the Merger you will receive a transmittal form and instructions for the surrender and exchange of your shares.

                                           Sincerely yours,


                                           William T. Spane
                                           Chief Executive Officer

                              BHC FINANCIAL, INC.

                              One Commerce Square
                               2005 Market Street
                          Philadelphia, PA  19103-3212

                           --------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            To be held May 23, 1997

                           --------------------------


To the Stockholders of
BHC Financial, Inc.:

     A special meeting of stockholders (the "Special Meeting") of BHC Financial, Inc., a Delaware corporation ("BHC"), will be held on May 23, 1997, at 9:30 a.m., local time, at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-3212 for the following purposes:

     1. To consider and vote upon a single proposal to adopt and approve an Agreement and Plan of Merger dated as of March 2, 1997 (the "Merger Agreement"), among BHC, Fiserv, Inc., a Wisconsin corporation ("Fiserv"), and Fiserv Delaware Sub, Inc., a Delaware corporation ("Fiserv Sub"). Pursuant to the Merger Agreement, (i) Fiserv Sub will be merged with and into BHC, with BHC being the surviving corporation and becoming a wholly owned subsidiary of Fiserv (the "Merger"); and
          (ii) each share of common stock, par value $0.001 per share, of BHC ("BHC Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive such number of shares of common stock, $.01 par value, of Fiserv ("Fiserv Common Stock") as shall equal the quotient of (x) $33.50 divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on the NASDAQ National Market (as reported in The Wall Street
                                                                 ---------------
          Journal) for the 20 trading days ending on the second trading day
          -------
          prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Holders of BHC Common Stock are not entitled to dissenters' rights in connection with the Merger.

     The BHC Board of Directors knows of no business that will be presented for consideration at the Special Meeting, other than the matters described in the accompanying Proxy Statement/Prospectus.

     Unless the proposal is approved by the requisite vote of BHC Stockholders, the Merger will not be consummated.

     Only holders of record of shares of BHC Common Stock at the close of business on April 18, 1997 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Holders of BHC Common Stock are not entitled to dissenters' rights in connection with the Merger.

     The Board of Directors of BHC unanimously recommends a vote FOR the proposal to approve the Merger Agreement.

     To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

                              By Order of the Board of Directors,



                              Robert B. Kaplan
                              Secretary

April __, 1997


     PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+ Information contained herein is subject to completion or amendment.  A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This proxy statement/prospectus shall not constitute an + + offer to sell or the solicitation of an offer to buy nor shall there be any +
+ sale of these securities in any jurisdiction in which such offer,            +
+ solicitation or sale would be unlawful prior to registration or              +
+ qualification under the securities laws of any such jurisdiction.            +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion;  Dated March __, 1997

BHC FINANCIAL, INC.                      FISERV, INC.

PROXY STATEMENT                          PROSPECTUS
                                         ____ Shares of Common Stock


     This Proxy Statement/Prospectus is being furnished to the Stockholders of BHC Financial, Inc., a Delaware corporation ("BHC"), in connection with the solicitation of proxies from holders of outstanding shares of BHC common stock, par value $0.001 per share ("BHC Common Stock"), for use at a special meeting of Stockholders (together with any adjournments or postponements, the "Special Meeting") of BHC to be held at BHC Financial, Inc., One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-3212 on May 23, 1997, and at any adjournment or postponement thereof. Only holders of record of shares of BHC Common Stock at the close of business on April 18, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date there were _______ shares of BHC Common Stock outstanding. This Proxy Statement/Prospectus, the enclosed Notice of Special Meeting and accompanying proxy card are first being mailed to BHC Stockholders on or about April ___, 1997. This proxy solicitation is made by the Board of Directors of BHC.

     At the Special Meeting, the Stockholders of BHC will consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of March 2, 1997 (the "Merger Agreement"), among BHC, Fiserv, Inc., a Wisconsin corporation ("Fiserv"), and Fiserv Delaware Sub, Inc., a Delaware corporation ("Fiserv Sub"), which is wholly owned by Fiserv. Pursuant to the Merger Agreement, Fiserv Sub will be merged with and into BHC, with BHC being the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Fiserv (the "Merger") and each outstanding share of BHC Common Stock will be converted into the right to receive such number of shares of Common Stock, $.01 par value, of Fiserv ("Fiserv Common Stock") as shall equal the "Conversion Ratio," which is the quotient of (x) $33.50 divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on the NASDAQ National Market (as reported in The Wall Street Journal) for the 20 trading days
                                -----------------------
ending on the second trading day prior to the effective time of the Merger. At the effective time of the Merger (the "Effective Time"), BHC will change its name to "Fiserv Clearing, Inc."

     No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of BHC Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on the NASDAQ National Market on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to the Exchange Agent (hereinafter defined) the cash necessary for this purpose.

     This Proxy Statement/Prospectus also constitutes the Prospectus of Fiserv with respect to the shares of Fiserv Common Stock to be issued to holders of BHC Common Stock pursuant to the Merger. Fiserv has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") of which this Proxy Statement/Prospectus forms a part with the Securities and Exchange Commission (the "Commission") covering the shares of Fiserv Common Stock to be issued in connection with the Merger.

     No person is authorized to give any information or make any representation not contained in this Proxy Statement/Prospectus and if given or made, such information or representation should not be relied upon as having been authorized by BHC or Fiserv. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Fiserv or BHC since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to Fiserv and Fiserv Sub has been furnished by Fiserv, and all information herein with respect to BHC has been furnished by BHC.

     THE SHARES OF FISERV COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is __________, 1997.

                             AVAILABLE INFORMATION

     BHC and Fiserv are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by BHC and Fiserv with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Shares of Fiserv Common Stock and BHC Common Stock are traded on the NASDAQ National Market ("NASDAQ"). Such reports, proxy statements and other information can also be inspected and copied at the offices of the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C. 20006. Following the Merger, BHC will no longer be required to file periodic reports, proxy statements or other information with the Commission pursuant to the Exchange Act.

     Fiserv has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the Fiserv Common Stock to be issued pursuant to or as contemplated by the Merger Agreement. This Proxy Statement/ Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above. The Commission also maintains a website on the internet at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Fiserv (File
No. 0-14948) and BHC (File No. 0-20185) with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     (1) Fiserv's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on February 18, 1997.

     (2) Fiserv's Current Report on Form 8-K dated March 3, 1997, filed with the Commission on March 3, 1997.

     (3) BHC Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 14, 1997.

     All documents and reports subsequently filed with the Commission by Fiserv and BHC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to Fiserv, directed to Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045 (telephone number 414-879-
5000), Attention: Charles W. Sprague, Secretary, or, in the case of documents relating to BHC, directed to BHC Financial, Inc., One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-3212 (telephone number 215-636-
3000), Attention: Robert B. Kaplan, Secretary. In order to ensure timely delivery of the documents, any request should be made no later than May 16, 1997, the date which is five business days prior to the date of the Special Meeting.

     PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Proxy Statement/Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors" "Opinion of BHC's Financial Advisor" and "BHC Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Neither Fiserv nor BHC undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION......................................................    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    4

SUMMARY....................................................................    9
     General...............................................................    9
     The Parties...........................................................    9
     The Special Meeting...................................................   10
     The Merger............................................................   11
     Comparative Share and Dividend Information and Market Prices..........   17
     Certain Significant Considerations....................................   19
     Summary Historical And Unaudited Pro Forma Financial Data.............   20

RISK FACTORS...............................................................   23
     Average Market Prices Will Differ from Actual Market Price............   23
     Termination Provisions May Have A Deterrent Effect....................   23
     Possible Loss of Business.............................................   23

THE SPECIAL MEETING........................................................   24
     Matters to be Considered at the Special Meeting; Quorum and Vote
      Required.............................................................   24
     Record Date; Stock Entitled to Vote...................................   24
     Voting and Revocation of Proxies......................................   25
     Solicitation of Proxies...............................................   25

THE MERGER.................................................................   26
     General...............................................................   26
     Background and Reasons for the Merger.................................   26
     Recommendation of the Board of Directors of BHC.......................   28
     Opinion of BHC's Financial Advisor....................................   30
     Management and Operations of BHC Following the Merger.................   39
     The Merger Agreement..................................................   39
          Effective Time and Consequences of the Merger....................   39
          Merger Consideration                                                40
          Conversion of BHC Common Stock; Procedures for Exchange of Share
           Certificates....................................................   40
          Representations, Warranties and Covenants........................   41
          Federal Income Tax Consequences of the Merger....................   41
          Conversion of Options to Purchase BHC Common Stock; Benefit Plans   43
          Conditions to the Merger.........................................   44
          Amendments and Termination.......................................   44
          No Solicitation..................................................   44
          Expenses of the Merger...........................................   45
     Accounting Treatment..................................................   45
     Resale of Fiserv Common Stock by Affiliates...........................   45
     Certain Regulatory Matters............................................   46
     Rights of Dissenting Stockholders.....................................   46
     Interests of Certain Persons in the Merger............................   46
     Rights Plan...........................................................   48
     Issuance of Additional Shares.........................................   48

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................   49

FISERV SELECTED FINANCIAL DATA.............................................   50

FISERV MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................   52
     Results of Operations.................................................   52
     Liquidity and Capital Resources.......................................   54


 BUSINESS AND PROPERTIES OF FISERV                                            55
     Business..............................................................   55
     Business Resources....................................................   55
     Business Strategy.....................................................   57
     Systems, Services and Products........................................   58
     Comprehensive Service Dimension.......................................   59
     Servicing the Market..................................................   61
     Product Development...................................................   62
     Competition...........................................................   62
     Government Regulation.................................................   63
     Employees.............................................................   63
     Properties............................................................   64

BHC SELECTED FINANCIAL DATA................................................   65

BHC MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................   68
     General...............................................................   68
     Important Factors Regarding Forward-Looking Statements................   69
     Results of Operations.................................................   69
     1996 Compared with 1995...............................................   70
     1995 Compared with 1994...............................................   72
     Liquidity and Capital Resources.......................................   74
     Other.................................................................   74
     Effects of Inflation..................................................   74

BUSINESS AND PROPERTIES OF BHC.............................................   75
     Nature of BHC's Businesses............................................   75
     Processing and Support Services.......................................   76
     Complementary Products and Services...................................   78
     Retail Brokerage Business.............................................   80
     Third Party Marketing Activities......................................   80
     Dependence on Key Clients.............................................   81
     Competition and Risk..................................................   81
     Employees.............................................................   82
     Properties............................................................   82
     Unaudited Pro Forma Condensed Consolidated Financial Information......   83

DESCRIPTION OF FISERV COMMON STOCK.........................................   88

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FISERV AND BHC.....................   89
     Certain Provisions of Wisconsin and Delaware Law......................   89
     Classified Board of Directors.........................................   89
     Number of Directors; Cumulative Voting................................   89
     Removal of Directors; Filling Vacancies on the Board of Directors.....   90
     Limitation on Directors' Liability; Indemnification...................   90
     Meetings of Shareholders..............................................   92
     Quorum for Stockholder Meetings.......................................   92
     Stockholder Voting Requirements Generally.............................   92
     Stockholder Action by Written Consent.................................   93
     Supermajority Provisions..............................................   93
     Stockholder Voting in Certain Significant Transactions; Takeover
       Legislation.........................................................   93
     Statutory Stockholder Liability.......................................   95
     Derivative Actions....................................................   95
     Dissenters' Rights and Appraisal Rights...............................   95
     Stockholder Inspection of Books and Records...........................   96
     Stockholder Rights Plan...............................................   96
     Loans to Directors....................................................   97
     Amendment or Repeal of the Articles and Bylaws........................   98
     Dividend Declarations.................................................   98

LEGAL MATTERS..............................................................   99

EXPERTS....................................................................   99

STOCKHOLDER PROPOSALS FOR BHC 1997 ANNUAL MEETING..........................  100

APPENDIX A  Agreement and Plan of Merger.

APPENDIX B  Opinion of Alex. Brown & Sons, Incorporated

--------------------------------------------------------------------------------
                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and particularly in the specific sections of this Proxy Statement/Prospectus referred to below, the Appendices hereto and the documents incorporated by reference herein.


                                    General

     This Proxy Statement/Prospectus relates to the proposed Merger among BHC, Fiserv and Fiserv Sub pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, BHC Stockholders will receive Fiserv Common Stock in exchange for all of their shares of BHC Common Stock. See "The Merger."

                                  The Parties

Fiserv, Inc.........   Fiserv, with operations in 75 cities, including 15 cities
                       in Canada, England and Singapore, is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries. These services and products are based primarily on proprietary software developed by Fiserv and maintained on computers located at data processing centers throughout the United
                       States. Fiserv is ranked as the nation's leading data processing provider for banks and savings institutions in terms of total clients served and is the nation's second leading data processing provider for credit unions and mortgage banks. Fiserv's principal executive offices are located at 255 Fiserv Drive, Brookfield, Wisconsin 53045.
                       Its telephone number is (414) 879-5000. See "Business and
                       Properties of Fiserv."

BHC Financial, Inc.    BHC, through its principal business unit, BHC Securities,
                       Inc. ("BHC Securities"), is a leading national third-
                       party provider of integrated processing and support
                       services to broker-dealers and financial institutions
                       ("Clients"). During 1996, BHC Securities processed, on
                       behalf of its Clients, approximately 2.2 million
                       transactions for over 1.1 million retail brokerage
                       accounts. To enable its Clients to outsource key
                       securities processing functions, BHC Securities provides
                       cost effective integrated trade execution, clearing,
                       margin lending, customer account processing and other
                       customized programs, reports and services ("Processing
                       and Support Services"). Through TradeStar Investments,
                       Inc. ("TradeStar"), a registered brokerage firm
                       headquartered in Houston, Texas and a
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      wholly owned subsidiary of BHC, BHC also offers retail brokerage services at discount commission rates. TradeStar also markets BHC Securities' Processing and Support Services throughout the United States. BHC was incorporated as a Delaware corporation in 1983 and its principal executive offices are located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-3212. Its telephone number is (215) 636-3000.


                              The Special Meeting

Date, Time and Place of Special Meeting    May 23, 1997 at 9:30 a.m., local time
                                           at BHC's offices at One Commerce
                                           Square, 2005 Market Street,
                                           Philadelphia, Pennsylvania 19103.

Purpose of Special Meeting..........       To consider and vote upon a proposal
                                           to approve the Merger Agreement,
                                           pursuant to which Fiserv Sub, a
                                           wholly owned subsidiary of Fiserv,
                                           will merge with and into BHC, and BHC
                                           will be the surviving corporation and
                                           will become a wholly owned subsidiary
                                           of Fiserv. See "The Merger."

Record Date.........................       On April 18, 1997, there were
                                           ___________ shares of BHC Common
                                           Stock outstanding with each share of
                                           BHC Common Stock entitled to cast one
                                           vote with respect to the proposal to
                                           approve the Merger Agreement.

Quorum; Vote Required..............       The presence, in person or by proxy,
                                          of the holders of a majority of the
                                          outstanding shares of BHC Common Stock
                                          at the Special Meeting is necessary to
                                          constitute a quorum at the Special
                                          Meeting. Approval of the Merger
                                          Agreement requires the affirmative
                                          vote of a majority of the issued and
                                          outstanding shares of BHC Common
                                          Stock. See "The Special Meeting -
                                          Matters to be Considered at the
                                          Special Meeting; Quorum and Vote
                                          Required."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Merger


Effect of the Merger ..........  The Merger Agreement (attached as Appendix A to this Proxy Statement/Prospectus) provides for the Merger of Fiserv Sub, a wholly owned subsidiary of Fiserv, with and into BHC. BHC will be the Surviving Corporation and will become a wholly owned subsidiary of Fiserv. At the Effective Time, BHC will change its name to "Fiserv Clearing, Inc." It is presently contemplated that the Effective Time of the Merger will be May 30, 1997 or shortly thereafter. See "The Merger."

Merger Consideration ..........  Each outstanding share of BHC Common Stock will be converted into the right to receive such
                                 number of shares of Fiserv Common Stock as
                                 shall equal the Conversion Ratio, which is
                                 defined as the quotient of (x) $33.50 divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on NASDAQ (as reported in The Wall Street Journal)
                                                        -----------------------
                                 for the 20 trading days ending on the second trading day prior to the Effective Time (the "Average Fiserv Stock Price"). Assuming an Average Fiserv Stock Price of $________ (the closing price of Fiserv Common Stock as reported on NASDAQ on April __, 1997), the Conversion Ratio would be ________ and would result in the present BHC Stockholders owning approximately ___% of the outstanding Fiserv Common Stock. See "The Merger - The Merger Agreement - Merger Consideration."

Fractional Shares .............  No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of BHC Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on NASDAQ on the date of the Effective Time, by (ii) the fractional interest
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 to which such holder would otherwise be
                                 entitled. Fiserv will make available to the Exchange Agent the cash necessary for this purpose.

Recommendation of BHC's
Board of Directors ............  The Board of Directors of BHC believes that the
                                 Merger is desirable and in the best interests of BHC Stockholders and, accordingly, unanimously recommends that its Stockholders vote in favor of the approval of the Merger Agreement. The Board of Directors' recommendation is based upon a number of factors discussed in this Proxy Statement/Prospectus. See "The Merger-Background and Reasons for the Merger" and "The Merger-Recommendation of the Board of Directors of BHC."

Opinion of BHC's Financial
Advisor .......................  On March 2, 1997, Alex. Brown & Sons,
                                 Incorporated ("Alex. Brown") rendered its
                                 opinion to the Board of Directors of BHC to the effect that, as of such date, the aggregate consideration to be received by BHC Stockholders pursuant to the Merger is fair, from a financial point of view, to such holders. The full text of the written opinion of Alex. Brown, confirmed as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and should be read carefully in its entirety. Alex. Brown's opinion is directed only to the fairness of the aggregate consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote at the Special Meeting. See "The Merger - Opinion of BHC's Financial Advisor" and Appendix B.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management and Operations
of BHC after the Merger .......  Following the Merger, BHC (which will be renamed Fiserv Clearing, Inc.) will be the Surviving Corporation and a wholly owned subsidiary of Fiserv. George D. Dalton, Chairman of the Board of Fiserv, will become the sole director of the Surviving Corporation. Current officers of Fiserv Sub will become the officers of the Surviving Corporation. Fiserv intends to operate the Surviving Corporation as an independent subsidiary after the Merger and has no present intention to move or consolidate any of the operations of the Surviving Corporation or its subsidiaries or to change the name of any of its subsidiaries. See "The Merger-Management and Operations of BHC Following the Merger."

Interests of Certain
Persons in the Merger .........  In the Merger Agreement, Fiserv has agreed to assume all outstanding options granted under BHC's stock option plans and to honor, without modification, the rights of all present and former officers, directors and employees under all individual severance agreements and through December 31,1999, to continue or provide comparable benefits with respect to retirement benefit agreements between BHC and any such individuals and the rights of such individuals under BHC's compensation and benefit plans. See "The Merger-Interests of Certain Persons in the Merger" and "-The Merger Agreement."

Federal Income Tax
Consequences ..................  The Merger Agreement provides that, for federal income tax purposes, BHC and Fiserv
                                 intend that the Merger constitute a tax-free
                                 "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. BHC
                                 and Fiserv intend to treat the Merger as a tax-free reorganization in their federal income tax returns. In the event that certain guidelines of the Internal Revenue Service are not satisfied, it is possible the Internal Revenue Service could challenge the tax treatment of the Merger as a tax-free reorganization. No ruling
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 has been requested from the Internal Revenue
                                 Service.

                                 THE FOREGOING SUMMARY IS NOT INTENDED, AND
                                 SHOULD NOT BE CONSIDERED, AS TAX ADVICE.
                                 HOLDERS OF BHC COMMON STOCK ARE URGED TO
                                 CONSULT THEIR OWN TAX ADVISERS REGARDING THE
                                 TAX CONSEQUENCES TO THEM UNDER APPLICABLE
                                 FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
                                 For additional information, see "The Merger - Federal Income Tax Consequences of the Merger."

Conditions to the Merger ......  The obligations of Fiserv and BHC to consummate the Merger are subject to the satisfaction or waiver (to the extent waivable) of certain conditions set forth in the Merger Agreement. See "The Merger - The Merger Agreement".

                                 In the event Fiserv reasonably determines that the Merger would be accounted for as a pooling of interests in accordance with generally accepted accounting principles, then, subject to the other terms and conditions of the Merger Agreement, the Merger will be consummated. In the event Fiserv reasonably determines that the Merger cannot be accounted for as a pooling of interests, then, subject to the other terms and conditions of the Merger Agreement, the Merger will be consummated, provided that the Merger consideration will be adjusted by modifying the definition of Conversion Ratio such that $33.50 is replaced with $31.50. See "The Merger--Conditions to the Merger."

Termination of
Merger Agreement ..............  The Merger Agreement may be terminated by (i)
                                 mutual consent of BHC and Fiserv Sub; (ii)
                                 either party if the Merger has not been
                                 consummated on or before six months after the
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 scheduled Closing Date and (iii) in certain other situations. See "The Merger-- Termination."

No Solicitation ...............  BHC has agreed that it will not solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock, whether by merger, purchase of assets, tender offer or otherwise (a "BHC Acquisition Proposal").

                                 In the event that BHC terminates the Merger
                                 Agreement because it has received a BHC
                                 Acquisition Proposal which the Board of
                                 Directors of BHC determines in good faith that it would be a breach of its fiduciary duties if it did not accept, and within six months of termination it has entered into an agreement or publicly announced its intention to enter into an agreement regarding a BHC Acquisition Proposal, BHC will pay Fiserv a termination fee of $2,000,000. See "The Merger-The Merger Agreement-No Solicitation."

Accounting Treatment ..........  It is anticipated that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Because of recent purchases by BHC of BHC Common Stock, BHC may be required, among other things, to sell approximately 200,000 shares of BHC Common Stock (either as a result of the exercise of outstanding stock options or through an offering to unrelated parties) prior to the Effective Time in order for the Merger to be accounted for as a pooling of interests. As part of the Merger Agreement, BHC has agreed to sell such shares after the date of the Special Meeting and prior to the consummation of the Merger (the "BHC Stock Offering"), if necessary to receive such accounting treatment. See "The Merger-Accounting Treatment" and "The Merger-Issuance of Additional Shares."

Exchange of BHC Stock
Certificates ..................  Promptly after the Effective Time, Firstar
                                 Trust Company, Milwaukee, as exchange agent
                                 (the "Exchange Agent"), will mail to each
                                 holder of shares of BHC Common Stock a letter of transmittal and instructions for exchanging such holder's certificates to certificates representing
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 the shares of Fiserv Common Stock to which such holders are entitled. BHC Stockholders should not send their certificates until they receive such instructions. See "The Merger--The Merger Agreement--Conversion of BHC Common Stock; Procedures for Exchange of Share Certificates."


Effect of the Merger on Rights
of Stockholders ...............  Fiserv is a Wisconsin corporation; BHC is a
                                 Delaware corporation. For a comparison of Wisconsin and Delaware laws and of the charter and bylaw provisions of Fiserv and BHC governing the rights of Fiserv Stockholders and BHC Stockholders, respectively, see "Comparison of Rights of Stockholders of Fiserv and BHC."

Dissenters' Rights ............  So long as the shares of Fiserv and BHC Common
                                 Stock remain quoted on NASDAQ on the date of the Special Meeting, holders of BHC Common Stock will not be entitled to appraisal or dissenters' rights in connection with the Merger. See "The Merger - Rights of Dissenting Stockholders; Comparison of Rights of Stockholders of Fiserv and BHC - Dissenters' Rights and Appraisal Rights."

Certain Regulatory Matters ....  Consummation of the Merger is subject to certain regulatory approvals, including
                                 expiration of certain waiting periods imposed under the HSR Act. Fiserv and BHC believe that the Merger can be effected in compliance with all federal and state regulations. See "The Merger - Certain Regulatory Matters."

Resale Restrictions ...........  All shares of Fiserv Common Stock received by
                                 BHC Stockholders will be freely tradeable,
                                 except shares of Fiserv Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of BHC or Fiserv at the time of the Special Meeting may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to pooling of interests accounting treatment. See "The Merger - Resale of Fiserv Common Stock by Affiliates."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Comparative Share and Dividend Information and Market Prices

Fiserv Common Stock
Outstanding ...................  ________ shares as of April 18, 1997.

Fiserv Dividends ..............  No dividends on the Fiserv Common Stock have been paid. See "Comparative Market Prices and Dividends."

BHC Common Stock
Outstanding ...................  ________ shares as of April 18, 1997.

BHC Dividends .................  For each of the years ended December 31, 1995 and December 31, 1996, BHC paid quarterly cash dividends in the amount of $.03 per share, resulting in aggregate annual dividends in the amount of $.12 per share. See "Comparative Market Prices and Dividends."

Market Price Data .............  The Fiserv Common Stock (NASDAQ Symbol: FISV)
                                 is traded on NASDAQ.  The BHC Common Stock
                                 (NASDAQ Symbol: BHCF) is also traded on NASDAQ. The following table sets forth for the calendar periods indicated, the closing price per share of Fiserv Common Stock and BHC Common Stock as reported by NASDAQ.

                                    Fiserv                   BHC
                                 Common Stock           Common Stock
                                 ------------           ------------

                                High       Low         High       Low
                                ----       ---         ----       ---
1995:
 First Quarter               $27 3/4    $21          $14 1/4   $ 9 1/16
 Second Quarter               28 3/8     25 3/4       16 3/8    14 1/8
 Third Quarter                31         25 1/2       20 1/8    15 1/2
 Fourth Quarter               30 1/8     25 1/2       19 1/2    16 1/4

                                High        Low         High        Low
                                ----        ---         ----        ---
1996:
 First Quarter               $32        $25 3/8       $18 5/8   $12 7/8
 Second Quarter               33 3/8     28 1/16       14 3/4    12 1/2
 Third Quarter                38 11/16   28 5/8        15 1/8    13
 Fourth Quarter               39 5/8     34            16 3/4    13

1997:
 First Quarter               $39         32 3/4        32 5/8    15 1/4
 (through March 11, 1997)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            On February 28, 1997, the last full trading day prior to the joint public announcement that BHC and Fiserv had executed the Merger Agreement, the closing prices per share of Fiserv Common Stock and BHC Common Stock as reported by NASDAQ were $32.75 and $20.00, respectively.

                            See "Comparative Market Prices and Dividends." Stockholders of BHC are urged to obtain current market quotations for shares of Fiserv Common Stock and BHC Common Stock.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      Certain Significant Considerations

          In considering whether to approve the Merger Agreement, BHC Stockholders should consider the following: (i) the Conversion Ratio will be determined based upon the Average Fiserv Stock Price; and (ii) the price of Fiserv Common Stock at the Effective Time can be expected to vary from the Average Fiserv Stock Price as well as from the prices as of the date of this Proxy Statement/Prospectus and the date on which BHC Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Fiserv, market assessments on the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors. See "Summary - The Merger" and "Comparative Market Prices and Dividends."

          See page 24 for a discussion of risk factors relating to the Merger.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           Summary Historical And Unaudited Pro Forma Financial Data

          The following tables present summary historical information for Fiserv and BHC and unaudited summary pro forma combined financial information have been derived from the historical consolidated financial statements of Fiserv and BHC incorporated by reference herein. The unaudited pro forma combined financial data gives effect to the Merger by combining the financial statement data of Fiserv and BHC at December 31, 1996 and December 31, 1995 and for each year in the three year period ended December 31, 1996 on a pooling of interests basis of accounting. The pro forma combined financial data is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The unaudited pro forma combined financial information has been prepared on the assumption that 6,566,000 shares of Fiserv Common Stock will be issued in the Merger for all shares of BHC Common Stock outstanding as of the Effective Time. The pro forma summary consolidated balance sheet data and the pro forma summary consolidated statements of income data have been prepared by Fiserv management based upon the audited financial statements of Fiserv and BHC for the periods indicated.

          The summary financial data presented below should be read in conjunction with such financial statements and the notes thereto. The historical financial data at and for each year on the five-year period ended December 31, 1996, with respect to Fiserv and BHC, have been extracted from audited financial statements filed with the Commission. See "Incorporation of Documents by Reference" and "Pro Forma Combined Financial Information".

             Fiserv Summary Historical Consolidated Financial Data
                   (In thousands, except per share amounts)

                                                    Year Ended December 31,
                             ------------------------------------------------------------------
                                1992          1993          1994         1995(1)        1996
                             ----------    ----------    ----------    -----------   ----------
Income Statement Data:
  Revenues.................    $341,448      $467,863      $579,839      $703,380      $798,268
  Income (loss) before
   taxes...................      39,291        53,177        67,345       (98,531)      104,549
  Net income (loss)........      24,366        32,713        40,407       (59,863)       61,684
  Net income (loss) per
   common and common
   equivalent share........       $0.69         $0.83         $0.99        $(1.36)        $1.34
  Shares used in computing
   net income per share....      35,379        39,455        40,735        44,008        46,198

                                                        December 31,
                             ------------------------------------------------------------------
                                1992          1993          1994           1995         1996
                             ----------    ----------    ----------    -----------   ----------
Balance Sheet Data:
  Total assets.............  $1,097,339    $1,395,403    $1,661,345    $1,885,299    $1,908,519
  Long-term debt and
  other long-term
  obligations..............      59,472       122,417       150,016       383,416       272,864
Stockholders' equity ......     195,630       312,873       358,722       434,262       507,270
Book value per common
  share....................       $5.62         $7.89         $8.96         $9.67        $11.19

----------------

(1) 1995 includes certain charges related to the acquisition of Information Technology, Inc. (ITI). The charges are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after tax charge was $109.6 million ($2.49 per share). Net income and net income per share before such charges were $49.8 million and $1.13, respectively.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               BHC Summary Historical Consolidated Financial Data
                    (In thousands, except per share amounts)

                                                 Year Ended December 31,
                                   ---------------------------------------------------
                                      1992        1993      1994      1995      1996
                                   -----------  --------  --------  --------  --------
Income Statement
Data:
  Revenues.......................  $ 51,031     $ 60,428  $ 67,376  $ 81,354  $ 97,817
  Income before
    taxes........................    13,306       17,655    16,753    22,385    29,913
  Net income.....................     8,628       11,012    10,624    13,937    18,024
  Earnings per share:
    Primary......................      2.29         1.84      1.40      1.94      2.69
    Fully Diluted................  $   1.63     $   1.60  $   1.40  $   1.94  $   2.69
  Weighted Average Shares
    outstanding:
    Primary......................     3,778        5,978     7,581     7,193     6,688
    Fully diluted................     5,563        7,046     7,581     7,193     6,688

  Cash dividends declared per
    common share.................        --     $   0.04  $   0.08  $   0.12  $   0.12

                                                      December 31,
                                   ---------------------------------------------------
                                     1992         1993      1994      1995      1996
                                   --------     --------  --------  --------  --------

Balance Sheet Data:

  Total Assets...................  $393,572     $490,194  $551,921  $634,002  $785,299
  Long-term debt and other long
    term obligations.............    19,211        2,207       583         -         -
  Stockholders' equity...........    26,639       68,525    75,101    85,308    93,467
  Book value per common share....  $   6.62(1)  $   9.04  $  10.43  $  12.19  $  14.76

-------------------------
(1) Assumes conversion of the then outstanding 8% convertible debentures due February 27, 1997 into common stock at December 31, 1992.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            Fiserv and BHC Summary Pro Forma Combined Financial Data
                    (In thousands, except per share amounts)

                                             Year Ended December 31,
                                 ----------------------------------------------
                                      1994          1995           1996
                                    ---------     --------       --------

Income Statement Data:
  Revenues.....................       $635,297    $769,104        $879,449
  Income (loss) before taxes...         84,098    (76,146)(1)      134,462
  Net income (loss)............         51,031    (45,926)(1)       79,708
  Net income (loss) per
      common and
      common equivalent
      share....................       $   1.08      ($.91)(1)     $   1.51
  Shares used in
      computing net income
      per share................         47,301      50,574          52,764


                                                   December 31,
                                 ----------------------------------------------
                                        1995(2)(3)              1996(2)(3)
                                       -----------             -----------

Balance Sheet Data:

    Total Assets................       $2,523,151              $2,697,668
    Long-term debt and other
        long-term obligations...          383,416                 272,864
    Stockholders' equity........          523,420                 604,587
    Book Value per common share.       $    10.09              $    11.70

---------------------

(1) 1995 includes charges related to the acquisition of Information Technology, Inc. (ITI) which are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I Software. The combined after-tax charge was $109.6 million. Pro forma combined Fiserv and BHC net income and earnings per share before such charges would have been $63.8 million and $1.26, respectively.
(2) Reflects proceeds from issuance of shares of BHC Common Stock prior to closing of the Merger, retirement of remaining BHC treasury shares and anticipated Merger-related expenses.
(3) Assumes issue of additional shares of Fiserv Common Stock related to the Merger.

--------------------------------------------------------------------------------

                                  RISK FACTORS

Average Fiserv Stock Prices Will Differ From Actual Market Price

    In considering whether to approve the Merger Agreement, BHC Stockholders should consider the following: (i) the Conversion Ratio will be determined based upon the Average Fiserv Stock Price; and (ii) the price of Fiserv Common Stock at the Effective Time can be expected to vary from the Average Fiserv Stock Price as well as from the prices as of the date of this Proxy Statement/Prospectus and the date on which BHC Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Fiserv, market assessments on the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors. See "Summary - The Merger" and "Comparative Market Prices and Dividends."

Termination Provisions May Have a Deterrent Effect

    BHC has agreed that it will not, directly or indirectly, solicit any BHC Acquisition Proposal. In the event (i) BHC terminates the Merger Agreement because another person has made a BHC Acquisition Proposal that the BHC Board of Directors determines in good faith that the failure to accept such BHC Acquisition Proposal could reasonably be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law, and
(ii) within six months of such termination, BHC shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any BHC Acquisition Proposal, then BHC shall pay Fiserv a termination fee of $2,000,000. These provisions in the Merger Agreement may have the effect of discouraging an attempt by a third party to engage in certain acquisition transactions with BHC.

Possible Loss of Business

    Despite the effort of both Fiserv and BHC, current clients of BHC may not continue with Fiserv subsequent to the Merger. The loss of a material number of clients could adversely affect the combined operations of Fiserv and BHC.

                              THE SPECIAL MEETING

    This Proxy Statement/Prospectus is being furnished to Stockholders of BHC in connection with the solicitation of proxies by the Board of Directors of BHC from holders of BHC Common Stock for use at the Special Meeting. This Proxy Statement, Notice of Special Meeting and proxy card are first being mailed to Stockholders of BHC on or about April ___, 1997.

Matters to be Considered at the Special Meeting; Quorum and Vote Required

    At the Special Meeting, the Stockholders of BHC will be asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Fiserv Sub will be merged with and into BHC, BHC will be the Surviving Corporation and will become a wholly owned subsidiary of Fiserv, and BHC stockholders will receive shares of Fiserv Common Stock in exchange for shares of BHC Common Stock they own. See "The Merger."

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of BHC Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will not count as votes cast. The affirmative vote of a majority of the outstanding shares of BHC Common Stock, either in person or by proxy, is required for approval of the Merger Agreement. For purposes of the vote, the effect of any abstention or broker non-votes will be tantamount to a vote against the Merger.

    If a quorum is not obtained, or if fewer shares of BHC Common Stock are voted in favor of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. Proxies voting in favor of the Merger Agreement will be voted in favor of adjournment. Proxies voting against the Merger Agreement or abstaining will be voted against or will abstain from voting on adjournment, respectively. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been withdrawn or revoked).

    In the event the Merger is not approved and adopted by the Stockholders of BHC, the Merger Agreement may be terminated in accordance with its terms. See "The Merger - The Merger Agreement - Amendments and Termination."

Record Date; Stock Entitled to Vote

    Each share of BHC Common Stock outstanding on the Record Date is entitled to be voted at the Special Meeting. Holders of record of BHC Common Stock at the close of business on April 18, 1997, the Record Date, are entitled to one vote per share. There were _______ shares of BHC Common Stock issued and outstanding on the Record Date.

Voting and Revocation of Proxies

    Proxies in the accompanying form, properly executed, duly returned to BHC and not revoked will be voted in the manner specified thereon. If no specification is made in a proxy returned for the Special Meeting, such proxy will be voted FOR the adoption and approval of the Merger Agreement. A Stockholder who gives a proxy may revoke it at any time before it is voted by filing with the Secretary of BHC a written instrument stating that the proxy is revoked or by submitting a duly executed proxy bearing a later date. Any Stockholder who attends the Special Meeting and desires to vote in person may revoke the proxy and vote at the Special Meeting. Presence at the Special Meeting does not of itself revoke a proxy.

    Management of BHC is not aware of any matters to be presented at the Special Meeting other than the approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote thereon according to their best judgment.

Solicitation of Proxies

    Solicitation of proxies for use at the Special Meeting may be made in person or by mail, telephone, telecopy or telegram. BHC will bear the cost of the solicitation of proxies from its Stockholders. In addition to solicitation by mail, the directors, officers and employees of BHC may solicit proxies from Stockholders of BHC by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. BHC has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of BHC Common Stock held of record by such entities, and BHC will, upon the request of such record holders, reimburse reasonable forwarding expenses.

    BHC STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

General

    The Merger Agreement (attached as Appendix A to this Proxy Statement/Prospectus) provides for the Merger of Fiserv Sub, Fiserv's wholly owned subsidiary, with and into BHC. BHC will be the Surviving Corporation and will carry on the business of BHC as a wholly owned subsidiary of Fiserv. At the Effective Time, BHC will change its name to Fiserv Clearing, Inc. Each outstanding share of BHC Common Stock will be converted into Fiserv Common Stock at the Conversion Ratio, which, assuming an Average Fiserv Stock Price of Fiserv Common Stock of $______ (the closing price of Fiserv Common Stock on April __, 1997, as reported on NASDAQ), will result in the present BHC Stockholders owning approximately ___% of the outstanding Fiserv Common Stock. It is presently contemplated that the Effective Time of the Merger will be May 30, 1997 or shortly thereafter.

Background and Reasons for the Merger

    In September 1996, representatives of Private Capital Management, Inc., a registered investment advisor and, with affiliates, the owner of approximately 19% of BHC's outstanding common stock ("PCM"), met with representatives of BHC to discuss cooperative efforts to enhance shareholder value, including, among other possibilities, stock repurchases, special dividends or a merger or sale transaction. On October 15, 1996, representatives of PCM made a presentation to the Board of Directors at which they offered to structure a merger transaction pursuant to which all outstanding shares of BHC would be acquired for cash. This offer was set forth in a letter to the Board of Directors, which was filed as part of an amended Schedule 13D filing by PCM on October 16, 1996. Their letter suggested that they would be willing to offer a "significant premium over the closing price on September 30, 1996" (the closing price on such date was $13.00 per share).

    At approximately the same time, representatives of Fiserv made a presentation to the Board of Directors, indicating an interest in exploring a transaction with BHC. One other entity also indicated an interest and made a presentation to the Board of Directors.

    At Board of Directors meetings of BHC held on October 15 and 16, 1996, at which these presentations were made, the Board of Directors discussed alternatives. Among other things, the Board of Directors noted the recent notification by two significant clients of their intention to internalize their processing, the effects of consolidation in the banking industry on its business and prospects, the effect of the internalization by some institutions of their securities clearing functions, the historical dependency of BHC in expanding BHC's business with existing Clients and the relatively recent emphasis by BHC in expanding its non-bank related Client base. The Board of Directors also noted that an acquisition of BHC by a third party could enhance future growth and profitability and could also increase shareholder value. The Board of Directors determined that it was in BHC's best interest to consider both remaining independent and pursuing other strategic alternatives to enhance shareholder value.

    A Special Committee of the Board of Directors (the "Special Committee") was established consisting of Messrs. Arnold, Bell, Bunn and Denton, outside directors, and empowered to consider and recommend to the Board of Directors whether BHC should remain independent or whether it should explore other strategic alternatives. The Special Committee retained Delaware counsel to represent the outside directors in connection with their consideration of the foregoing matters. The Special Committee was empowered to retain independent investment advisors to assist it in fulfilling its duties.

    At the same meeting, the Board of Directors considered the advisability of adopting a stockholders rights plan, and counsel to BHC was authorized to prepare the necessary documentation for a plan to be considered at a subsequent meeting.

    A meeting of the Special Committee was held on November 4, 1996. Mr. Bell, the Chairman of the Special Committee, reported that he and Mr. Spane had interviewed candidates to act as financial advisors to BHC. Alex. Brown was retained as financial advisor to BHC to assist it in evaluating its strategic alternatives. Pursuant to an engagement letter, Alex. Brown agreed to analyze various strategic and financial alternatives available to BHC to maximize shareholder value. It was to assist and advise in connection with possible negotiations only if requested in writing by BHC to do so.

    The Special Committee also considered the advisability of adopting a shareholders rights plan. After presentations on such plan by Delaware counsel to the outside directors, by counsel to BHC and by Alex. Brown, the Special Committee resolved to recommend the adoption of a plan to the Board of Directors.

    Alex. Brown presented its financial analysis of BHC and various strategic and financial alternatives available to it to the Special Committee at the November 4 meeting. Certain members of the Special Committee felt the presentation failed to take into account factors they believed would have a material impact on the value of BHC and on the alternatives available to it. Alex. Brown was asked to consider those issues and report further at the November 12, 1996 Board of Directors meeting.

    At the November 12, 1996 meeting of the Board of Directors, the Special Committee reported on its meetings of November 4, 1996. It reported its recommendation to adopt a shareholder rights plan to protect shareholder value. After presentations by Alex. Brown and legal advisors, the plan was adopted.

    Representatives of Alex. Brown presented their analysis of BHC and the alternatives available to it for maximizing shareholder value to the full Board of Directors. After discussion, the Board of Directors agreed that BHC should examine possible transactions for maximizing shareholder value. Alex. Brown was requested in writing to assist BHC in negotiations leading to a possible transaction. The Board of Directors instructed Alex. Brown to conduct a parallel analysis considering a merger, a sale of BHC or an acquisition by BHC of other businesses.

    Management and Alex. Brown identified six companies that were likely to be interested in and able to consummate a financially attractive strategic combination with BHC (including PCM and Fiserv). The Board of Directors directed Alex. Brown to contact such companies. Following subsequent discussions with the Chairman of the Special Committee and with management, Alex. Brown contacted eight companies.

    At a meeting of the Special Committee on December 6, 1996, Mr. Bell reported that seven of the eight companies contacted had an interest in exploring a transaction with BHC and that the procedures for discussions with such companies were developed. As a condition to the receipt of information, each company would be required to enter into a Confidentiality Agreement with BHC.

    A meeting of the Special Committee was held on December 23, 1996. The purpose of the meeting was to discuss responses received by Alex. Brown to its request for indications of interest in exploring a transaction with BHC. Of the seven organizations contacted who had expressed interest, six of the seven indicated continued interest in exploring a transaction, including PCM and Fiserv. The interested companies were given an opportunity to perform further due diligence, to review and comment on a form of merger agreement and to meet with senior management.

    During January and February, 1997, Alex. Brown and management worked with the interested companies to assist them in understanding BHC's business and prospects. Levels of interest were proposed and explored. At a meeting of the Special Committee on February 24, 1997, the status of the indications of interest received was discussed.

    At a meeting on February 26, 1997, the Special Committee discussed the indications of interest by the interested companies and the possibility of seeking improved offers from interested companies. The Special Committee discussed with Alex. Brown strategic issues and heard Alex. Brown's views on the offers. The meeting of the Special Committee was adjourned and a meeting of the full Board of Directors convened where Alex. Brown analyzed the offers received from the interested companies, including Fiserv. The meeting of the Board of Directors adjourned and the meeting of the Special Committee was reconvened. At the reconvened meeting, structural and strategic issues were discussed. After discussion, the Special Committee recommended to the Board of Directors that Alex. Brown and BHC's counsel try to finalize an agreement with Fiserv on substantially the terms of the proposal from Fiserv which had been discussed at the meeting, with particular focus on optimizing the transaction for shareholders as to price and as to accounting and tax treatment. The meeting of the Special Committee adjourned and the Board of Directors meeting was reconvened where the Board of Directors endorsed the recommendation of the Special Committee.

    At a special meeting of the Board of Directors on March 2, 1997, the Board of Directors, with its legal and financial advisors, reviewed, among other things, the history of the transaction and a negotiated draft Merger Agreement and heard presentations from its legal and financial advisors. Following its deliberations, the Board of Directors approved an amendment to the stockholder rights plan exempting the transactions contemplated by the Merger Agreement from the plan and approved to the extent required by section 203 of the GCL, Fiserv's becoming an interested stockholder by virtue of its execution and delivery of the Merger Agreement.

Recommendation of the Board of Directors of BHC

    At the meeting of the Board of Directors on March 2, 1997, the Special Committee, in a separate vote, determined that the Merger was fair to and in the best interests of BHC and its stockholders and recommended it to the Board of Directors. The Board of Directors, in turn, determined that the Merger was fair to and in the best interests of BHC and its stockholders and unanimously approved the Merger Agreement. The Board of Directors unanimously recommends that BHC's Stockholders vote FOR approval and adoption of the Merger Agreement.

    The determination of the Board of Directors to approve the Merger Agreement was based upon consideration of a number of factors. The following list includes all material factors considered by the Board of Directors in its evaluation of the Merger and the Merger Agreement.

    1. The Board of Directors' familiarity with, among other things, the business, operations, financial condition, competitive position and prospects of BHC, the nature of the financial industry in which BHC participates, and current industry, economic and market conditions;

    2. The fact that Alex. Brown, on behalf of BHC, had solicited interest in a possible acquisition of BHC from third parties and that BHC had not received offers or indications of interest from other parties at prices in excess of the consideration to be received in the Merger;

    3. The conclusion of the Board of Directors that a transaction with Fiserv could achieve synergistic benefits;

    4. The Board of Directors' review of presentations by, and discussion of the terms and conditions of the Merger Agreement with, management of BHC, its legal advisors and representatives of Alex. Brown;

    5. The expected accounting treatment of the transaction as a pooling of interests and the terms of the Merger Agreement in the event the accounting treatment is not as expected;

    6.  The expected tax treatment of the exchange;

    7. The strategic and financial alternatives available to BHC, including remaining an independent company;

    8. The Board of Directors' receipt of the opinion of Alex. Brown that, as of March 2, 1997, the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair to such holders from a financial point of view;

    9. The recognition by the Board of Directors that the Merger would deprive the holders of BHC Common Stock of the opportunity to continue their equity interests in BHC as an independent entity. However, the Merger would permit the holders of BHC Common Stock to continue to hold equity interests in Fiserv, a much larger, more liquid company operating in a broader sector of the financial services industry, and to participate in the future growth of Fiserv. The Board of Directors also determined that the Merger is consistent with enhancing stockholder value;

    10. The Board of Director's review of the historical market prices of shares of BHC Common Stock and Fiserv Common Stock, the historical market prices of shares of BHC Common Stock compared to the consideration to be received pursuant to the Merger and the future rates of growth and price earnings ratios which would be necessary for the market price of BHC Common Stock to equal or exceed the market value of the consideration to be received in the Merger;

    11. Certain publicly available information with respect to the financial condition and results of operations of Fiserv as well as presentations made by Alex. Brown based on due diligence done by it on behalf of BHC regarding the business, financial condition and prospects of Fiserv; and

    12. Since BHC did not consider specific strategic combinations or mergers with third parties other than the eight companies contacted by Alex. Brown on behalf of BHC, BHC and its advisors insisted upon provisions being included in the Merger Agreement which allow BHC to, among other things, consider unsolicited third-party acquisition proposals, negotiate and discuss any such proposals and terminate the Merger Agreement, subject, in certain circumstances, to the payment of a termination fee, if the Board of Directors of BHC were to determine, in the exercise of its fiduciary duties based on advice of outside counsel, to recommend an alternative acquisition proposal or to withdraw its recommendation of the Merger. See "-The Merger Agreement - No Solicitation."

    In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination.

Opinion of BHC's Financial Advisor

    BHC retained Alex. Brown on October 22, 1996 to act as BHC's financial advisor in connection with the consideration of the adoption of a shareholders rights plan, to analyze the various strategic alternatives available to BHC to maximize shareholder value, to assist and advise BHC upon request in connection with negotiations with third parties with respect to a potential business combination and, in the event of a business combination, to render its opinion to the Board of Directors of BHC as to the fairness, from a financial point of view, of the consideration to be paid to BHC's Stockholders pursuant to the Merger Agreement.

    At the March 2, 1997 meeting of BHC's Board of Directors, representatives of Alex. Brown made a presentation with respect to the Merger and rendered to the Board its opinion, subsequently confirmed as of the date of this Proxy Statement/Prospectus, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the consideration paid was fair, from a financial point of view, to BHC's Stockholders. No limitations were imposed by the Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

    The full text of Alex. Brown's written opinion dated as of March 2, 1997, and confirmed as of the date of this Proxy Statement/Prospectus (the "Alex. Brown Opinion"), which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. BHC Stockholders are urged to read the Alex. Brown Opinion in its entirety. The Alex. Brown Opinion is directed to the Board, addresses only the fairness of the consideration paid to BHC's Stockholders from a financial point of view and does not constitute a recommendation to any BHC Stockholder as to how such Stockholder should vote at the BHC Meeting. The Alex. Brown Opinion was rendered to the BHC Board for its consideration in determining whether to approve the Merger Agreement. The discussion of the Alex. Brown Opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Alex. Brown Opinion.

    In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning BHC and Fiserv and certain internal analyses and other information furnished to it by BHC. Alex. Brown also held discussions with the members of the senior managements of BHC and Fiserv regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for the Common Stock of both BHC and Fiserv, (ii) compared certain financial and stock market information for BHC and Fiserv with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business combinations in the securities brokerage industry, (iv) reviewed the terms of the Merger Agreement and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of BHC and other information relating to the prospects of BHC and Fiserv provided to Alex. Brown by each company, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of BHC and Fiserv as to the likely future financial performances of their respective companies and of the combined entity. For a discussion of managements' financial projections, see "Assumptions to Financial Projections." The financial projections of BHC that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in the "Analysis of Selected Publicly Traded Companies," "Contribution Analysis," "Discounted Cash Flow Analysis and Pro Forma Earnings Analysis" summarized below. Alex. Brown assumed, with the consent of BHC, that the Merger will qualify as a tax-free transaction for federal income tax purposes. Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of BHC or

Fiserv. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

    The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with the rendering of the Alex. Brown Opinion.

    Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of BHC which included (i) an assessment of BHC's recent financial statements; (ii) an analysis of BHC's revenue, growth and operating performance trends; (iii) an assessment of BHC's revenue mix, margin changes, leverage, client concentration and product breadth; and (iv) a review of industry market conditions including bank consolidation, internalization trends among large banks and pricing pressures in the brokerage industry.

    Historical Stock Price Performance. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for BHC Common Stock and Fiserv Common Stock from March 1, 1995 to February 28, 1997. Alex. Brown also reviewed the daily closing per share market prices of the Fiserv Common Stock and compared the movement of such daily closing prices with the movement of the S&P 500 composite average over the period from March 1, 1995 to February 28, 1997. Alex. Brown noted that, on a relative basis, Fiserv performed in line with the S&P 500 composite average. Alex. Brown also reviewed the daily closing per share market prices of Fiserv Common Stock and compared the movement of such closing prices with the movement of a transaction processing industry composite average (consisting of Affiliated Computer Services, Inc., Automatic Data Processing, Inc., The BISYS Group, Inc., Concord EFS, Inc., First Data Corporation and SunGard Data Systems Inc.) over the period from March 1, 1995 through February 28, 1997. Alex. Brown noted that on a relative basis the Fiserv Common Stock price lagged the transaction processing industry composite average. This information was presented to give the Board background information regarding the respective stock prices of BHC and Fiserv over the periods indicated.

    Analysis of Selected Publicly Traded Companies - Securities Brokerage Industry. This analysis examines a company's valuation as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to BHC to certain corresponding information from a group of seven publicly traded securities brokerage industry related companies (consisting of The Advest Group, Inc., First Albany Companies Inc., JW Charles Financial Services Inc., Kinnard Investments, Inc., The Sherwood Group, Inc., Southwest Securities Group, Inc. and The Quick & Reilly Group, Inc. (collectively, the "Selected Brokerage Companies")). Such financial information included, among other things, (i) common equity valuation; (ii) capitalization ratios; (iii) operating performance; (iv) the ratios of common equity value as adjusted for debt and cash ("Enterprise Value") to revenues, earnings before income taxes, depreciation and amortization ("EBTDA"), and earnings before income taxes ("EBT"), each for the latest reported twelve month period as derived from publicly available information; and (v) ratios of common equity prices per share ("Equity Value") to earnings per share ("EPS"). The financial information used in connection with the multiples provided below with respect to BHC and the Selected Brokerage Companies was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by the Institutional Brokers Estimate System ("I/B/E/S") where available or extrapolated based upon historical growth for the Selected Brokerage Companies. BHC's estimated EPS for calendar years 1997 and 1998 were based upon the Management Case projections. For a discussion of management's financial projections, see "Assumptions to Financial Projections."

    Alex. Brown compared financial information of the Selected Brokerage Companies based on public market valuation with the corresponding financial multiples for the Merger, based on the consideration to be received of $33.50 per share if the Merger is accounted for by Fiserv as a pooling of interests and $31.50 per share if the Merger is accounted for by Fiserv under the purchase method; based on BHC's actual reported calendar year 1996 EPS ("Actual EPS") of $2.69 and BHC's 1996 Actual EPS adjusted so as to exclude activity related to Citicorp Investment Services Inc., Norwest Investment Services, Inc. and USAA Brokerage Services (the "Terminating Clients"), who have publicly announced their intention to end their clearing relationship with BHC, which adjusted figure is $1.55 ("Adjusted EPS"); and based upon BHC's calendar year 1997 Management Case EPS estimate of $3.00 and BHC's 1997 Management Case EPS estimate adjusted so as to exclude activity related to the Terminating Clients, which adjusted figure is $1.98 ("1997 Adjusted EPS"). Alex. Brown noted that, on a trailing twelve month basis, the multiple of Enterprise Value to revenues was 3.2x for the Merger under pooling accounting and 3.0x for the Merger under purchase accounting, compared to a range of 0.3x to 2.2x, with a mean of 1.0x, for the Selected Brokerage Companies; the multiple of Enterprise Value to EBTDA was 8.0x for the Merger under pooling accounting and 7.5x for the Merger under purchase accounting, compared to a range of 2.7x to 12.5x, with a mean of 5.8x for the Selected Brokerage Companies, and the multiple of Enterprise Value to EBT was 8.6x for the Merger under pooling accounting and 8.1x for the Merger under purchase accounting, compared to a range of 2.9x to 16.6x, with a mean of 6.9x, for the Selected Brokerage Companies. Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 12.4x for the Merger under pooling accounting assuming BHC's 1996 Actual EPS, 21.6x under pooling accounting assuming BHC's 1996 Adjusted EPS, 11.7x under purchase accounting assuming BHC's 1996 Actual EPS and 20.3x under purchase accounting assuming BHC's 1996 Adjusted EPS, compared to a range of 6.2x to 10.8x, with a mean of 9.3x, for the Selected Brokerage Companies; the multiple of Equity Value to calendar year 1997 EPS was 11.2x for the Merger under pooling accounting assuming BHC's 1997 EPS per the Management Case, 16.9x under pooling accounting assuming BHC's 1997 Adjusted EPS, 10.5x under purchase accounting assuming BHC's 1997 EPS per the Management Case and 15.9x under purchase accounting assuming BHC's 1997 Adjusted EPS, compared to a range of 4.3x to 10.7x, with a mean of 8.7x, for the Selected Brokerage Companies. As a result of the foregoing procedures, Alex. Brown noted that the transaction multiples for the Merger were generally within the range of the multiples for the Selected Brokerage Companies.

          Analysis of Selected Publicly Traded Companies - Transaction Processing Industry. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to Fiserv to certain corresponding information from a group of six publicly traded transaction processing industry related companies (consisting of Affiliated Computer Services, Inc., Automatic Data Processing, Inc., the BISYS Group, Inc., Concord EFS, Inc., First Data Corporation and SunGard Data Systems Inc. (collectively, the "Selected Processing Companies")). Such financial information included, among other things, (i) common equity market valuation;
(ii) capitalization ratios; (iii) operating performance; (iv) ratios of Enterprise Value to revenues for the latest reported twelve month period as derived from publicly available information; and (v) ratios of common equity market prices per share ("Equity Value") to EPS. The financial information used in connection with the multiples provided below with respect to Fiserv and the Selected Processing Companies was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by I/B/E/S. Alex. Brown noted that, on a trailing twelve month basis, the multiple of Enterprise Value to revenues was 2.1x for Fiserv compared to a range of 1.5x to 7.8x, with a mean of 3.7x, for the Selected Processing Companies. Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 24.5x for Fiserv compared to a range of 22.4x to 52.6x, with a mean of 30.3x, for the Selected Processing Companies; the multiple of Equity Value to calendar year 1997 EPS was 20.5x for Fiserv compared to a range of 18.2x to 35.4x, with a mean of 24.0x, for the Selected Processing Companies; and the multiple of Equity Value to calendar year 1998 EPS was 17.1x for Fiserv compared to a range of 15.0x to 27.9x, with a mean of 19.8x, for the Selected Processing Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples for Fiserv were generally within the range of the multiples for the Selected Processing Companies. The I/B/E/S EPS estimates for Fiserv, as of February 28, 1997, were $1.60 for the calendar year 1997 and $1.91 for the calendar year 1998.

          Analysis of Selected Precedent Transactions. Alex. Brown reviewed the financial terms, to the extent publicly available, of five pending or completed mergers and acquisitions since March of 1993 in the securities brokerage industry (the "Selected Transactions"). Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Merger, based on the consideration to be received of $33.50 per share if the Merger is accounted for by Fiserv as a pooling of interests and $31.50 per share if the Merger is accounted for by Fiserv under the purchase method, and based upon BHC's actual reported Calendar Year 1996 EPS ("Actual EPS") and BHC's 1996 Actual EPS adjusted so as to exclude activity related to the Terminating Clients ("Adjusted EPS"). The five brokerage industry transactions reviewed, in reverse chronological order of public announcement, were: the acquisition of Freedom Securities by an investor group in December of 1996, the acquisition of PRIMEVEST Financial Services, Inc. by ReliaStar Financial Corporation in October of 1996, the acquisition of Waterhouse Investor Services by Toronto-Dominion Bank in April of 1996, the acquisition of Dreyfus Corporation by Mellon Bank Corporation in December of 1993 and the acquisition of Chicago Research and Trading by NationsBank Corporation in March of 1993. Alex. Brown noted that the multiple of equity purchase price to book value was 2.4x for the Merger under pooling accounting and 2.2x for the Merger under purchase accounting versus a range of 1.3x to 6.0x, with a mean of 2.8x, for the Selected Transactions. Alex. Brown further noted that the multiple of equity purchase price to trailing twelve month net income was 12.4x for the Merger under pooling accounting based upon Actual EPS, 11.7x for the Merger under purchase accounting based upon Actual EPS, 21.6x for the Merger under pooling accounting based upon Adjusted EPS, and 20.3x for the Merger under purchase accounting based upon Adjusted EPS versus a range of 10.7x to 20.5x, with a mean of 15.9x, for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the three year period during which the Selected Transactions occurred.

          Premiums Paid Analysis. Alex. Brown reviewed the premiums paid, to the extent publicly available, in 384 proposed, pending or completed mergers and acquisitions between January 1, 1990 and December 31, 1996 in all industries (the "Premium Transactions"). Alex. Brown calculated the premiums paid over market for each of the Premium Transactions and compared them to the premiums paid over market for the Merger, based on the consideration to be received of $33.50 per share if the Merger is accounted for by Fiserv as a pooling of interests and $31.50 per share if the Merger is accounted for by Fiserv under the purchase method. Alex. Brown noted that the Premium Transactions exhibited a mean premium of 41.6% to the target's per share market price one month prior to public announcement and a mean premium of 29.9% to the target's per share market price one day prior to public announcement, versus market premiums of 107.8% and 67.5%, respectively, for the Merger under pooling accounting treatment and 95.3% and 57.5%, respectively, for the Merger under purchase accounting treatment based on the BHC per share market price one month prior to and one day prior to the March 3, 1997 public announcement of the Merger.

          Contribution Analysis. Alex. Brown analyzed the relative contributions of BHC and Fiserv, as compared to BHC's projected relative ownership of approximately 12.0% of the shares of the combined company, to the pro forma income statement of the combined company, based on the actual December 31, 1996 reported results for Fiserv and BHC ("Actual 1996 BHC Results"), Actual 1996 BHC Results adjusted so as to exclude activity related to the Terminating Clients ("Adjusted 1996 BHC Results"), I/B/E/S estimates of EPS for Fiserv for calendar years 1997 and 1998, Management Case estimates of EPS for BHC for calendar year 1997 and calendar year 1998 ("Projected BHC EPS"), and Management Case estimates of EPS for BHC for calendar year 1997 and calendar year 1998 adjusted so as to exclude activity related to the Terminating Clients ("Adjusted Projected BHC EPS"). For a discussion of managements' financial projections, see "Assumptions to Financial Projections." Alex. Brown noted that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) non-recurring expenses relating to the Merger), based on the twelve month period ending December 31, 1996 for BHC and Fiserv, BHC and Fiserv would account for approximately 9.2% and 90.8% respectively, of the combined company's pro forma revenue assuming Actual 1996 BHC Results, 7.2% and 92.8% respectively, of the combined company's pro forma revenue assuming Adjusted 1996 BHC Results, 22.6% and 77.4% respectively, of the combined company's pro forma net income assuming Actual 1996 BHC Results, 14.4% and 85.6% respectively, of the company's pro forma net income assuming Adjusted 1996 BHC Results, 20.5% and 79.5% respectively, of the company's estimated 1997 pro forma net income assuming Projected BHC EPS for 1997, 14.6% and 85.4% respectively, of the company's estimated 1997 pro forma net income assuming Adjusted Projected BHC EPS for 1997, 18.0% and 82.0% respectively, of the company's estimated 1998 pro forma net income assuming Projected BHC EPS for 1998, and 16.8% and 83.2% respectively, of the company's estimated 1998 pro forma net income assuming Adjusted Projected BHC EPS for 1998.

          Discounted Cash Flow Analysis. Alex. Brown performed a discounted cash flow analysis for BHC. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate plus the estimated value of the business at some future date. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for BHC for the years 1997 through 1999 prepared by BHC management ("Management Case"), an alternative case prepared by Alex. Brown based upon the Management Case which revised certain assumptions made by management in arriving at the Management Case ("Alternative Case 1") and a second alternative case prepared by Alex. Brown based upon Alternative Case 1 which revised certain other assumptions made by management ("Alternative Case 2"). For each case, 1999 net income was extrapolated to the years 2000 and 2001 using an assumed annual growth rate of 16.2%, which reflects
management's assumption of BHC's steady-state organic growth rate.   For a
discussion of management's financial projections, see "Assumptions to Financial Projections."

          Alex. Brown aggregated the present value of the leveraged cash flows through 2001 with the present value of a terminal value. Alex. Brown discounted these cash flows using a discount rate range of 13% to 17%. The terminal value was computed based on projected Net Income in calendar year 2001 and a terminal Price/Earnings multiple of 12x. Alex. Brown arrived at such discount rates based on its judgment of the estimated cost of equity capital of BHC, and arrived at such terminal Price/Earnings multiple based on its review of the trading characteristics of the common stock of the Selected Brokerage Companies assuming a change in control premium. Alex. Brown noted that this analysis indicated a range of values of approximately $27.00 to $32.00 per share assuming the Management Case, $17.00 to $21.00 per share assuming Alternative Case 1 and $13.00 to $16.00 per share assuming Alternative Case 2.

          Pro Forma Combined Earnings Analysis. Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting dilution/accretion to the combined company's EPS estimate for calendar years 1997 and 1998, pursuant to the Merger before taking into account any potential cost savings and other synergies that BHC and Fiserv could achieve if the Merger were consummated and before non-recurring costs relating to the Merger. Alex. Brown based this analysis on I/B/E/S estimates for Fiserv, Management Case estimates of EPS for BHC for calendar year 1997 and calendar year 1998 ("Projected BHC

EPS"), and Management Case estimates of EPS for BHC for calendar year 1997 and calendar year 1998 adjusted so as to exclude activity related to the Terminating Clients ("Adjusted Projected BHC EPS"). For a discussion of management's financial projections, see "Assumptions to Financial Projections." This analysis was performed assuming equity purchase prices of $33.50 per share in the event the Merger is accounted for by Fiserv as a pooling of interests and $31.50 per share in the event the Merger is accounted for by Fiserv under the purchase method. Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain non-recurring costs relating to the Merger, the Merger would, for the calendar years ending 1997 and 1998, be approximately 9.6% accretive and 6.3% accretive to the combined company's EPS, respectively, assuming pooling of interests accounting and Projected BHC EPS; 2.2% accretive and 1.3% accretive to the combined company's EPS, respectively, assuming purchase accounting treatment and Projected BHC EPS; 2.0% and 4.7% accretive to the combined company's EPS, respectively, assuming pooling of interests accounting treatment and Adjusted Projected BHC EPS; and 2.5% dilutive and 0.3% dilutive to the combined company's EPS, respectively, assuming purchase accounting and Adjusted Projected BHC EPS.

          Assumptions to Financial Projections. Three separate cases of projections of BHC's future performance were prepared, each based upon certain differing assumptions. The Management Case projections were based upon BHC management's calendar year 1997 budget and management's assumptions concerning the major factors affecting BHC's performance for calendar years 1998 and 1999. The Management Case also included the effects of an assumed acquisition of a model discount brokerage company (the "Acquisition") at the beginning of calendar year 1998 and the effects of the conversion of a current BHC client's outstanding margin debit balances to BHC's margin lending system (the "Special Margin Debits"), both of which had a materially positive impact on BHC's projected performance. Alex. Brown prepared the Alternative Case 1 projections based upon the Management Case projections with certain modifications of the assumptions underlying such projections. The Alternative Case 1 projections were identical to the Management Case projections except for the following modifications: (i) all effects of the Acquisition were excluded from BHC's projected performance and (ii) management's assumptions concerning new business generated in 1997 were revised so as to decrease the amount of new business included in BHC's projected performance which resulted from new client contracts. Alex. Brown prepared the Alternative Case 2 projections based upon the Alternative Case 1 projections with certain modifications of the assumptions underlying such projections. The Alternative Case 2 projections were identical to the Alternative Case 1 projections except for the following modifications:
(i) BHC management's assumptions concerning transaction volume growth within BHC's existing client base were modified so as to result in slower growth for calendar years 1998 and 1999 and (ii) the effects of the Special Margin Debits were excluded from BHC's projected performance.

          Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly as it relates to the securities brokerage industry, and the current level of economic activity. Alex. Brown also considered the trends of bank consolidation and the internalization of processing services, such as those provided by BHC, at large banks. In addition, Alex. Brown considered the impact of potential changes in the regulatory environment within the securities brokerage industry on BHC's business.

          No company used in the analysis of selected publicly traded companies nor any transaction used in the analysis of selected precedent transactions or the analysis of premiums paid in selected transactions summarized above is identical to BHC, Fiserv or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Brokerage Companies, Selected Processing Companies, Selected Transactions and the Premium Transactions and other factors that would affect the public trading value and acquisition value of the Selected Brokerage Companies, Selected Processing Companies, Selected Transactions and the Premium Transactions, respectively.

          While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the BHC Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion.
In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of BHC and Fiserv. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Fiserv Common Stock may trade at any future time.

          Pursuant to a letter agreement dated October 22, 1996 between BHC and Alex. Brown, the fees to date payable to Alex. Brown for rendering the Alex. Brown Opinion have been $250,000, which amount will be credited against a final financial advisory fee of 0.8% of the aggregate consideration payable in connection with the Merger, which is payable upon consummation of the Merger. In addition, BHC has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. BHC has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

          The Board of Directors of BHC retained Alex. Brown to act as its advisor based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Alex. Brown regularly publishes research reports regarding the securities brokerage and transaction processing industries and the businesses and securities of Fiserv and other publicly traded companies in these industries. Alex. Brown may actively trade the securities of both BHC and Fiserv for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Management and Operations of BHC Following the Merger

          The Merger Agreement provides that following the Merger, George D. Dalton, Chairman of the Board of Fiserv, who is the sole director of Fiserv Sub, will become the sole director of the Surviving Corporation. The officers of Fiserv Sub will become the officers of the Surviving Corporation.

          At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation will be amended so that they are the same as the current Certificate of Incorporation and Bylaws of Fiserv Sub, except that the name of the Surviving Corporation will be changed to Fiserv Clearing, Inc.

          Subsequent to the Merger, Fiserv plans to operate the Surviving Corporation as an independent subsidiary and has no present intention to move or consolidate any of the operations of the Surviving Corporation or its subsidiaries or to change the name of any of its subsidiaries.

The Merger Agreement

          Reference is made to the copy of the Merger Agreement attached as Appendix A for a complete statement of the terms of the proposed Merger. The statements contained herein with respect to the Merger Agreement and the Merger are qualified in their entirety by the foregoing reference.

          Effective Time and Consequences of the Merger

          If approved by the requisite vote of the Stockholders of BHC and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other time or date thereafter as Fiserv, Fiserv Sub and BHC may agree. At the Effective Time, Fiserv Sub shall be merged with and into BHC, which shall be the Surviving Corporation in the Merger, the separate existence and corporate organization of Fiserv Sub shall cease, and BHC shall succeed, insofar as permitted by Delaware law, to all rights, assets, liabilities and obligations of Fiserv Sub.

          It is presently contemplated that the Effective Time will be May 30, 1997.

          Merger Consideration

          Each outstanding share of BHC Common Stock will be converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the Conversion Ratio, which is defined as the quotient of (x) $33.50 divided by (y) the Average Fiserv Stock Price, which is defined as an amount equal to the average closing price of Fiserv Common Stock as reported on NASDAQ (as reported in The Wall Street Journal) for the 20 trading days ending on the second trading
   -----------------------
day prior to the Effective Time. Assuming an Average Fiserv Stock Price of $_____ (which is the closing price of Fiserv Common Stock as reported in The
                                                                         ---
Wall Street Journal on April ___, 1997), the Merger would result in the present
-------------------
BHC Stockholders owning approximately ___% of the Fiserv Common Stock.

          No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of BHC Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on the NASDAQ on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to the Exchange Agent the cash necessary for this purpose.

          Conversion of BHC Common Stock; Procedures for Exchange of Share Certificates

          As soon as practicable after the Effective Time, each holder of shares of BHC Common Stock that have been converted into the right to receive Fiserv Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates for such shares of BHC Common Stock, will be entitled to receive certificates representing the number of whole shares of Fiserv Common Stock to be issued in respect of the aggregate number of such shares of Fiserv Common Stock previously represented by the stock certificates surrendered and cash, if any, payable in lieu of the issuance of a fractional share.

          Promptly after the Effective Time, the Exchange Agent will furnish the former BHC Stockholders a letter of transmittal for use in converting their BHC Common Stock certificates. The letter will contain instructions with respect to the surrender of certificates representing shares of BHC Common Stock and the distribution of certificates representing Fiserv Common Stock and/or cash, as the case may be.

          Subject to the provisions pertaining to cash in lieu of fractional shares in the following sentence, until surrendered for exchange each certificate nominally representing BHC Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of full shares of Fiserv Common Stock which the holder is entitled to receive upon surrender of said certificates to the Exchange Agent. Until they have surrendered their certificates representing shares of BHC Common Stock for exchange, BHC Stockholders will not be entitled to receive any payment for a fractional share interest. Any such payment will be remitted to the BHC Stockholder entitled thereto, without interest, at the time that such certificates representing shares of BHC Common Stock are surrendered for conversion, subject to any applicable abandoned property, escheat or similar law.

          Representations, Warranties and Covenants

          The Merger Agreement contains representations and warranties as to the organization, operation and business and financial condition of BHC and its subsidiaries and Fiserv and Fiserv Sub. The representations and warranties will terminate at the Effective Time. The Merger Agreement also contains certain covenants of BHC, Fiserv and Fiserv Sub, including covenants relating to the conduct of BHC and Fiserv prior to the Effective Time.

          Federal Income Tax Consequences of the Merger

          The following discussion is intended to provide a summary of certain federal income tax consequences of the Merger.

          The Merger Agreement provides that, for federal income tax purposes, BHC and Fiserv intend that the Merger constitute a tax-free "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (a "Tax-Free Reorganization"). BHC and Fiserv intend to treat the Merger as a Tax-Free Reorganization in their federal income tax returns. The principal federal income tax consequences of a Tax-Free Reorganization, under currently applicable law, are as follows: (i) no gain or loss would be recognized by BHC or Fiserv as a result of the Merger; (ii) no gain or loss would be recognized by the Stockholders of BHC on the exchange of their shares of BHC Common Stock solely for shares of Fiserv Common Stock pursuant to the Merger (except in respect of cash received in lieu of fractional shares as described below); (iii) the basis of the shares of Fiserv Common Stock received by a former Stockholder of BHC pursuant to the Merger should be the same as the tax basis for the shares of BHC Common Stock exchanged therefor (reduced by any basis allocated to fractional share interests to which a Stockholder may be entitled and for which cash is received); and (iv) the holding period of shares of Fiserv Common Stock received by a former Stockholder of BHC pursuant to the Merger would include the period during which the Stockholder held such shares of BHC Common Stock.

          A holder of BHC Common Stock who receives cash in lieu of a fractional share of Fiserv Common Stock issued in a Tax-Free Reorganization would be treated as first having received such fractional share and then as having received cash in redemption thereof. If such redemption were treated as not essentially equivalent to a dividend within the meaning of Section 302(b) of the Code, such Stockholder would recognize capital gain or capital loss equal to the difference between the cash received and the tax basis allocated to his fractional share. Such capital gain or loss would be long-term capital gain or loss if such BHC Common Stock has been held for more than one year as of the Effective Time.

          This analysis is based on certain assumptions, including without limitation assumptions that (i) the representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time; (ii) there is no plan or intention on the part of the holders of BHC Common Stock to dispose of a prescribed amount of shares of Fiserv Common Stock acquired in the Merger or BHC Common Stock in anticipation of the Merger (as further discussed below); (iii) no consideration other than shares of Fiserv Common Stock and cash paid for fractional shares will be received by holders of the shares of BHC Common Stock for their shares of BHC Common Stock; and (iv) following the Merger, BHC will hold (a) at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger, and (b) at least 90% of the fair market value of Fiserv Sub's net assets and at least 70% of the fair market value of Fiserv Sub's gross assets held immediately prior to the Merger (for purposes of this assumption, amounts paid by BHC or Fiserv Sub to Stockholders who receive cash or other property (including cash for fractional shares), amounts used by BHC or Fiserv Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by BHC will be included in the assets of BHC or Fiserv Sub, respectively, immediately prior to the Merger). Although Fiserv and BHC believe the foregoing assumptions are and will be correct, no assurances to that effect can be given.

          Under guidelines published in Revenue Procedure 77-37, 1977-2 C.B. 568 (the "IRS Guidelines"), the Internal Revenue Service will issue a ruling that a transaction constitutes a Tax-Free Reorganization if certain factual representations can be made with respect thereto. In particular, the Internal Revenue Service Guidelines require a representation that there will be a fifty percent (50%) level of continuity of shareholder interest. BHC Stockholders should note, however, that the IRS Guidelines are intended to serve only as a description of the circumstances in which the Internal Revenue Service will issue a favorable ruling and not as a statement of the substantive law regarding the qualification of a transaction as a Tax-Free Reorganization. While continuity of shareholder interest is a requirement for tax-free reorganization treatment, Supreme Court precedent supports a lesser degree of continuity than that required by the IRS Guidelines.

          Although BHC expects the IRS Guidelines to be satisfied and to receive the opinion of Ballard Spahr Andrews & Ingersoll as to certain Federal income tax consequences of the Merger, no advance ruling has been requested from the IRS as to the tax consequences of the Merger. There cannot, therefore, be any assurance that the treatment of the Merger by Fiserv, BHC or the Stockholders of BHC as a Tax-Free Reorganization will not be challenged by the Internal Revenue Service, or that any such challenge would not be sustained.

          If the Merger is not characterized as a Tax-Free Reorganization, the principal Federal income tax consequences, under currently applicable law, would be as follows: (i) no gain or loss would be recognized by Fiserv or BHC as a result of the Merger; (ii) gain or loss would be recognized by the holders of BHC Common Stock upon the exchange of their BHC Common Stock solely for Fiserv Common Stock; (iii) the tax basis of Fiserv Common Stock to be received by the holders of BHC Common Stock in the Merger would be the fair market value of such Fiserv Common Stock as of the Effective Time; and (iv) the holding period of Fiserv

Common Stock to be received by the holders of BHC Common Stock pursuant to the Merger would begin the day after the Effective Time.

          THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS EVERY ASPECT OF THE FEDERAL INCOME TAX LAWS THAT MAY BE RELEVANT TO THE HOLDERS OF BHC COMMON STOCK IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS SUBJECT TO SPECIAL TAX TREATMENT AND IS GENERALLY LIMITED TO PERSONS WHO HOLD BHC COMMON STOCK AS A CAPITAL ASSET. IN ADDITION, IT DOES NOT DISCUSS ANY STATE, LOCAL OR FOREIGN OR OTHER FEDERAL TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE RETROACTIVELY AS WELL AS PROSPECTIVELY AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH STOCKHOLDER OF BHC SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

          Conversion of Options to Purchase BHC Common Stock; Benefit Plans

          At the Effective Time, each holder of an option to purchase shares of BHC Common Stock (each, an "Option") granted under BHC's Long-Term Incentive Plan, Directors' Stock Option Plan or 1992 Stock Option Plan (collectively, the "Option Plans") then outstanding will be assumed by Fiserv and will be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such Option at the Effective Time, that number of shares of Fiserv Common Stock (with any fractional share of Fiserv Common Stock being disregarded) equal to the product of the Conversion Ratio and the number of shares of BHC Common Stock subject to such Option, at a price per share (rounded up to the nearest full cent) equal to the exercise price for the shares of BHC Common Stock subject to such Option divided by the Conversion Ratio. All Options outstanding at the date of the approval of the Merger Agreement by stockholders will either be exercisable, or will accelerate and become fully vested and exercisable upon such approval by stockholders. As of December 31, 1996, Options to purchase 647,750 shares of BHC Common Stock were outstanding under the Option Plans at exercise prices ranging from $6.40 to $27.50.

          Under the Merger Agreement, Fiserv has agreed to continue the BHC benefit plans in effect as of March 2, 1997 until December 31, 1999 for employees of BHC and its subsidiaries, or to provide benefits to such persons during such period that are in the aggregate substantially comparable to the benefits offered under such BHC benefit plans.

          Conditions to the Merger

          The obligations of Fiserv and BHC to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions, including: (i) obtaining the approval of the Stockholders of BHC; (ii) approval for quotation on NASDAQ, subject to official notice of issuance, of the Fiserv Common Stock to be issued in connection with the Merger; (iii) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part;
(v) no order being entered in any action or proceeding or other legal restraint or prohibition preventing the consummation of the Merger; (vi) the receipt by each party of various legal opinions and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties; (vii) the accuracy in all material respects of the representations and warranties of each party and compliance with all covenants and conditions by each party; and
(viii) the absence of any Material Adverse Change (as defined in the Merger Agreement) in the business or financial condition of Fiserv or BHC.

          In the event Fiserv reasonably determines the consummation of the Merger would be accounted for as a pooling of interests in accordance with generally accepted accounting principles, then, subject to the other terms and conditions of the Merger Agreement, the Merger shall be consummated. If Fiserv reasonably determines that such conditions will not be satisfied, then, subject to the other terms and conditions of the Merger Agreement, the Merger shall be consummated, provided, however, that the Merger consideration shall be adjusted by modifying the Conversion Ratio such that "$33.50" is replaced with "$31.50."

          Amendments and Termination

          The Merger Agreement may be amended by a written agreement executed by BHC, Fiserv and Fiserv Sub either before or after the Stockholders of BHC approve the Merger. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual agreement of the Boards of Directors of Fiserv and BHC, or by the Board of Directors of any party if any of the conditions applicable to such party to effect the Merger is not satisfied or waived on or before the Effective Time or if the Merger is not effective on or before six months after the scheduled Closing Date, provided that the party seeking to terminate the Merger Agreement is not responsible for the failure of the Merger to occur prior to such date.

          No Solicitation

          BHC has agreed that it will not solicit, directly or indirectly, any BHC Acquisition Proposal.

          In the event (i) BHC terminates the Merger Agreement because another person has made a BHC Acquisition Proposal that the BHC Board of Directors determines in good faith that the failure to accept such BHC Acquisition Proposal could reasonably be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law, and (ii) within six months of such termination, BHC shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any

BHC Acquisition Proposal, then BHC shall pay Fiserv a termination fee of $2,000,000.

          Expenses of the Merger

          Whether or not the Merger is consummated, each party to the Merger Agreement will pay its expenses incurred in connection with the Merger.

Accounting Treatment

          It is anticipated that the Merger will be accounted for as a pooling of interests. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform with the accounting policies of the separate companies. See "The Merger Agreement -- Conditions to the Merger" and "Pro Forma Financial Information."

          Because of certain recent purchases by BHC of BHC Common Stock, BHC may be required to sell approximately 200,000 shares of BHC Common Stock (either through the exercise of outstanding stock options or by a stock offering to unrelated parties) prior to the Effective Time in order for the Merger to be accounted for as a pooling of interests. As part of the Merger Agreement, BHC has agreed to sell such shares after the date of the Special Meeting and prior to the Effective Time as may be necessary to receive such accounting treatment. See "The Merger Agreement--Conditions to the Merger" and "Issuance of Additional Shares."

Resale of Fiserv Common Stock by Affiliates

          Fiserv Common Stock to be issued to stockholders of BHC in connection with the Merger has been registered under the Securities Act. Fiserv Common Stock received by the stockholders of BHC upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of BHC within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with BHC at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of BHC may not sell their shares of Fiserv Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Fiserv Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Fiserv Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Fiserv remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such Fiserv Common Stock without such manner of sale or volume limitations, provided that Fiserv was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of Fiserv. Two years after the Effective Time, an Affiliate would be able to sell such shares of Fiserv Common Stock without any restrictions provided such Affiliate has not been an Affiliate of Fiserv for at least three months prior thereto.

Certain Regulatory Matters

          No federal or state regulatory requirements remain to be complied with in connection with the Merger, except for certain required notifications and closing and post-closing filings.

Rights of Dissenting Stockholders

          So long as BHC Common Stock is quoted on NASDAQ on the Record Date of the BHC Special Meeting and Fiserv Common Stock is quoted on NASDAQ at the Effective Time, holders of BHC Common Stock shall have no appraisal or dissenters' rights in connection with the Merger.

Interests of Certain Persons in the Merger

          Change of Control Agreements.  Thirteen key executives, including
          ----------------------------
William T. Spane, Jr., Lawrence E. Donato, Robert B. Kaplan, and Richard M. Bare, are parties to Change of Control Employment Agreements with BHC dated as of July 20, 1994 (the "Change of Control Agreements"). The Change of Control Agreements become effective only in the event of a Change of Control of BHC, which is defined to include the acquisition of 20% or more of BHC Common Stock by a person or group, a change in a majority of the current Board of Directors (other than changes approved by the then existing Board), or a merger, liquidation, dissolution or sale of all or substantially all of the assets of BHC. A Change of Control will occur upon approval of the Merger Agreement by the BHC Stockholders.

          The Change of Control Agreements are all substantially identical, except as noted below. Each Change of Control Agreement provides that, following a Change of Control, the executive will continue to be employed in the position he held prior to the Change of Control (with comparable authority, duties and responsibilities) and will receive comparable compensation and benefits, until the earlier of the second anniversary (or the third anniversary in the case of

Messrs. Spane and Donato) of the Change of Control (and thereafter for successive one-year periods unless prior written notice is given by either party) or his normal retirement date (the "Employment Period").

          If an executive is terminated during the Employment Period (other than for "cause" or as a result of death or disability) or if the executive terminates his employment during the Employment Period for "good reason," he will be entitled to receive a lump sum severance payment equal to (a) his unpaid base salary earned through the date of termination, (b) a proportionate bonus based upon his annual bonus for the last full fiscal year ended during the Employment Period or the last full fiscal year before the Change of Control, whichever is greater (the "Recent Bonus"), (c) one times (or two times in the case of Messrs. Spane and Donato) the sum of his then current annual base salary plus his Recent Bonus, (d) all compensation previously deferred and not yet paid and (e) the difference between the actuarial equivalent of the aggregate pension benefits payable to the executive under the qualified pension plan and the nonqualified supplemental retirement plan if he had remained employed until the end of the Employment Period and the actuarial equivalent of the pension benefits actually payable to him. In addition, for the remainder of the Employment Period, the executive will continue to receive welfare benefits comparable to those he was receiving prior to the date of termination. The definition of "good reason" under the Change of Control Agreements includes the diminution of the executive's responsibilities, the assignment to the executive of inappropriate duties, the failure to comply with the compensation provisions under the Change of Control Agreements, and the transfer of the executive to a location more than 50 miles away. In addition, a termination by the executive for any reason during the 30-day period following the first anniversary of the Change of Control will be deemed to be termination for "good reason."

          Amounts payable under the Change of Control Agreements will be reduced to the extent necessary to avoid the imposition of an excise tax under Sections 280G and 4999 of the Code.

          Supplemental Retirement Plan.  BHC maintains a supplemental
          ----------------------------
nonqualified unfunded pension plan (the "Supplemental Retirement Plan") for certain officers of BHC which is accounted for by charges to earnings of BHC in an amount that, if the plan were funded, would be sufficient to meet the projected benefit obligation. The Supplemental Retirement Plan provides participants with pension benefits that would have been payable under BHC's tax-qualified noncontributory defined benefit pension plan, but for the applicable legal limit.

          In October, 1995 BHC and PNC Bank, National Association, entered into a irrevocable trust agreement (the "Trust") for the purpose of enabling BHC, in its sole discretion, to set aside assets to satisfy its obligations under the Supplemental Retirement Plan. Following a Change of Control (as defined in the Change of Control Agreements), BHC is required to irrevocably contribute to the Trust an amount equal to the sum necessary to provide for the satisfaction of the benefits to which the participants are entitled pursuant to the terms of the Supplemental Retirement Plan as of the date of the Change of Control.

Rights Plan

          Pursuant to the Merger Agreement, BHC will take such actions as may be necessary or appropriate to amend the Rights Agreement dated November 12, 1996 between BHC and American Stock Transfer & Trust Co., as amended (the "Rights Agreement") so that it terminates prior to the consummation of the transactions contemplated by the Merger Agreement.

Issuance of Additional Shares

          Because of earlier purchases of BHC of its Common Stock, BHC may be required to sell approximately 200,000 shares of BHC Common Stock (either through the exercise of outstanding stock options or by a stock offering to unrelated parties) prior to the Effective Time in order for the Merger to be accounted for as a pooling of interests. Pursuant to the Merger Agreement, after BHC receives stockholder approval and prior to the Effective Time, BHC shall sell in a registered public offering or registered block trade (the "BHC Stock Offering"), as designated by Fiserv, such number of shares as may be necessary to fulfill the pooling condition. The BHC Stock Offering shall be at the market price per share and shall be accomplished on terms and conditions customary for a registered public offering or registered block trade, as the case may be. The BHC Stock Offering will not be made until approval of the Merger by the Stockholders of BHC at the Special Meeting has been confirmed, and will be subject to the satisfaction or waiver (where permissible) of the conditions to the obligations of BHC, Fiserv and Fiserv Sub to effect the Merger (other than consummation of the BHC Stock Offering) as well as conditions set forth in an underwriting agreement (if any). The additional shares of BHC Common Stock will be issued immediately prior to the Effective Time, and will be treated for all purposes as issued and outstanding shares at the Effective Time.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

          The Fiserv Common Stock (NASDAQ Symbol: FISV) and the BHC Common Stock (NASDAQ Symbol: BHCF) traded in the over-the-counter market and appear on NASDAQ.

The following table sets forth, for the calendar periods indicated, the closing price per share of Fiserv Common Stock and BHC Common Stock as reported by NASDAQ.

                                               Fiserv                       BHC
                                            Common Stock               Common Stock
                                            ------------               ------------
                                        High            Low        High            Low
          1995:
            First Quarter            $27 3/4        $21          $14 1/4         $ 9 1/16
            Second Quarter            28 3/8         25 3/4       16 3/8          14 1/8
            Third Quarter             31             25 1/2       20 1/8          15 1/2
            Fourth Quarter            30 1/8         25 1/2       19 1/2          16 1/4

          1996:
            First Quarter            $32            $25 3/8      $18 5/8         $12 7/8
            Second Quarter            33 3/8         28 1/16      14 3/4          12 1/2
            Third Quarter             38 11/16       28 5/8       15 1/8          13
            Fourth Quarter            39 5/8         34           16 3/4          13

          1997:
            First Quarter            $39            $32 3/4      $32 5/8         $15 1/4
            (through March 11, 1997)

          On February 28, 1997, the last full trading day prior to the joint public announcement that BHC and Fiserv had executed the Merger Agreement, the closing prices per share of Fiserv Common Stock and BHC Common Stock as reported by NASDAQ were $32.75 and $20.00, respectively.

          Stockholders of BHC are urged to obtain current market quotations for shares of Fiserv Common Stock and BHC Common Stock.

          As of April 18, 1997 BHC had approximately ___ Stockholders of record. As of April 18, 1997, Fiserv had approximately ___ Stockholders of record.

          Fiserv has never declared or paid any cash dividends or made any other distribution on the Fiserv Common Stock, and it is anticipated that in the foreseeable future Fiserv will follow its policy of retaining any earnings for
use in its business.   Any future determination as to declaration and payment of
dividends will be made at the discretion of the Board of Directors of Fiserv.

          BHC has historically paid cash dividends on a quarterly basis. For each of the years ended December 31, 1995 and December 31, 1996, BHC paid quarterly cash dividends in the amount of $.03 per share, for aggregate annual cash dividends of $.12 per share.

                         FISERV SELECTED FINANCIAL DATA

          The following table sets forth selected consolidated financial data of Fiserv. The income statement data in the table for the three years ended December 31, 1996, and the balance sheet data as of December 31, 1995 and 1996, have been derived from Fiserv's consolidated financial statements incorporated by reference herein, which have been audited by Deloitte & Touche LLP, independent auditors. The income statement data in the table for the two years ended December 31, 1993, and the balance sheet data as of December 31, 1992, 1993 and 1994, have been derived from Fiserv's audited consolidated financial statements which are not incorporated by reference herein.


                                                   Year Ended December 31,
                                     ----------------------------------------------------
                                       1992       1993       1994      1995(1)     1996
                                     ---------  ---------  ---------  ---------  --------
Statement of Operations Data:               (In thousands, except per share data)
Revenues...........................  $341,448   $467,863   $579,839   $703,380   $798,268
                                     --------   --------   --------   --------   --------
Cost of revenues:
 Salaries, commissions and
  payroll related costs............   170,106    223,271    281,651    330,845    371,526

 Data processing expenses,
  rentals and tele-
  communication costs..............    44,383     72,524     81,320     95,798     90,919

 Other operating expenses..........    68,788     90,162    109,975    125,498    145,230

 Depreciation and amortization of
  property and equipment...........    16,596     22,450     31,350     38,480     42,241
 Purchased incomplete
  software technology..............                                    172,970
 Amortization of intangible assets.     6,589      9,098     10,846     25,880     20,983
 Amortization (capitalization) of
  internally generated computer
  software - net...................    (6,757)    (7,185)    (9,599)    (6,382)     3,732
                                     --------   --------   --------   --------   --------
Total..............................   299,705    410,320    505,543    783,089    674,631
                                     --------   --------   --------   --------   --------

Operating income (loss)............    41,743     57,543     74,296    (79,709)   123,637
Interest expense - net.............     2,452      4,366      6,951     18,822     19,088
                                     --------   --------   --------   --------   --------
Income (loss) before income taxes..    39,291     53,177     67,345    (98,531)   104,549
Income tax provision (credit)......    14,925     20,464     26,938    (38,668)    42,865
                                     --------   --------   --------   --------   --------


Net income (loss)..................  $ 24,366   $ 32,713   $ 40,407   $(59,863)  $ 61,684
                                     ========   ========   ========   ========   ========
Net income (loss) per common and
  common equivalent share..........     $0.69      $0.83      $0.99     $(1.36)     $1.34
                                     ========   ========   ========   ========   ========
Shares used in computing
  net income per share.............    35,379     39,455     40,735     44,008     46,198
                                     ========   ========   ========   ========   ========
----------------

(1) 1995 includes certain charges related to the acquisition of Information Technology, Inc. (ITI). The charges are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.49 per share). Net income and net income per share before such charges was $49.8 million and $1.13, respectively.



                                                          December 31,
                                   ----------------------------------------------------------
                                      1992        1993        1994        1995        1996
                                      ----        ----        ----        ----        ----
                                                         (In thousands)
Balance Sheet Data:

  Total assets...................  $1,097,339  $1,395,403  $1,661,345  $1,885,299  $1,908,519
  Long-term debt and
    other long-term obligations..      59,472     122,417     150,016     383,416     272,864
  Stockholders' equity...........    $195,630    $312,873    $358,722    $434,262    $507,270

                  FISERV MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

Results of Operations

The following table sets forth, for the periods indicated, the relative percentage which certain items in Fiserv's consolidated statements of operations bear to revenues and the percentage change in those items from period to period. The table and the following discussion excludes certain charges to 1995 operations associated with the acquisition of Information Technology, Inc., aggregating $182.9 million, relating to the writeoff of incomplete software technology and accelerated amortization of completed software acquired.


                                 Percentage of Revenues       Period to Period Percentage
                                 Year Ended December 31,          Increase (Decrease)
                                -----------------------      ---------------------------

                                                                  1995        1996
                                  1994   1995   1996            vs. 1994    vs. 1995
                                  -----  -----  -----           ---------   ---------

Revenues:                          100%   100%   100%               21.3%       13.4%
                                  ----   ----   ----
Cost of Revenues:
Salaries, commissions and
    payroll related costs         48.6   47.0   46.5                17.5        12.3
Data processing expenses,
    rentals and telecommunica-
    tion costs                    14.0   13.6   11.4                17.8        (5.1)
Other operating expenses          19.0   17.8   18.2                14.1        15.7
Depreciation and amortiza-
    tion of equipment and
    improvements                   5.4    5.5    5.3                22.7         9.8
Amortization of intangible
    assets                         1.9    2.3    2.6                47.2        31.5
Amortization
    (capitalization)
    of internally generated
    software - net                (1.7)  (0.9)   0.5               (33.5)     (158.5)
                                  ----   ----   ----                ----       -----

Total cost of revenues            87.2   85.3   84.5                18.7        12.4
                                  ----   ----   ----

Operating income                  12.8%  14.7%  15.5%               38.9        19.8
Income before income taxes        11.6%  12.0%  13.1%               25.2        23.9
                                  ----   ----   ----
Net Income                         7.0%   7.1%   7.7%               23.2        23.9
                                  ====   ====   ====

Revenues increased $94,888,000 in 1996 and $123,541,000 in 1995. In both years, approximately 55% of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

Cost of revenues increased $74,430,000 in 1996 and $94,658,000 in 1995. As a percentage of revenues, cost of revenues decreased .8% from 1995 to 1996 and 1.9% from 1994 to 1995. The make up of cost of revenues has been significantly affected in both years by business acquisitions and by changes in the mix of Fiserv's business as sales of software and related support activities and item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of Fiserv's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to 40 years. Amortization of these costs increased $5,021,000 from 1995 to 1996 and $5,116,000 from 1994 to 1995. As a percentage of revenues, these costs also increased in both years.

Capitalization of internally generated computer software is stated net of amortization and decreased $3,217,000 in 1995 and $10,114,000 in 1996. Net software capitalized was more than offset by amortization in 1996 due to the accelerated amortization of software resulting from the planned consolidation of certain product lines.

Operating income increased $20,458,000 in 1996 and $28,883,000 in 1995. As a percentage of revenues, operating income increased .8% in 1996 and 1.9% in 1995. The effective income tax rate was 41% in 1996 and 1995 and 40% in 1994. The trend to higher income tax rates results from net increases in non-deductible permanent differences.

The effective income tax rate for 1997 is expected to remain at 41%.

Fiserv's growth has been largely accomplished through the acquisition of entities engaged in businesses which are complementary to its operations. Management believes that a number of acquisition candidates are available which would further enhance its competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. Fiserv's approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

Liquidity and Capital Resources

The following table summarizes Fiserv's primary sources of funds:


                                                 (In thousands)
                                             Year Ended December 31,
                                         -------------------------------
                                            1996       1995      1994
                                         ----------  --------  ---------

Cash provided by operating activities    $ 148,900   $ 88,606  $ 67,283
Issuance of common stock-net                 4,896        638     1,918
Decrease (increase) in investments          22,416     12,265   (28,575)
Increase (decrease) in net borrowings     (110,940)   231,827    26,445
                                         ---------   --------  --------

Total                                    $  65,272   $333,336  $ 67,071
                                         =========   ========  ========

Fiserv has applied a significant portion of its cash flow from operations and proceeds of its common stock offerings to acquisitions and the reduction of long-term debt and invests the remainder in short-term obligations until it is needed for further acquisitions or operating purposes.

Fiserv believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that Fiserv makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.

                       BUSINESS AND PROPERTIES OF FISERV

Business

          Fiserv, with operations in 75 cities, including 15 cities in Canada, England and Singapore, is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries. These services and products are based primarily on proprietary software developed by Fiserv and maintained on computers located at data processing centers throughout the United States. Fiserv is ranked as the nation's leading data processing provider for banks and savings institutions in terms of total clients served and is the nation's second leading data processing provider for credit unions and mortgage banks.

          Fiserv directly supports account and transaction processing software systems for approximately 3,383 financial institutions, maintaining approximately 50 million service bureau accounts. Fiserv delivers this account and transaction processing in all four of the traditional delivery modes: service bureau; facilities management; resource management; and in-house solutions. Fiserv also provides electronic banking services, which include Automated Teller Machine ("ATM")/Electronic Funds Transfer ("EFT") services to financial institutions, and processing approximately 200 million ATM transactions annually. Fiserv also provides check and share draft remittance and back-office processing to financial institutions, handling approximately over
3.6 billion prime pass items per year through its regional item processing centers located in over 45 cities in North America. In addition, Fiserv provides trust administration services for IRAs and other retirement plans, and furnishes microcomputer software to financial institutions for executive information and decision support systems. The total client base served by Fiserv includes more than 5,000 financial institutions. Fiserv believes that its focus on customer service and the contractual nature of its business, combined with its historical renewal experience, provide a high level of recurring revenues.

          Fiserv was formed on July 31, 1984, through the combination of two major regional data processing firms located in Milwaukee, Wisconsin, and Tampa, Florida. These firms--First Data Processing of Milwaukee and Sunshine State Systems of Tampa--began their operations in 1964 and 1971, respectively, as the data processing operations of their parent financial institutions.
Historically, operations were expanded by developing a range of services for these parent organizations as well as other financial institutions.

          Since Fiserv's formation in 1984, it has expanded its operations through over 60 acquisitions and internally through the growth of existing clients. From 1988 to 1996, Fiserv's revenues increased from $125.0 million to $798.3 million, its operating income increased from $15.5 million to $123.6 million and its net income grew from $9.2 million to $61.7 million. During this period, net income per common and common equivalent share increased from $.33 to $1.34.

Business Resources

          Fiserv conducts the following operations nationwide: financial data processing, software system development, item processing and check imaging, multiple technology support and related product businesses. In addition, Fiserv has business support centers in Canada, England and Singapore.

          The Savings & Community Bank Group provides service bureau processing and resource management services for savings institution and community bank clients and item processing services for all Fiserv clients nationwide. Business units within the Savings & Community Bank Group include the following:

          Savings Institutions Division with business units in New Haven, Connecticut; Tampa, Florida; Cleveland, Ohio; Pittsburgh, Pennsylvania; San Antonio, Texas; Seattle, Washington; and Brookfield, Wisconsin.

          Banking Division with business units in Los Angeles, California; Miami, Florida; Atlanta, Georgia; Des Moines, Iowa; Bowling Green, Kentucky; Boston, Massachusetts;

Mendota Heights, Minnesota; Amarillo, Beaumont, Houston and San Antonio, Texas; and Brookfield, Wisconsin.

          Northern Item Processing Region with business units in New Haven, Connecticut; Chicago, Marion and Pontiac, Illinois; Boston, Massachusetts; Piscataway, New Jersey; Lake Success, New York; and Milwaukee, Wisconsin.

          Southern Item Processing Region with business units in Little Rock, Arkansas; Jacksonville and Miami, Florida; Atlanta and Macon, Georgia; New Orleans, Louisiana; and Beaumont, Dallas, Houston and San Antonio, Texas.

          Western Item Processing Region with business units in Phoenix, Arizona; Alameda, Fresno, Fullerton, Sacramento, San Diego, San Leandro, Van Nuys and Walnut, California; Denver, Colorado; Portland, Oregon; and Seattle, Washington.

          Fiserv Canada with item processing operations in Burlington, Calgary, Edmonton, Halifax, London, Montreal, Ottawa, Regina, St. Catherines, Toronto, Vancouver, Victoria and Winnipeg, Canada.

          The Bank & Credit Union Group provides service bureau processing, in-house software systems and strategic outsourcing for national and international bank, mortgage bank and credit union clients. Business units within the Bank & Credit Union Group include the following:

          CBS Worldwide Division with business units in Fresno, California; Orlando, Florida; Arlington Heights, Illinois; London, England; and Singapore.

          Financial Institutions Outsourcing Division with business units in Covina and Fresno, California; Honolulu, Hawaii; Arlington Heights, Illinois; Oklahoma City, Oklahoma; and Philadelphia and Pittsburgh, Pennsylvania.

          Credit Union Division with business units in Titusville, Florida; Flint and Troy, Michigan; Minneapolis, Minnesota; and Corvallis, Oregon.

          Additional business units within the Bank & Credit Union Group include BankLink cash management services (New York, New York); Mortgage Products Division (Fort Lauderdale, Florida and South Bend, Indiana); Outsourced Services Division (Stamford, Connecticut); and Fiserv EFT electronic funds transfer services (Portland, Oregon).

          The Industry Products & Services Group includes all Fiserv product and service company businesses marketing to clients within the Fiserv Corporate Groups, as well as marketing direct to clients within the financial, healthcare, insurance, retail, telecommunications and related industries.

          The Industry Products & Services Group includes Communications Design marketing services (Sacramento, California); Fiserv Forms & Graphics (Seattle, Washington); Fiserv Human Resource Information Services (Melville, New York); ImageSoft Technologies (Maitland, Florida); NEC Card Services (Indianapolis, Indiana and Houston, Texas); RECOM network consulting (Tampa, Florida); and Sendero Corporation asset/liability management and decision support systems (Scottsdale, Arizona; London, England and Singapore).

          Fiserv is active in the servicing, administration and record keeping for Individual Retirement Accounts (IRAs) and other business services through First Trust Corporation, Lincoln Trust Company and The Affinity Group, which are all headquartered in Denver, Colorado. The Affinity Group also does business in Florida as Retirement Accounts, Inc. Cumulatively, these Fiserv subsidiaries service approximately 311,000 retirement plans and custodial accounts with assets valued at more than $18.12 billion.

          Information Technology, Inc. (ITI) is a Fiserv subsidiary company based in Lincoln, Nebraska, with an additional software development center in Birmingham, Alabama. ITI is a nationwide leader in the design, development, delivery, installation and support of banking software and related services. The ITI product serves financial institutions directly through in-house software licenses, and indirectly through outsourcing providers using ITI software.

Business Strategy

          The market for products and services offered by financial institutions continues to undergo change. New alternative lending and investment products are being introduced and implemented by the industry with great frequency; the distinctions among financial services traditionally offered by savings and loan associations, banks and credit unions continue to narrow; and financial institutions diversify and consolidate on an ongoing basis in response to market pressures, as well as under the auspices of the Federal Deposit Insurance Corporation ("FDIC") and the National Credit Union Administration ("NCUA").

          Although such market changes have led to consolidations which have reduced the number of financial institutions in the United States, such consolidations have not resulted in a material reduction of the number of customer accounts serviced by the financial industry as a whole. New entrants to the once limited financial services industry have opened new markets for Fiserv services.

          To stay competitive in this changing marketplace, financial institutions are finding they must aggressively meet the growing needs of their customers for a broad variety of new products and services that are typically transaction-oriented and fee-based. The growing volume and types of transactions and accounts have increased the data processing requirements of these institutions. As a consequence, Fiserv management believes that the financial services industry has become one of the largest users of data processing products and services.

          Moreover, Fiserv expects that the industry will continue to require significant commitments of capital and human resources to the information systems requirements, to require application of more specialized systems, and to require development, maintenance and enhancement of applications software. Fiserv believes that economies of scale in data processing operations are essential to justify the required level of expenditures and commitment of human resources.

          In response to these market dynamics, the means by which financial institutions obtain data processing services has changed. Many smaller, local and regional third-party data processors are leaving the business or consolidating with larger providers. A number of large financial institutions previously providing third-party processing services for other institutions have withdrawn from the business to concentrate on their primary, core businesses. Similarly, an increasing number of financial institutions that previously developed their own software systems and maintained their own data processing operations have outsourced their data processing requirements by licensing their software from a third party or by contracting with third-party processors to reduce costs and enhance their products and services. Outsourcing can involve simply the licensing of software, thereby eliminating the costly technical expertise within the financial institution, or the utilization of service bureaus, facilities management or resource management capability. Fiserv provides all of these options to the financial industry.

          To capitalize on these industry trends, Fiserv has implemented a strategy of continuing to develop new products, improving the cost effectiveness of services provided to clients, aggressively soliciting new clients and making both opportunistic and strategic acquisitions.

Systems, Services and Products

          Fiserv offers a business-specific solution to satisfy its customer's needs--from data processing to specialized in-house processing systems to customized outsourcing.

          Fiserv products and services are designed to help clients meet their ultimate goal: giving their customers service quickly, accurately and completely. Through their relationship with Fiserv, financial institutions gain the tools to enhance and expand their customer service: advanced technology, dependable and responsive support, product and system flexibility, and value for their money.

          As a technology partner, Fiserv offers data processing solutions based on the financial institution's requirements. This broad base of offerings results in delivery options including service bureau capabilities; in-house software systems; and strategic technology alliances including facilities and resource management services. A host of financial information technology products and services complement these delivery methods: item processing and imaging technology services; backroom automation software systems; electronic funds transfer services; plastic cards and other related card management services; rate risk management systems; self-directed retirement plan processing; network installation and integration services;

human resources outsourcing; design and production of business forms and marketing literature; and delivery and support of leading third-party software and hardware products.

Comprehensive Service Dimension

          Fiserv focuses on providing financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries. This focus allows Fiserv to concentrate its advanced technology, industry experience, research and development on creating and supporting solutions uniquely designed for the financial industry. Based on market surveys of total clients served, Fiserv is the nation's leading independent data processing provider for banks and savings institutions; the leading item processing provider for banks and savings institutions combined; the number two data processing provider for credit unions; and the number two software and service provider for the mortgage industry.

          Many financial institutions, including banks, credit unions, mortgage banks and savings institutions, rely on Fiserv data center service bureau solutions for their information processing needs. These solutions offer clients a choice of online systems compatible with their existing equipment. Fiserv data centers focus on the financial institution's needs within its local business climate, helping to better serve the customer base and provide quality service at all points of customer contact.

          In-house software systems give clients a service delivery method that enables them to process their own work. These solutions offer clients a broad array of service capabilities to respond to emerging market opportunities. Specific to this Fiserv solution is the option of migrating between in-house or service bureau delivery approaches without new software conversion. The end result: a business alliance designed to help financial institutions respond to their customers while enabling each institution to select its preferred operating environment.

          Strategic technology alliances offer financial institutions the option of full data processing management by Fiserv personnel on-site; or management of their systems at a Fiserv data center. Facilities Management brings Fiserv personnel to the client's site, while Resource Management brings the client's operations to one of the many Fiserv data processing or computer service centers throughout the United States. Both solutions are designed to meet the unique requirements of the client by partnering to minimize operating costs while allowing each client to maintain control of its software applications.

          For institutions seeking to expand or enhance their mortgage banking capabilities, Fiserv offers a specialized line of mortgage products and services. The benefits of complete PC Windows-based origination and secondary marketing solutions and online, real-time loan servicing solutions are available to help clients effectively meet their mortgage banking needs.

          Offering comprehensive item processing (IP) services to more financial institutions than any other external provider, Fiserv maintains a network of specialized, regional processing centers in 45 cities. In a field where efficiencies are gained through volume, Fiserv is well positioned to leverage its resources and technological expertise for the benefit of IP services clients nationwide. Other item processing services include: proof of deposit, inclearing, statement rendering, bulkfile, lockbox, item research, overdraft processing, qualified returns and return items, cash letter deposit, fine sorting, account reconcilement and adjustments.

          A growing trend in check operations is the use of imaging technology. Fiserv offers a full range of image integration products and services. Included are image and document management systems for management, storage and presentation of check and document images.

          Fiserv is among the nation's leading third-party providers of electronic funds transfer (EFT) services, providing transaction authorization, comprehensive Automated Teller Machine/Point-of-Sale (ATM/POS) processing and card management services. Product flexibility and current technology, coupled with access to all major EFT services networks, helps to keep Fiserv clients competitive.

          As a leading systems integrator, Fiserv creates joint ventures that combine core competencies in hardware, software, functional application systems, networks, data management and end-user computing, along with dedicated human resources. In addition, Fiserv complements its service offerings through numerous strategic alliances with specialized third-party technology providers.

          As a worldwide provider of financial decision-support systems, Fiserv offers asset/liability management, data warehousing and performance measurement solutions. Consulting services help to analyze, enhance and expedite the total financial management process.

          Office automation and communication network integration services are designed to meet specialized information technology needs. Included are hardware and software installation, maintenance, on-site education and support for financial institutions.

          For cash management services, Fiserv offers a variety of software products that take into account an institution's particular needs. This portfolio of cash management solutions includes electronic banking information, reporting and transaction initiation services.

          Fiserv backroom automation systems provide PC-based productivity tools that deliver the software, service and support necessary to meet the customer service challenges facing the financial industry. The systems are designed to streamline backroom operations by reducing time, keystrokes and labor.

          A full range of human resource, benefit and payroll information services are available through Fiserv to help large organizations enhance their personnel management tasks. Marketing communications and a comprehensive financial business forms service, including communications needs analysis and complete project management, provide assistance at all levels of planning and implementation. Concept, development and design of printed pieces, ranging from direct mail and collateral material to annual reports, assist clients in communicating with their customer base.

          First Trust Corporation and Lincoln Trust Company, specialized providers of account processing, administration and trusteeship of self-directed individual and business retirement plans, are together the largest provider of their kind in the nation. Based in Denver, Colorado, these Fiserv companies specifically assist financial representatives and other financial service intermediaries in managing information through their proprietary data base technology.

Servicing the Market

          The market for Fiserv data processing services and products has specific needs and requirements, with strong emphasis placed by clients on software flexibility, product quality, reliability of service, comprehensiveness and integration of product line, timely introduction of new products and features, and cost value. Through its multiple product offerings, Fiserv successfully services these market needs for clients ranging in size from start-ups to some of the largest institutions worldwide.

          Fiserv believes that the position it holds as an independent, growth-oriented company dedicated to its business is an advantage to its clients. Fiserv differs from many of the data processing resources currently available since it is not a regional or local cooperatively owned organization, nor a data processing subsidiary, an affiliate of a financial institution or a hardware vendor. Due to the economies of scale gained through its broad market presence, Fiserv offers clients a selection of data processing solutions designed to meet the specific needs of financial institutions.

          Fiserv believes this independence and primary focus on the financial industry helps its business development and related Client Service and Product Support teams remain responsive to the data processing needs of its market, now and for the future.

          "The Client Comes First" is one of the Fiserv's founding principles. It's a belief backed by a dedication to providing ongoing client service and support--no matter the institution size. The Fiserv Client Support and Account Management staff is responsible for the day-to-day interface with the operations of clients.

          Fiserv's commitment of substantial resources to training and technical support helps keep Fiserv clients first. Fiserv conducts the majority of its new and ongoing client training in its data centers, where Fiserv maintains fully equipped demonstration and training facilities containing equipment used in the delivery of Fiserv services. Fiserv also provides local and on-site training services.

Product Development

      In order to meet the changing data processing needs of the financial institutions served by Fiserv, Fiserv continually develops, maintains and enhances its systems. Resources applied to product development and maintenance are believed to be approximately 8% to 10% of Fiserv revenues, about half of which is dedicated to software development.

      Unique to Fiserv, its network of development and data processing centers applies the shared expertise of multiple Fiserv teams to design, develop and maintain specialized processing systems around the leading technology platforms. The applications of its account processing systems meet the preferences and diverse requirements of the various international, national, regional or local market-specific financial service environments of Fiserv's many clients.

      Though all Fiserv centers rely on Fiserv's nationally developed and supported software, each center has specialized capabilities that enable them to offer system application features and functions unique to their client base. Where the client's requirements warrant, Fiserv purchases software programs from third parties which are interfaced with existing Fiserv systems. In developing its products, Fiserv stresses responsiveness to the needs of its clients through close client contact.

      Fiserv provides a dedicated system designed, developed, maintained and enhanced according to each client's goals for service quality, business development, asset/liability mix, local-market positioning and other user-defined parameters.

Competition

      The market for data processing services to banks, credit unions and savings institutions is highly competitive. Fiserv's principal competitors include internal data processing departments, data processing affiliates of financial institutions or large computer hardware manufacturers, independent computer service firms and processing centers owned and operated as user cooperatives. Fiserv competitors include EDS, M&I, Bisys, ALLTEL, ISSC (IBM), Symitar and various regional firms. Certain of these competitors possess substantially greater financial, sales and marketing resources than Fiserv. Competition from in-house data processing and software departments is intensified by the efforts of computer hardware vendors who encourage the growth of internal data centers.

      Competitive factors for processing services include product quality, reliability of service, comprehensiveness and integration of product line, timely introduction of new products and features, and price. Fiserv believes that it competes favorably in each of these categories. In addition, Fiserv believes that its position as an independent vendor, rather than as a cooperative, an affiliate of a financial institution or a hardware vendor, is a competitive advantage.

      First Trust and Lincoln Trust compete with a number of large and small providers of retirement plan administration services.

Government Regulation

      Fiserv's data processing subsidiaries are not themselves directly subject to federal or state regulations specifically applicable to financial institutions such as banks, thrifts and credit unions. As a provider of services to these entities, however, the data processing operations are observed from time to time by the Federal Deposit Insurance Corporation, the National Credit Union Administration, the Office of Thrift Supervision, the Office of the Comptroller of the Currency and various state regulatory authorities. These regulators make certain recommendations to Fiserv regarding various aspects of its data processing operations. Such recommendations are generally implemented by Fiserv. In addition, Fiserv's operations are reviewed annually by an independent auditor to provide required internal control evaluations for its clients' auditors and regulators.

      As trust companies under Colorado law, First Trust and Lincoln Trust are subject to the regulations of the Colorado Division of Banking. First Trust and Lincoln Trust historically have complied with such regulations and although no assurance can be given, Fiserv believes First Trust and Lincoln Trust will continue to be able to comply with such regulations. First Trust and Lincoln Trust both provide Federal Deposit Insurance Corporation coverage of their customer deposits.

Employees

      Fiserv employs 8,590 specialists throughout the United States and worldwide in its information management centers and related product and service companies. This service support network includes employees with backgrounds in computer science and the financial industry, often complemented by management and other direct experience in banks, credit unions, mortgage firms, savings and other financial institution business environments.

      Fiserv employees provide expertise in sales and marketing; account management and client serogramming, software development, modification and maintenance; conversions and client training; and related support services.

      Fiserv employees are not represented by a union, and there have been no work stoppages, strikes or organizational attempts. The service nature of Fiserv's business makes its employees an important corporate asset, and while the market for qualified personnel is competitive, Fiserv does not experience difficulty with hiring or retaining its staff of top industry professionals. In assessing companies to acquire, the quality and stability of the prospective company's staff are emphasized.

      Management attributes its ability to attract and keep quality employees to, among other things, Fiserv's growth and dedication to state-of-the-art software development tools and hardware technologies.

Properties

      Fiserv currently operates full-service data centers, software system development centers and item processing and back-office support centers in 75 cities (60 in the United States): Birmingham, Alabama; Phoenix and Scottsdale, Arizona; Little Rock, Arkansas; Alameda, Covina, Fresno, Fullerton, Los Angeles, Sacramento, San Diego, San Leandro, Van Nuys and Walnut, California; Denver, Colorado; New Haven and Stamford, Connecticut; Fort Lauderdale, Jacksonville, Maitland, Miami, Orlando, Tampa and Titusville, Florida; Atlanta and Macon, Georgia; Honolulu, Hawaii; Arlington Heights, Chicago, Marion and Pontiac, Illinois; Indianapolis and South Bend, Indiana; Des Moines, Iowa; Bowling Green, Kentucky; New Orleans, Louisiana; Boston, Massachusetts; Flint and Troy, Michigan; Mendota Heights and Minneapolis, Minnesota; Lincoln, Nebraska; Piscataway, New Jersey; Lake Success, Melville and New York, New York; Cleveland, Ohio; Oklahoma City, Oklahoma; Corvallis and Portland, Oregon; Philadelphia and Pittsburgh, Pennsylvania; Amarillo (FM), Beaumont, Dallas, Houston and San Antonio, Texas; Seattle, Washington; and Brookfield and Milwaukee, Wisconsin. International business centers are located in London, England; Singapore; and Burlington, Calgary, Edmonton, Halifax, London, Montreal, Ottawa, Regina, St. Catherines, Toronto, Vancouver, Victoria and Winnipeg, Canada.

      Fiserv owns facilities in Brookfield, Corvallis, Fresno, Hartford and Lincoln; all other buildings in which centers are located are subject to leases expiring through 1998 and beyond. Fiserv owns or leases 129 mainframe computers (Data General, Digital, Hewlett Packard, IBM, NCR and Unisys). In addition, Fiserv maintains its own national data communication network consisting of communications processors and leased lines.

      Fiserv believes its facilities and equipment are generally well maintained and are in good operating condition. Fiserv believes that the computer equipment it owns and its various facilities are adequate for its present and foreseeable business. Fiserv periodically upgrades its mainframe capability as multiple sites to provide processing backup in the event of a disaster and maintains duplicate tapes of data collected and software used in its business in locations away from Fiserv's facilities.

      Fiserv regards its software as proprietary and utilizes a combination of trade secrecy law, internal security practices and employee non-disclosure agreements for protection. Fiserv has not patented or registered the copyrights on its software. Fiserv believes that legal protection of its software, while important, is less significant than the knowledge and experience of Fiserv's management and personnel and their ability to develop, enhance and market new products and services. Fiserv believes that it holds all proprietary rights necessary for the conduct of its business.

                          BHC SELECTED FINANCIAL DATA

      The following statement of operations data and balance sheet data have been derived from the consolidated financial statements of BHC. The consolidated balance sheets of BHC as of December 31, 1995 and 1996 and the related consolidated statements of income for each of the three years in the period ended December 31, 1996 have been audited by Coopers & Lybrand, LLP, independent auditors, whose report is contained in BHC's Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated herein by reference. The consolidated balance sheets as of December 31, 1992, 1993 and 1994 and the related consolidated statements of operations for the years then ended have been audited. The selected financial data below should be read in conjunction with the consolidated financial statements and notes thereto contained in BHC's Annual Report on Form 10-K for the years ended December 31, 1996 which is incorporated herein by reference.



                                                              Year Ended December 31,
                                        -------------------------------------------------------------
                                           1992         1993         1994         1995         1996
                                           ----         ----         ----         ----         ----
                                                       (In thousands, except per share data)
Income Statement Data:
   Revenues:

        Processing and support
          service fees                  $30,684        $35,572      $37,164     $42,497       $50,561
        Margin Interest                  12,064         14,937       20,218      25,583        28,301
        Other Interest                    1,636          2,593        2,978       3,769         4,921
        Commissions                       5,102          5,360        4,585       6,555         9,189
        Other                             1,545          1,966        2,431       2,950         4,845
                                        -------        -------      -------     -------       -------

        Total revenues (1)               51,031         60,428       67,376      81,354        97,817

        Interest expense (2)              7,676          8,295       11,918      15,630        16,636
                                        -------        -------      -------     -------       -------

        Net revenues                     43,355         52,133       55,458      65,724        81,181
                                        -------        -------      -------     -------       -------

   Expenses, excluding interest:

        Employees' compensation
          and benefits                   13,927         15,895       17,341      20,335        23,406
        Floor brokerage and
          clearing                        4,164          4,633        4,706       5,755         6,092
        Communications                    1,381          1,637        1,946       2,844         3,772
        Occupancy and equipment           4,421          5,154        6,094       5,979         6,815
        Other                             6,156          7,159        8,618       8,426        11,183
                                        -------        -------      -------     -------       -------

        Total expenses, excluding
          interest expense               30,049         34,478       38,705       43,339       51,268
                                        -------        -------      -------      -------      -------

   Income before income taxes            13,306         17,655       16,753       22,385       29,913

   Provision for income taxes             4,678          6,643        6,129        8,448       11,889
                                        -------        -------      -------      -------      -------

   Net income                           $ 8,628        $11,012      $10,624      $13,937      $18,024
                                        =======        =======      =======      =======      =======

   Earnings per share, fully diluted    $  1.63        $  1.60      $  1.40      $  1.94      $  2.69
                                        =======        =======      =======      =======      =======

   Weighted average shares
    outstanding fully diluted             5,563          7,046        7,581        7,193        6,688
----------------------------------

(1)  Includes related party revenues of $21,403, $12,100, $9,563, $16,122, and
     $12,862 for 1992, 1993, 1994, 1995 and 1996, respectively.

(2) Includes related party expenses of $1,765, $2,092, $2,625, $5,747, and $7,676 for 1992, 1993, 1994, 1995 and 1996, respectively.


                                                  December 31,
                              --------------------------------------------------
                                  1992      1993      1994      1995      1996
                                  ----      ----      ----      ----      ----
                                                  (In thousands)
Balance Sheet Data:

    Total assets              $393,572  $490,194  $551,921  $634,002  $785,299
    Long-term debt and other
     long-term obligations      19,211     2,207       583       ---       ---
    Stockholders' equity      $ 26,639  $ 68,525  $ 75,101  $ 85,308  $ 93,467

                    BHC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

      BHC's principal source of revenue is derived from providing processing and support services to securities brokerage affiliates of banks, other financial institutions and broker-dealers. Net revenues principally include processing and support fees, margin interest, commissions and other miscellaneous fees which are ancillary to customer securities transactions, less interest expense.

      The major non-interest expenses incurred by BHC relate to employees' compensation and benefits and other direct costs of processing and support services, such as floor brokerage and clearing charges, occupancy and equipment costs and other operating expenses.

      Although BHC's business cannot be characterized as seasonal, retail brokerage activity is typically, but not always, slower in the summer months of June, July and August. Reduced transaction volume generally results in reduced levels of processing and support service fees and commission revenues. Variations in transaction volume may cause BHC's operating results to fluctuate significantly on a quarter-to-quarter basis.

      During 1996 and 1995, business conditions related to the provision of processing and support services to the securities brokerage affiliates of banks and other financial institutions were favorably impacted by stable short term interest rates which helped increase the activity in both the equity and mutual fund markets.

      The financial services industry is currently undergoing increased consolidation. If any of the banks or other financial institutions processing brokerage transactions through BHC Securities were to consolidate, such consolidation might result in an increase, decrease or no change in the use of BHC Securities' processing and support services depending on whether and the extent to which the surviving consolidated entity continues its relationship with BHC Securities. From time to time, BHC Securities' Clients may also review the possibility of internalizing their securities brokerage processing functions.

      BHC Securities attempts to mitigate the risk of loss by entering into longer term contracts with larger Clients, providing superior products and services at "cost effective" prices and developing software and systems for Clients that meet their specific needs. BHC Securities markets to prospective Clients on a continuing basis and added ten new Clients in 1996. BHC Securities lost three clients in 1996.

      While BHC Securities recently expanded its marketing plan to target broker-dealers and investment advisors not affiliated with financial institutions, it continues to market to large financial institutions and a significant portion of its revenues are dependent on approximately fifteen large financial institutions. As previously disclosed in prior filings with the Commission, three Clients of BHC Securities have notified BHC Securities of their intentions to internalize their securities processing brokerage function. These Clients accounted for 31% of BHC Securities' 1996 total revenues. It is anticipated that Norwest Investment Services, Inc. will terminate its clearing agreement with BHC Securities in the third quarter of 1997, USAA Brokerage Services in the fourth quarter of 1997 and Citicorp Investment Services, Inc. at the end of the second quarter of 1998. While these events will have an adverse financial impact on BHC, the amount can not be quantified in advance due to the variable nature of the securities processing business. BHC Securities will continue to intensify its effort to broaden its client base and markets and to diversify its security processing business. It is anticipated that over time, the loss of these clients will be replaced by new clients and the growth of existing clients.

Important Factors Regarding Forward-Looking Statements

      Statements regarding BHC's expectations as to its future operations and financial condition and certain other information presented herein constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although BHC believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include a general downturn in the economy or the stock markets and the related transaction activity, substantial changes in interest rates, the gain or loss of significant customers, unforeseen new competition, changes in government policy or regulation and unforeseen costs and other effects related to legal proceedings.

Results of Operations

      BHC's revenues are directly affected by the income derived from its processing and support services. Such revenues are affected by both the transaction volume of accounts and the level of, and interest rate charged on, customer margin debit balances. The information in the table below should be considered when reading the discussion and analysis of operating results that follow the table.


                                                                                    Percentage Change
                                                                                    For the Year Ended
                                                                                    December 31,
                                                                                    -----------

                                                                                    1996        1995
                                                       Year Ended December 31,      Compared    Compared
                                                       1996    1995     1994        to 1995     to 1994
---------------------------------------------------------------------------------------------------------
Total transactions (in thousands)                      2,239    1,665    1,383      34%         20%
Daily average transactions processed                   8,813    6,606    5,487      33%         20%
Number of active accounts at end
  of period (in thousands)(1)                          1,125    1,075      916       5%         17%
Average margin debit balances
  (in millions)                                       $  379   $  322   $  316      18%          2%

Average broker call rate                       7.03%    7.58%    5.94%
-------------------------------------------------------------------------------

(1) Active accounts are generally those that have positions or have had brokerage processing activity during the previous 18 months.

1996 Compared with 1995

      Net revenues for the year ended December 31, 1996 reached $81.2 million which was $15.5 million, or 24%, greater than the $65.7 million generated in the year ended December 31, 1995. The increases were the result of increases in processing and support service fees, net interest income, commissions and other income.

      Processing and support service fees increased to $50.6 million for 1996 from $42.5 million in 1995, a 19% increase. The increase was due to increased transaction volume of 34% for the period. The financial results of 1996 reflect the loss of three Clients during the year which was offset by transactions from new clients signed late in 1995 and throughout 1996. The average revenue per ticket declined by $2.94, or 12%, in 1996 when compared to 1995. Generally, in periods where daily transaction volumes are increasing, revenue will increase, while processing and support service revenue per ticket will decline. This is due to BHC Securities' volume discount program which rewards Clients for high transaction volumes by reducing the charge per transaction when various volume levels are achieved. In addition, BHC faces pressure on profit margins as Clients become larger due to the threat of Clients internalizing their brokerage processing and support functions and due to general pricing pressure from increased market competition.

      Net interest income (margin interest income and other interest income less interest expense) increased to $16.6 million in 1996 from $ 13.7 million in 1995, a 21% increase. The increase was due to increases in margin and other interest bearing assets. For 1996, margin interest increased to $28.3 million from $25.6 million in 1995, an 11% increase. Average margin balances outstanding increased $57 million, or 18%, for 1996 when compared to the same 1995 period. Offsetting these increases were decreases in the average broker call rate of 55 basis points for 1996 when compared to the 1995 period. Other interest income increased to $4.9 million in 1996 from $3.8 million in 1995, a 31% increase, due to an increase in securities borrowed and other interest bearing assets. A decrease in the average Federal Funds rate of approximately 50 basis points for 1996 when compared to the same periods last year, led to a decrease in BHC's rate for borrowing. The decline in rates was offset by the increased funding needed for the growth in interest bearing assets, resulting in a slight increase in interest expense.

      Commissions on retail sales from TradeStar increased to $9.2 million in 1996 from $6.6 million in 1995, an increase of 40%. This was the result of transaction volume which was up 37% in 1996 when compared to 1995. Customer accounts purchased in the third quarter of 1995 represented 70% of the increase and the remainder of the increase was due to growth in retail activity.

      In 1996, other income increased to $4.8 million from $2.9 million in 1995, a 64% increase. The increases were primarily due to increased quote service fees from netVest and Banquote and income from investments.

      Expenses, excluding interest, increased by 18% in 1996 compared to the same period in 1995. The increases were primarily related to increases in employees' compensation and benefits, floor brokerage and clearing, communication costs, occupancy and equipment, and other expenses.

      Employees' compensation and benefits increased to $23.4 million in 1996 from $20.4 million in 1995, a 15% increase. The increase was primarily due to the effect of the staff additions related to the acquisition by BHC of netVest and the acquisition by TradeStar of PNC Securities Corp.'s Trade$aver, a discount broker service for correspondent banks and individuals, in the third quarter of 1995 and normal and recurring salary adjustments. Average full time equivalents increased by 8% in 1996 when compared to 1995, and recurring salary adjustments increased an average of 4% from 1996 to 1995.

      The increase in floor brokerage and clearing of $337,000, or 6%, was a direct result of the increase in transactions processed. Floor brokerage and clearing represents 12% and 14%, respectively, of processing and support fees for 1996 and 1995, respectively.

      Occupancy and equipment costs increased to $6.8 million in 1996 from $6.0 million in 1995, a 14% increase. This was due in part to increased variable costs related to the increase in mutual fund processing and increased rent as a result of the business units acquired in the third quarter of 1995.

      Communications expenses increased to $3.8 million in 1996 from $2.8 million in 1995, a 33% increase. The increase was due in part to the costs associated with the PC and telephone inquiry, trading and quote services offered through netVest, which was acquired early in the third quarter of 1995, and increased costs associated with the Banquote product.

      Other operating expenses increased to $11.2 million in 1996 from $8.4 million in 1995, a 33% increase. The primary reason for the increases are related to systems development initiatives for order entry products that will continue to be funded through the first quarter of 1997, as well as to travel and promotion costs and amortization of goodwill on the 1995 acquisitions.

      The provision for income taxes increased to $ 11.9 million and the effective tax rate was 40% in 1996 compared to a 38% effective tax rate in 1995. The increase in the effective tax rate was due to a reduction in the percentage of income derived from state tax-exempt income.

      On January 21, 1994, BHC Securities received notice that a purported holder of a brokerage account with a BHC Securities' Client filed a complaint in the Supreme Court of the State of New York which alleges that BHC Securities received, in violation of New York statutory and common law, cash payments from market makers in certain securities (referred to as payment for order flow) in return for BHC Securities executing customer orders with such market makers. In the complaint, the plaintiff seeks injunctive relief and damages, a return of cash payments for order flow, in addition to clearing and execution fees earned by BHC Securities from January 1, 1990, certification of this matter as a class action, punitive damages, costs and attorneys' fees in an unspecified amount. Payment for order flow is common practice within the securities industry. BHC Securities removed this matter to the United States District Court for the Southern District of New York, and the federal court, on December 18, 1995, dismissed the complaint for failure to state a claim upon which relief can be granted. The plaintiff appealed the dismissal, and on January 17, 1997 the United States Court of Appeals for the Second Circuit vacated the final judgment of the Lower Court on jurisdictional grounds and remanded with instructions to remand the action to State Court.

      In the opinion of management, the ultimate liability, if any, resulting from this matter will have no material effect on BHC's consolidated financial position. The materiality of this matter on BHC's future operating results depends on the level of future results of operations, as well as on the timing and amount of the ultimate outcome.

1995 Compared with 1994

      In 1995, net revenues increased $10.3 million, or 19%, over 1994. The higher net revenues were the result of increases in processing and support service fees, commissions, net interest and other income. Processing and support service fees increased $5.3 million, or 14%, due to a 20% increase in transactions processed. In periods when transaction volumes increase, processing and support service revenue will increase, while processing and support service revenue per ticket will decline. This is due to BHC Securities' volume discount program which rewards Clients for high transaction volumes by reducing the charge per transaction when certain volume levels are achieved. As a result of an increase in transactions processed in 1995, average processing and support service revenues per ticket decreased $1.35, or 5%.

      Net interest income of $13.8 million in 1995 increased $2.5 million, or 22%, from the 1994 level of $11.3 million. The growth was principally attributable to an increase in margin interest income of $5.3 million, or 27%, which was a result of a $6 million, or 2%, growth in average margin debit balances. This increase was despite the loss of a single margin account of $30 million in the second quarter of 1995 as a result of management's determination that the account was unduly concentrated. The positive effect of the increased average margin balances was further enhanced by the higher interest rate environment experienced in 1995. The year-to-year increase in the average broker call rate was 164 basis points. Interest expense in 1995 increased $3.7 million, or 31%. Increased funding needed for the growth in average margin debit balances and an increase in the federal funds rate of approximately 170 basis points resulted in the increase in interest expense.

      Commissions on retail trades from customers of TradeStar increased
$2.0 million, or 43%, in 1995. This was a result of a 57% increase in transactions processed. Customer accounts purchased late in the third quarter of 1995 represented 8% of the increase.

      In 1995, other income increased $519,000, or 21%. PC and telephone inquiry, trading, and quote services from netVest and other fees ancillary to the processing of securities transactions accounted for the increase.

      Expenses, excluding interest, increased by 12% in 1995 primarily related to increases in employees' compensation and benefits, floor brokerage and clearing and communications costs.

      Employees' compensation and benefits increased $3 million, or 17%, in 1995. Compensation expenses in 1995 include the impact of approximately $450,000, or 3%, related to business units acquired in the third quarter of 1995. An increase of $550,000, or 3%, in officers incentive bonuses, which are tied to the company's earnings, was also included in 1995. After adjusting for the number of employees related to business units acquired, average full time employees increased 7% while normal and recurring salary adjustments increased an average of 6%.

      The increase in floor brokerage and clearing of $1 million, or 22%, was a direct result of the 20% increase in transactions processed. Floor brokerage and clearing represents 14% and 13%, respectively, of processing and support service fees for 1995 and 1994, respectively.

      Communications, occupancy and equipment costs increased $783,000, or 10%, in 1995. The increase in cost was due to the addition of redundant data and voice communication lines, increased quote costs related to the Banquote product and costs associated with the PC and telephone inquiry, trading and quote services offered through netVest.

      Other operating expenses decreased by $192,000, or 2%, in 1995. The primary reason for the decrease was lower local taxes and product maintenance costs, offset by higher state franchise taxes, promotional expenses and consulting programming fees in connection with enhancements to the brokerage processing system.

      The provision for income taxes increased $2.3 million in 1995 due primarily to higher pre-tax income as compared to 1994. The effective tax rate was 37.7% in 1995 and 36.6% in 1994. The increase in the effective tax rate is due to a smaller portion of income derived from state tax-exempt income in 1995.

Liquidity and Capital Resources

      At December 31, 1996, 96% of assets consisted of cash, assets readily convertible into cash or assets collateralized by marketable securities. Stockholders' equity was $93.5 million at December 31, 1996, up $8.2 million, or 10%, from December 31, 1995, which was due to earnings offset by dividends and the repurchase of $9.0 million of BHC's Common Stock.

      BHC has uncommitted credit arrangements totaling $215 million with several banks. At December 31, 1996, BHC had outstanding borrowings under these arrangements of $33.2 million. These demand loans, which are used to finance receivables in customers' margin accounts, bear interest at the respective bank's overnight borrowing rate and are collateralized by securities held in customers' margin accounts and cash equivalents. In the opinion of management, BHC's existing credit arrangements are adequate to meet BHC's short-term operating capital needs.

      On January 15, 1997, BHC's Board of Directors declared a $.03 per share dividend payable February 14, 1997 to stockholders of record on February 1, 1997, resulting in a payment of approximately $190,000.

      BHC Securities, TradeStar and BHCM are subject to the requirements of the Commission. BHC Securities is subject to the requirements of the New York Stock Exchange, Inc., and TradeStar and BHCM are subject to the requirements of the National Association of Securities Dealers, Inc., relating to liquidity, minimum net capital levels and the use of customer funds and securities. BHC Securities, BHCM and, since BHC acquired it, TradeStar have always operated in excess of the applicable minimum net capital requirements. In the opinion of management, BHC's existing capital and lines of credit are sufficient to meet the operating capital needs for the foreseeable future in light of known and reasonably estimated trends.

Other

      BHC licenses its software under a long term licensing agreement. The software provider is responsible for maintenance of the system including modifications to enable uninterrupted usage after the year 2000. The software provider has issued a formal plan for compliance with year 2000 system enhancements and it is not anticipated that this will result in a material financial undertaking by BHC to complete.

Effects of Inflation

      Because BHC's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in BHC's expenses, such as employees' compensation and benefits, occupancy and equipment costs and communications expense, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates, this may adversely affect transaction volume, which, in turn, may adversely affect BHC's results of operations.

                        BUSINESS AND PROPERTIES OF BHC


          BHC, through its principal business unit, BHC Securities, is a leading national third-party provider of integrated processing and support services to Clients. During 1996, BHC Securities processed, on behalf of its Clients, approximately 2.2 million transactions for over 1.1 million retail brokerage accounts. To enable its Clients to outsource key securities processing functions, BHC Securities provides cost effective Processing and Support Services.

          BHC Securities, which is headquartered in Philadelphia, Pennsylvania, was organized in 1983 primarily for the purpose of providing Processing and Support Services to affiliates of BHC's founding stockholders, all of which were banks or bank holding companies. Clients that have an employee or officer serving as a director of BHC are considered related parties for financial reporting purposes and in 1996 accounted for approximately 13% of BHC's total revenue.

          Through TradeStar, a regional brokerage firm headquartered in Houston, Texas, BHC also offers retail brokerage services at discount commission rates.

          BHC also offers mutual funds, annuities and other life insurance products as a third party marketer to banks and other financial institutions through its subsidiary BHCM Inc. ("BHCM"), a licensed insurance agency and registered broker-dealer headquartered in Houston, Texas. BHCM also acts as an extension of TradeStar in marketing brokerage services to community banks. F.T. Agency, Inc. ("FT") and Tower Agency, Inc. ("Tower"), subsidiaries of BHCM, are licensed insurance agencies organized to facilitate the sale of annuities and other life insurance products offered to customers of Fifth Third Securities, Inc. and Provident Securities and Investments, Inc., respectively. Fifth Third Securities, Inc. is an affiliate of a Stockholder of BHC.

          BHC Securities, TradeStar and BHCM are members of the National Association of Securities Dealers Inc. ("NASD"), Securities Investor Protection Corporation ("SIPC") and other regulatory and trade organizations. BHC Securities is a member firm, and has employees located on the trading floors, of the New York Stock Exchange, Inc. ("NYSE") and the Philadelphia Stock Exchange, Inc., is a member firm of the American Stock Exchange, Inc. and the Chicago Stock Exchange, Inc. and is a licensed broker-dealer in all 50 states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

Nature of BHC's Businesses

          BHC's businesses, by their nature, are subject to various risks, including substantial fluctuations in volume levels of securities transactions processed, losses from customer defaults, litigation and employee misconduct.

          Processing and support service fees and commission revenues are directly related to transaction volumes. In periods of low volume, profitability is adversely affected because certain expenses consisting primarily of salaries, computer hardware and software costs and occupancy expenses remain relatively fixed. In 1996, such expenses were approximately $35,254,000, or approximately 52% of total expenses including interest expense. Variations in transaction volume may cause BHC's operating results to fluctuate significantly on a quarterly basis.

          Except for margin debit balances carried by BHC Securities on behalf of TradeStar, which as of December 31, 1996 totaled $52,290,000, the risk of loss from customer defaults is generally contractually allocated to the Client for which BHC Securities is acting pursuant to a Clearing Agreement between BHC Securities and the Client (the "Clearing Agreement"). There can be no assurance that in all instances BHC Securities will recover the full amount or any part of such loss. BHC Securities would bear losses arising out of customer defaults to the extent they could not be collected from the Client and/or the customer.

          BHC Securities, TradeStar and BHCM, like all firms involved in the securities business, are subject to litigation from time to time in connection with their activities.

Processing and Support Services

          BHC Securities provides a comprehensive range of Processing and Support Services that support virtually all aspects of a bank or other financial institution's retail brokerage operation. This "Single Source" solution is provided through an on-line, real-time computerized brokerage system that integrates a sophisticated order-matching and accounting system. This system enables BHC Securities to execute and clear a high volume of transactions and provide a number of ancillary account administration services, including all transaction accounting, the extension and maintenance of credit to the Client's customers and the daily administration and processing of cash sweeps to money market funds and deposit accounts.

          Transaction Execution and Clearing. The execution process begins when the Client accepts its customers' order for the purchase or sale of securities and electronically transmits the order to BHC Securities via BHC Securities' computer network for processing. BHC Securities, in turn, routes the order to the appropriate market for execution. Approximately 80% of all transactions executed by BHC Securities are processed automatically through sophisticated order-matching systems which route the order to the appropriate markets for execution. The balance of the transactions are executed by BHC Securities personnel. In the execution of some listed and over-the-counter transactions, BHC Securities receives payment for the order flow. At the time of execution, a printed confirmation containing the details of each transaction is automatically generated and printed at the Client's location and the transaction is recorded by BHC Securities in the customer's account. This permits the Client to report the impact of the transaction on the account to the customer promptly after receipt of the order. Customer accounts are covered by SIPC for up to $500,000 ($100,000 in cash) and are provided with additional protection by a domestic insurance carrier of $24,500,000 per account.

          BHC Securities clears all of the transactions which it executes for its Clients, as well as certain transactions which are executed by the Clients. A transaction is cleared by taking possession of the customer's cash, if securities are being purchased, or by taking possession of the certificates, if any, if securities are being sold. BHC Securities delivers the cash or certificates to the broker for the counterparty to the transaction generally through a clearing corporation. Cash or certificates received by BHC Securities for an account are either held in the account or delivered to the customer. BHC Securities maintains customer securities at several regulatory-approved depositories.

          Through BHC Trading Corp., a specialist unit of the Philadelphia Stock Exchange, BHC acts as a market maker in approximately 51 exchange listed companies.

          Net Interest. BHC derives interest income primarily from customer margin loans and securities lending activities.

             Margin Loans.  Transactions in securities are effected on either a
             ------------
             cash or margin basis. In margin transactions, BHC Securities extends credit for a portion of the purchase price, which is collateralized by securities and cash in the customer's account, and receives income from interest charged on such extension of credit. The amount of the loan is subject to the initial margin requirements included in Regulation T of the Federal Reserve Board and the NYSE margin requirements. BHC Securities' internal policies generally call for stricter maintenance requirements than the NYSE requirements. BHC Securities is subject to the risk of a market decline that could reduce the value of the collateral held in an account below the customer's indebtedness before the collateral could be sold. Margin agreements with account holders permit BHC Securities to liquidate securities in an account with or without prior notice in the event of an insufficient amount of margin collateral. Despite these agreements, BHC Securities may be unable to liquidate an account holder's securities for various reasons, including the illiquidity of pledged securities, an undue concentration of certain securities pledged or a trading halt of pledged securities.

             Interest is charged to customer accounts on the amount borrowed to finance margin transactions at a rate determined by BHC Securities. At December 31, 1996, margin receivables were approximately $461,501,000.

             The primary source of funds to finance margin account balances has been the free credit balances in customer accounts. As of December 31, 1996, customers' credit balances in accounts available to BHC Securities were approximately $318,300,000. BHC Securities pays interest to certain accounts and pays a fee to the introducing Clients on most of the funds at a rate determined periodically by BHC Securities which is below the broker call rate.

             Stock Loan Activities.  The securities borrowing and lending
             ---------------------
             activities of BHC Securities involve (i) borrowing securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the settlement date; (ii) lending securities to other brokers and dealers for similar purposes; and (iii) borrowing a security from one broker-dealer, at an agreed upon rate, and then simultaneously lending it out to another broker-dealer at a lower rate. When lending securities, BHC Securities receives cash and generally pays a rebate (based on the amount of cash deposited) to the counterparty to the transaction. BHC Securities uses the cash received as collateral for securities it loans as a source of funding for margin debit balances. BHC Securities is either an agent or principal in these securities borrowing and lending transactions and may become liable for losses in the event of a failure of any other party to honor its contractual obligations.

             BHC Securities makes available a security lending service to financial institutions which gives them the ability to participate in the securities lending market. This service allows the financial institution to enhance the yields of the portfolios they manage without the expense of developing and maintaining an in-house program. BHC Securities receives a fee for these services based on the amount of securities out on loan.

Complementary Products and Services

          In addition to traditional Processing and Support Services, BHC Securities actively seeks to expand its array of complementary outsourcing services to new and existing Clients. Complementary products include:

          Processing for Bank and Capital Markets Departments. BHC Securities offers a product that delivers an integrated brokerage and accounting system to bank capital market departments typically involved in trading U.S. Government and municipal securities and bankers acceptances. This product enables bank capital markets departments to execute and account for trades, while at the same time allowing BHC Securities to clear and settle the transactions and carry the accounts of the departments' customers.

          Mutual Fund Processing. BHC Securities makes available to its Clients over 4,000 mutual funds, which include approximately (i) 800 no load funds, 28 of which are Clients' proprietary funds; (ii) approximately 400 no transaction fee mutual funds; and (iii) approximately 3,200 load funds of which 247 are Clients' proprietary funds. The proprietary Mutual Fund Profile and Order Entry Systems of BHC Securities provide extensive marketing and operational support which aids the Clients' efforts to market mutual funds. In addition, the prospectus mailing program of BHC Securities allows Clients to outsource their prospectus mailing requirements in connection with mutual fund sales.

          Retirement Accounts. BHC Securities makes available a variety of retirement plan products including self-directed retirement plans ("SDIRA"), Keoghs, SEPs, SIMPLE Individual Retirement Accounts and 401(k) plans. BHC Securities' retirement products are designed to integrate an individual's retirement account with a brokerage account, with BHC Securities providing all associated transaction accounting, as well as all required tax reporting. BHC Securities' retirement products allow Clients affiliated with a bank to have the bank act as trustee and allow Clients to select proprietary money market and mutual funds and proprietary certificates of deposit as investment options.

          Equity Dividend Reinvestment. The equity dividend reinvestment program of BHC Securities allows customers to direct cash dividend payments of $10.00 or more to purchase additional full and fractional shares of the same security. Virtually all listed equity securities (common shares) are available. Full and fractional shares are tracked by our system and displayed in the customer's brokerage account on-line and are printed on the customer statement.

          BHC Broker's Advantage. BHC Broker's Advantage is a Windows-based contact management and sales system designed for full service brokers to sell and service customers effectively and efficiently. With this product, a registered representative can manage appointments, create customer profiles, open accounts, print applications and submit orders, all from a laptop computer. This product also provides for the ability to manage the administrative and compliance sides of the sales process more efficiently and consistently. Approved product lists, marketing communications, applications and other forms can be created and controlled through the system's administrative functions.

          BHC Broker's Vision. BHC Broker's Vision is a graphical user system that was designed with the discount work force in mind. BHC Broker's Vision displays multiple mainframe brokerage functions on one screen in a Windows-based format.

          Investor's Workbench. Developed by BHC's subsidiary, netVest, Inc. ("netVest"), Investor's Workbench is an on-line trading and portfolio maintenance system designed for customer direct access using their personal computers. An Internet version is also available. Through this product, customers have the ability to take a more active role in their trading activities by (i) requesting quotes for stocks, mutual funds and options on all exchanges; (ii) the placement of orders; and
          (iii) the ability to obtain status reports for previously placed orders.

          IMA Account. BHC Securities offers an investment management account ("IMA") product that allows checking privileges on brokerage accounts. The Client may use its affiliated bank to clear the checks.

          Customized Programming. BHC Securities provides its Clients with customized software programming thereby allowing them to offer a brokerage product that is unique to their business niche.

          Annuity Processing. BHC Securities provides annuity clearing services which allows for the annuity transaction to appear on a monthly customer statement thereby enabling the customer to have one source of information for all of his or her investments.

          In addition to these complementary products, BHC also provides network technology through netVest. netVest provides low cost quote services to Clients, including PC and telephone inquiry and trading. netVest currently markets brokerage order entry capability through personal computers and other brokerage product applications suitable for delivery on the Internet.

Retail Brokerage Business

          BHC provides retail brokerage services at discount commission rates through TradeStar. The TradeStar customer base is a large diversified group that reaches throughout the United States. In addition, TradeStar provides discount brokerage services for correspondent banks.

          All securities transactions for TradeStar's accounts are cleared through BHC Securities. In 1996, TradeStar's customers accounted for approximately 147,000 trades, or 7%, of BHC Securities' total transaction volume and approximately 13% of BHC's total operating income. At December 31, 1996, TradeStar had approximately 51,000 accounts carried by BHC Securities of which 846 were margin accounts with debit balances totaling approximately $52,290,000.

          The products and services offered by TradeStar include such mainstream investment vehicles as stocks, options, bonds, tax-free investments, mutual funds, annuities and retirement accounts. TradeStar also offers money market funds with automatic daily sweeping and check writing privileges. The TradeStar Express account provides deep discount commission rates, low margin rates and no-fee SDIRA products for the active investor. In 1996, this service accounted for approximately 43,561 trades or 29% of the total transactions for TradeStar.

Third Party Marketing Activities

          BHC, through BHCM, provides third party marketing activities primarily to banks and other financial institutions. Organized as a Delaware corporation in 1993, BHCM obtained NASD membership in 1994 and is authorized to engage in a general securities business. In providing third party marketing services, BHCM carries the securities registrations and insurance licenses and maintains regulatory supervision over the activities of a sales staff whose sole purpose is to sell or otherwise market mutual fund and insurance products on behalf of and for the benefit of the financial institution.

          TradeStar's direct bank access program, known as Investor Services, which makes marketing materials and statement inserts available to banks and other financial institutions to promote BHC Securities' services, is now marketed by BHCM. All customers introduced to BHCM in this way become accounts carried by BHC Securities. On behalf of BHCM, TradeStar provides administrative and support services as requested under a Management

Agreement with BHCM dated as of December 30, 1996. As of December 31, 1996, TradeStar Investor Services provided its third party services to 112 banks and financial institutions.

Dependence on Key Clients

          While BHC Securities serves a diversified client base, three Clients, Citicorp Investment Services, Inc. ("CIS"), USAA Investment Management Company ("USAA") and PNC Capital Markets ("PNC"), accounted for 14%, 10% and 10%, respectively, of BHC's total revenues in 1996. For the years ended December 31, 1995 and 1994, revenues generated from CIS and PNC exceeded 10% of total revenues. Revenues from CIS and PNC were 13% and 11%, respectively for 1995 and 14% and 11%, respectively, for 1994.

          BHC has entered into a written agreement with CIS to continue its clearing relationship with BHC Securities through June 30, 1998.

          Norwest Investment Services, Inc. ("NISI"), which accounted for 7% of BHC's total revenues in 1996, had given informal notice of its intention to internalize its securities processing services as reported in the second quarter of 1995. NISI has deferred its internalization until the third quarter of 1997. This deferral is the most recent in a series of decisions by NISI to continue, for at least a short period of time, their relationship with BHC Securities.

          On October 16, 1996, USAA Brokerage Services ("USAA") advised BHC Securities in writing that it intended to internalize its brokerage operations in the latter half of 1997. No specific date has been given to BHC Securities by USAA as to its intended date for internalization, but it is anticipated that this will occur during the fourth quarter of 1997.

          Clearing Agreements with BHC Securities' Clients are generally terminable without a substantial penalty upon between 60 days and six months prior notice, however, several of its Clients have entered into long term contracts. Clearing Agreements with a majority of BHC Securities' Clients have been in effect for more than eleven (11) years.

Competition and Risk

          BHC's Processing and Support Services, retail brokerage and third party marketing activities operate in highly competitive markets. Some of BHC's competitors have greater capital and more resources available to them than does BHC.

          BHC Securities encounters intense competition in providing Processing and Support Services from several highly visible, major securities firms. In many instances, BHC Securities competes with such firms for the same Clients and market share. BHC Securities believes that the main competitive factors are price, quality of service, convenience, product availability and the technology platforms upon which BHC Securities' system and services are based. While some clearing brokers may charge lower fees for certain transactions, BHC Securities believes that it competes favorably with such firms.

          Like all firms involved in the provision of both securities clearing and third party marketing services, BHC Securities and BHCM are subject to the risk that a bank or financial institution (i) may change its marketing approach by internalizing its activities; or (ii) may seek the services of another clearing firm or third party marketer whether or not as a result of the recent proliferation of bank consolidations.

Employees

          At December 31, 1996, BHC and its subsidiaries had 471 full-time employees, none of whom was represented by a union. BHC believes that its relations with its employees are good.

Properties

          BHC and BHC Securities occupy office space of approximately 68,150 square feet at One Commerce Square, 2005 Market Street, Philadelphia, PA 19103-3212 under a lease with an initial term that expires in September, 2003, with the right to extend the term for two additional five-year periods. BHCM, TradeStar and its branch offices occupy office space aggregating approximately 28,150 square feet, all of which is leased under leases having various terms through 2002.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION


The following unaudited pro forma condensed consolidated balance sheets combine the condensed consolidated balance sheets of Fiserv and BHC as of December 31, 1996 and 1995. The following unaudited pro forma condensed consolidated statements of operations combine the condensed consolidated statements of Fiserv and BHC for each of the three years in the period ended December 31, 1996. The pro forma information is based on the historical financial statements of Fiserv and BHC, giving effect to the merger transaction under the pooling of interests method of accounting, and the assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated financial statements.

The pro forma condensed consolidated balance sheets and the pro forma condensed consolidated statements of operations have been prepared by Fiserv management based upon the audited financial statements of Fiserv and BHC for the periods indicated.

The pro forma condensed consolidated statements of operations are not necessarily indicative of the results that actually would have occurred if the acquisition had occurred at the beginning of the periods indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements of Fiserv for the year ended December 31, 1996, as included in its Annual Report on Form 10-K for the year incorporated herein by reference, and in conjunction with the audited financial statements of BHC for the year ended December 31, 1996, as included in its Annual Report on Form 10-K for the year incorporated herein by reference.

                Pro Forma Condensed Consolidated Balance Sheets
                                  (Unaudited)
                                (In thousands)

December 31, 1996                                                  Fiserv       BHC     Adjustments    Combined
Assets
Cash and cash equivalents                                        $   80,833   $ 15,288   $3,850(B,C)    $   99,971
Cash and securities segregated under federal regulations                         2,411                       2,411
Accounts receivable from customers and other                        160,747    493,635                     654,382
Receivable from brokers or dealers and clearing organizations                  227,199                     227,199
Prepaid expenses and other assets                                    54,354     20,634                      74,988
Trust account investments                                           970,553                                970,553
Other investments                                                    53,556     16,988                      70,544
Deferred income taxes                                                32,083                                 32,083
Property and equipment - Net                                        143,661      4,752                     148,413
Internally generated computer software - Net                         70,487                                 70,487
Identifiable intangible assets relating to acquisitions - Net        50,156      4,392                      54,548
Goodwill - Net                                                      292,089                                292,089
                                                                 ---------- ----------                  ----------
  Total Assets                                                   $1,908,519   $785,299     $  3,850     $2,697,668
                                                               ===================================================

Liabilities and Shareholders' Equity

Short-term bank loans payable                                                 $ 33,200                  $   33,200
Payable to brokers or dealers and clearing organizations                       230,975                     230,975
Payable to customers including free credit balances of $318,303                366,421                     366,421
Accounts payable                                                 $   43,486                                 43,486
Accrued expenses                                                     60,747     61,236                     121,983
Accrued income taxes                                                  7,510                                  7,510
Deferred revenues                                                    46,089                                 46,089
Trust account deposits                                              970,553                                970,553
Long-term debt                                                      271,502                                271,502
Other obligations                                                     1,362                                  1,362
                                                                --------------------------------------------------
Total liabilities                                                 1,401,249    691,832                   2,093,081
                                                                 ---------- ----------                  ----------
Shareholders' equity:
Common stock outstanding                                                453          8     $     57 (A,B)      518
Additional paid-in capital                                          323,268     39,582       (9,083)(A,B)  353,767
Unrealized gain on investments                                       18,621                                 18,621
Accumulated earnings                                                164,928     69,303       (2,550)  (C)  231,681
Treasury stock at cost                                                         (15,426)      15,426   (B)
                                                                --------------------------------------------------
Total shareholders' equity                                          507,270     93,467        3,850        604,587
                                                                --------------------------------------------------

 Total liabilities and shareholders' equity                      $1,908,519   $785,299     $  3,850     $2,697,668
                                                                 =================================================

See notes to unaudited pro forma condensed consolidated financial statements

                Pro Forma Condensed Consolidated Balance Sheets
                                  (Unaudited)
                                 (In thousands)

December 31, 1995
Assets                                                           Fiserv          BHC       Adjustments      Combined
Cash and cash equivalents                                      $   59,743     $ 21,517     $  3,850 (B,C)  $   85,110
Cash and securities segregated under federal regulations                         2,312                          2,312
Accounts receivables from customers and other                     154,628      377,535                        532,163
Receivables from brokers or dealers and clearing organizations                 196,321                        196,321
Prepaid expenses and other assets                                  63,893       15,302                         79,195
Trust account investments                                         931,732                                     931,732
Other investments                                                  55,748       11,502                         67,250
Deferred income taxes                                              39,527                                      39,527
Property and equipment-Net                                        148,343        4,714                        153,057
Internally generated computer software-Net                         73,863                                      73,863
Identifiable Intangible assets relating to acquisitions-Net        57,270        4,799                         62,069
Goodwill-Net                                                      300,552                                     300,552
                                                               ------------------------------------------------------
  Total Assets                                                 $1,885,299     $634,002     $  3,850        $2,523,151
                                                               ======================================================

Liabilities and Shareholders' Equity

Short-term bank loans payable                                                 $ 41,900                     $   41,900
Payable to brokers or dealers and clearing organizations                       190,810                        190,810
Payable to customers including free credit balances of         $  230,243      270,761                        270,761
Accounts payable                                                   43,948                                      43,948
Accrued expenses                                                   59,614       45,223                        104,837
Accrued income taxes                                                6,116                                       6,116
Deferred revenues                                                  40,754                                      40,754
Trust account deposits                                            917,189                                     917,189
Long-term debt                                                    381,361                                     381,361
Other obligations                                                   2,055                                       2,055
                                                               ------------------------------------------------------
Total liabilities                                               1,451,037      548,694                      1,999,731

Shareholders' equity:
Common stock outstanding                                              449            8     $     57 (A,B)         514
Additional paid-in capital                                        315,800       39,582          (30)(A,B)     355,352
Unrealized gain on investments                                     15,268                                      15,268
Accumulated earnings                                              102,745       52,091       (2,550)  (C)     152,286
Treasury stock at cost                                                          (6,373)       6,373   (B)
                                                               ------------------------------------------------------
Total shareholders' equity                                        434,262       85,308        3,850           523,420
                                                               ------------------------------------------------------
 Total liabilities and shareholders' equity                    $1,885,299     $634,002     $  3,850        $2,523,151
                                                               ======================================================

See notes to unaudited pro forma condensed consolidated financial statements

           Pro forma Condensed Consolidated Statements of Operations
                                  (Unaudited)
                             Year ended December 31

                               1996      1996       1996        1996      1995        1995        1995         1995
                              Fiserv     BHC     Adjustment   Combined   Fiserv(1)     BHC     Adjustment    Combined(1)

Revenues                     $798,268  $ 81,181(2)            $879,449   $703,380   $ 65,724(2)              $769,104
                             --------  --------               --------   --------   --------                 --------

Cost of revenues:
Salaries, commission and
 payroll
 related costs                371,526    23,406                394,932    330,845     20,335                  351,180
Data processing expenses,
 rental and
 telecommunication costs       90,919                           90,919     95,798                              95,798
Other operating expenses      145,230    25,650                170,880    125,498     20,799                  146,297
Depreciation and
 amortization of
 property and equipment        42,241     2,212                 44,453     38,480      2,205                   40,685
Purchased incomplete
  software technology                                                     172,970                             172,970
Amortization of intangible
  assets                       20,983                           20,983     25,880                              25,880
Amortization of internally
 generated
 computer software-net          3,732                            3,732     (6,382)                             (6,382)
                             --------  --------               --------   --------   --------                 --------
Total                         674,631    51,268                725,899    783,089     43,339                  826,428
                             --------    ------               --------   --------   --------                 --------
Operating income (loss)       123,637    29,913                153,550    (79,709)    22,385                  (57,324)
Interest expense-net           19,088                           19,088     18,822                              18,822
                             --------  --------               --------   --------   --------                 --------
Income (loss) before
  income taxes                104,549    29,913                134,462    (98,531)    22,385                  (76,146)
Income tax provision
  (credit)                     42,865    11,889                 54,754    (38,668)     8,448                  (30,220)
                             --------    ------                --------   --------    ------
Net income (loss)            $ 61,684  $ 18,024               $ 79,708   ($59,863)  $ 13,937                 ($45,926)
                             ========  ========               ========   ========   ========                 ========
Net income (loss) per
 common and
 common equivalent share        $1.34                            $1.51     ($1.36)                             ($0.91)
                             ========                         ========   ========                            ========
Shares used in computing
 net
 income per share              46,198              6,566(D)     52,764     44,008                6,566(D)      50,574
                             ========            ========     ========   ========              ========      ========

                             1994     1994        1994        1994
                            FISERV     BHC     Adjustment   Combined

Revenues                   $579,839  $ 55,458(2)            $635,297
                           --------  --------               --------
Cost of revenues:
Salaries, commission and
 payroll
 related costs              281,651    17,341                298,992
Data processing expenses,
 rental and
 telecommunication costs     81,320                           81,320
Other operating expenses    109,975   18,749                 128,724
Depreciation and
 amortization of
 property and equipment      31,350    2,615                  33,965
Purchased incomplete
 software technology                                          10,846
Amortization of intangible
 assets                      10,846
Amortization of internally
 generated
 computer software-net       (9,599)                          (9,599)
                           --------  --------               --------
      Total                 505,543   38,705                 544,248
                           --------  --------               --------
Operating income             74,296   16,753                  91,049
Interest expense-net          6,951                            6,951
                           --------  --------               --------
Income before
  income taxes               67,345 $ 16,753                $ 84,098
Income tax provision         26,938    6,129                  33,067
                           ========  ========               ========

Net income                 $ 40,407 $ 10,624                $ 51,031
                           ========  ========               ========
Net income per
 common and common
 equivalent share          $    .99                         $   1.08
                           ========  ========               ========
Shares used in computing
 net income per share        40,735               6,566(D)    47,301
                           ========               ========  ========

See notes to unaudited pro forma condensed consolidated financial statements

(1) 1995 includes changes related to the acquisition of Information Technology, Inc. (ITI) which are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million. Pro forma combined Fiserv and BHC net income and earnings per share before such charges would have been $63.8 million and $1.26, respectively.

(2) BHC Revenues for the years ending December 31, 1996, 1995 and 1994 in the accompanying pro forma statements are stated net of interest expense of $16,636, $15,630 and $11,918, respectively.

        Notes to Pro Forma Condensed Consolidated Financial Statements
                                  (Unaudited)


The foregoing unaudited pro forma condensed consolidated financial information assumes Fiserv acquired all the outstanding shares of BHC Common Stock for $33.50 per share in a stock for stock Merger. The number of shares of Fiserv Common Stock BHC Stockholders will receive will be determined by multiplying the number of shares of BHC Common Stock outstanding by the Conversion Ratio, which is defined as the quotient of (i) $33.50, divided by (ii) the Average Fiserv Stock Price, which is the average closing prices of Fiserv Common Stock as reported on NASDAQ for the 20 trading days ending two trading days prior to the Effective Time. It is contemplated that the Merger will be accounted for as a pooling of interests. The following adjustments are necessary to reflect the proposed transaction.

(A) Reflects the issuance of 6,566,000 shares (including 200,000 shares out of BHC treasury, if required) of Fiserv assuming an Average Fiserv Stock Price for Fiserv at $36.625.

(B) Reflects proceeds from sale of 200,000 shares of BHC Common Stock at $32.00 per share from treasury, if required, and retirement of remaining BHC treasury shares.

(C) To record the estimated costs attributable to the Merger. Such costs will be charged to operations as incurred. The costs consist of the following:

       Financial Advisory Fees    $1,925,000
       Legal and Accounting          550,000
       Printing and Other             75,000
                                  ----------
                                  $2,550,000
                                  ==========

(D) Reflects the issuance of 6,566,000 Fiserv shares for BHC shares including treasury shares, if required, and stock options -- $240,497,000 at an Average Fiserv Stock Price of $36.625.

                      DESCRIPTION OF FISERV COMMON STOCK

The holders of Fiserv Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Fiserv Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Fiserv out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Fiserv, holders of Fiserv Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Fiserv Common Stock have no preemptive rights to subscribe for unissued shares of capital stock of Fiserv. There are no cumulative voting rights with respect to the Fiserv Common Stock, with the result that holders of a majority of the Fiserv Common Stock may elect all Fiserv's directors. All the outstanding shares of Fiserv Common Stock are, and the shares offered hereby upon their issuance and sale will be, validly issued, fully paid and non-assessable.

As of April 18, 1997, there were approximately ___ holders of record of Fiserv Common Stock.

Fiserv has appointed Firstar Trust Company, Milwaukee, Wisconsin, as transfer agent and registrar for the Fiserv Common Stock.

            COMPARISON OF RIGHTS OF STOCKHOLDERS OF FISERV AND BHC

Certain Provisions of Wisconsin and Delaware Law

     Upon consummation of the Merger, the stockholders of BHC, which is a Delaware corporation, will become stockholders of Fiserv, which is a Wisconsin corporation. The stockholders' rights will be governed by the Wisconsin Business Corporation Law ("WBCL"), Fiserv's Articles of Incorporation, as amended (the "Articles"), and Fiserv's Bylaws, which differ in certain material respects from the Delaware General Corporation Law ("DGCL"), BHC's Amended and Restated Certificate of Incorporation (the "Certificate"), and BHC's Amended and Restated Bylaws.

     Although it is not practical to compare all differences between (i) Wisconsin law and the Articles and Bylaws of Fiserv and (ii) Delaware law and the Certificate and Bylaws of BHC, the following is a summary of certain differences which may significantly affect the rights of stockholders. This discussion is not intended to be complete and is qualified in its entirety by references to Fiserv's Articles and Bylaws and BHC's Certificate and Bylaws. Copies of BHC's Certificate and Bylaws and Fiserv's Articles and Bylaws are available for inspection at the principal executive offices of BHC and copies will be sent to BHC Stockholders upon request. Although the WBCL uses the term "Shareholder" to reference holders of stock of a Wisconsin corporation, for consistency such holders are referred to herein as "Stockholders."

Classified Board of Directors

     The WBCL provides for the staggering of terms of directors by dividing the directors into two or three groups. The Articles and Bylaws of Fiserv divide the total number of directors into three groups, with each group serving three-year terms. Similarly, the DGCL permits a corporation to divide directors into one, two or three classes, the terms of which expire in different years. The Certificate of BHC provides for three classes of directors, with a three-year term for each class.

Number of Directors; Cumulative Voting

     Under the WBCL, the authorized number of directors constituting the Board of Directors is specified in, or fixed in accordance with, the articles of incorporation or bylaws and may be increased or decreased by amendment to, or in a manner provided in, the articles of incorporation or the bylaws. Under Fiserv's Bylaws, the number of directors is determined by the Board of Directors, but shall not be less than three nor more than nine. Fiserv currently has eight directors each of whom serves for a three-year term and until his successor has been elected and is qualified. The terms of three Fiserv directors expire in each of 1998 and 1999 and the terms of two Fiserv directors expire in 2000. Under the DGCL, the number of directors shall be fixed by, or in the manner provided by, the bylaws unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. Under BHC's Certificate, the Board of Directors shall consist of not less than six nor more than fifteen directors. The BHC Board currently consists of eight members, each of whom serves a three-year term and until his or her successor is elected and qualified.

     Cumulative voting, which enhances the ability of minority stockholders to elect directors, is not available under either the WBCL or the DGCL unless provided for in the corporation's articles of incorporation or certificate of incorporation, as the case may be. Neither Fiserv's Articles nor BHC's Certificate provide for cumulative voting.

Removal of Directors; Filling Vacancies on the Board of Directors

     Under the WBCL, a director may generally be removed by the stockholders, with or without cause, if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her, unless the articles of incorporation, or bylaws adopted under authority granted in the articles of incorporation, provide for a greater voting requirement. Fiserv's Articles have no such provisions. Under the DGCL, in the case of a corporation whose board is classified, a director may be removed only for cause by the holders of a majority of the outstanding shares entitled to vote for the election of directors, unless the certificate of incorporation provides otherwise. BHC's Certificate provides that, subject to any rights of holders of Preferred Stock, directors may be removed from office only for cause by the affirmative vote of the holders of at least two-thirds of the total outstanding capital stock that may be voted on all matters submitted to stockholders generally.

     Under the WBCL, the circuit court for the county where a corporation's principal office or registered office is located may remove a director of the corporation from office in a proceeding brought either by the corporation or by its stockholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation and that removal is in the best interest of the corporation. The DGCL contains no similar provision.

     Under the WBCL, unless the articles of incorporation provide otherwise, which Fiserv's Articles do not, a vacancy occurring on the board of directors may be filled by the stockholders or the directors remaining in office. Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by the sole remaining director. BHC's Certificate provides that a newly created directorship resulting from an increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the remaining director(s) then in office. Any director so elected will hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred and until such director's successor is elected and qualified.

     The DGCL further provides that, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to such increase), the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10 percent of the outstanding shares having the right to vote for directors, order an election to fill such vacancy or newly created directorship, or to replace the directors chosen by the directors then in office. The WBCL contains no similar provision.

Limitation on Directors' Liability; Indemnification

     The WBCL provides that a director is not liable to the corporation, its stockholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes:
(1) wilful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director has a material conflict of interest; (2) a violation of criminal law, unless the director had reasonable cause to believe that the conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the director derived an improper personal profit; or (4) wilful misconduct. The WBCL permits a corporation to limit the statutory immunity from director liability in its articles of incorporation. Fiserv's Articles contain no such limitation.

     The WBCL provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because of his or her status as a director or officer. Additionally, a corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the conduct as enumerated above relating to liability of directors. Further, a court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

     The WBCL permits a corporation to provide additional rights to indemnification under its articles of incorporation or bylaws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares, except that the corporation may not indemnify a director or officer unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty owed to the corporation which constitutes conduct as enumerated above relating to liability of directors. Fiserv's Bylaws provide for indemnification and advancement of expenses to directors and officers to the fullest extent permitted by the WBCL. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled to under any written agreement, resolution of directors, vote of stockholders, by law or otherwise.

     The DGCL provides that a corporation's certificate of incorporation may contain a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (1) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (2) any breach of the director's duty of loyalty to the corporation or its stockholders, (3) an unlawful dividend or stock purchase or redemption, or (4) any transaction from which the director derived an improper personal benefit. BHC's Certificate includes such a provision eliminating and limiting the personal liability of its directors to the extent permitted by the DGCL.

     Under the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than proceedings by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in proceedings by or in the right of the corporation, except that indemnification may be made only for expenses (including attorneys' fees) and, in the event the person seeking indemnification has been adjudicated liable, only to the extent an appropriate court deems the indemnification for such expenses fair and reasonable. The DGCL provides that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The Certificate of BHC provides that the legal representatives, directors, and officers of BHC will be indemnified to the fullest extent permitted by the DGCL, which right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Meetings of Shareholders

     Under the WBCL, a corporation shall hold a special meeting of stockholders if (1) a special meeting is called by the board of directors or any person authorized by the articles of incorporation or bylaws to call a special meeting, or (2) the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting deliver a written demand to the corporation describing one or more purposes for which such meeting is to be held. Fiserv's Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board or the President, or by order of the Board of Directors, and that a special meeting shall be called by the President or Secretary upon written request of stockholders holding at least 10% of the votes entitled to be cast on any issue proposed to be considered at such meeting.

     Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or the by-laws. BHC's Bylaws provide that special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board or the President and may not be called by any other person or persons.

Quorum for Stockholder Meetings

     The WBCL provides that a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum, unless the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation, or the WBCL provide otherwise. Neither Fiserv's Articles nor its Bylaws deviate from this quorum requirement.

     Under the DGCL, a corporation's certificate of incorporation or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote. BHC's Bylaws provide that a quorum exists if a majority of the voting power entitled to vote is present in person or by proxy at a meeting, except as otherwise provided by statute or by the Certificate.

Stockholder Voting Requirements Generally

     Under the WBCL, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the WBCL, the articles of incorporation, or bylaws adopted under authority granted in the articles of incorporation, if a quorum exists, action on any matter generally is approved by the stockholders if the votes cast favoring the action exceed the votes cast opposing the action. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote. Fiserv's Articles and Bylaws contain no provisions imposing greater voting requirements.

     Under the DGCL, unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, directors are elected by a plurality of votes of shares represented at a meeting and entitled to vote, and action on all other matters is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on a particular matter. BHC's Certificate requires a greater vote on matters as discussed in the section captioned Supermajority Provisions below. BHC's Bylaws provide that all elections shall be decided by the vote of a majority of the stockholders present or represented and entitled to vote at a meeting unless otherwise required by the DGCL or the Certificate or Bylaws of BHC.

Stockholder Action by Written Consent

     The WBCL permits action otherwise required to be taken at a stockholders' meeting to be taken without a meeting if (1) written consents are signed by all stockholders entitled to vote on the action, or (2) if the articles of incorporation so provide, written consents are signed by stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Fiserv's Articles provide that stockholders may take actions by written consent in lieu of a meeting as described in (2) in the preceding sentence.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if written consents are obtained from the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. BHC's Articles do not limit this statutory provision.

Supermajority Provisions

     Except as discussed below in the section captioned "Stockholder Voting in Certain Significant Transactions; Takeover Legislation," neither the WBCL nor Fiserv's Articles and Bylaws impose supermajority voting requirements.

     Under the DGCL, the certificate of incorporation may provide for the vote of a larger portion of the stock or of any class or series thereof, or of any other securities having voting power, or a larger number of the directors, than is required by the DGCL. BHC's Certificate requires the affirmative vote of the holders of at least two-thirds of the outstanding stock to repeal, alter, amend or rescind a bylaw (the Board of Directors also has this power), to remove any or all directors, or to amend certain articles contained in the Certificate.

Stockholder Voting in Certain Significant Transactions; Takeover Legislation

     Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if such disposition is approved by a majority of all the votes entitled to be cast thereon. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group.

     The WBCL contains certain provisions that, unless a corporation elects not to be covered by such provisions, and Fiserv has not so elected, require approval of a supermajority of stockholders for certain "business combinations" involving persons who are "significant shareholders" before the transaction or become "significant shareholders" after the transaction. A "significant shareholder" is, among others, a person who is, or was within two years of the transaction, a beneficial owner of 10% or more of the voting power of the applicable corporation. In such a case, unless the business combination satisfies certain "fair price" criteria, the business combination requires the approval of 80% of the votes entitled to be cast by the outstanding voting shares of the corporation voting as a single class and two-thirds of all such shares excluding the shares owned by a significant shareholder.

     The WBCL additionally regulates a broad range of "business combinations" between a corporation and an "interested stockholder." "Business combination" is defined as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, the WBCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder, (iii) the consideration to be received by stockholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

     While a takeover offer is being made, or after a takeover offer has been publicly announced and before it is concluded, the WBCL requires the approval of the holders of a majority of shares entitled to vote before a public corporation may acquire more than 5% of its voting shares at a price above market value from a person who holds more than 3% of its voting shares and has held such shares for less than two years, unless at least an "equal" offer is made to acquire all voting shares and all securities which may be converted into voting shares. Similar approval is required before a public corporation may sell or option assets which amount to at least 10% of its market value unless the corporation has at least three directors who are not either officers or employees of the corporation and a majority of the directors who are not either officers or employees vote not to be governed by this provision.

     The WBCL provides that in particular circumstances the voting of shares of an "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident stockholders, 500 or more stockholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

     The DGCL requires that a merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of a corporation be approved by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

     The DGCL generally prohibits a stockholder owing 15 percent or more of a corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the time the person became an interested stockholder unless
(1) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85 percent of the voting stock outstanding at the time the transaction commenced, (3) at or subsequent to such time, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock, (4) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (5) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. BHC's Certificate and Bylaws contain no provisions electing not to be governed by this statute.

Statutory Stockholder Liability

     The WBCL provides that the stockholders of a corporation are personally liable up to an amount equal to the par value of shares owned by them, and to the consideration for which shares without par value were issued, for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. The DGCL contains no comparable provision.

Derivative Actions

     Under both the WBCL and the DGCL, a stockholder may bring a derivative action if he or she was a shareholder at the time of the alleged wrongdoing, or acquired the shares by operation of law from a person who was a shareholder at such time. Under the WBCL, a stockholder may not commence a derivative action until he makes a written demand on the corporation to take suitable action and a period of ninety days expires, unless the stockholder is notified that the corporation has rejected the demand or irreparable injury to the corporation would result by waiting for the period to expire. Under Delaware law, a stockholder has no right to bring a derivative action until he makes a demand on the corporation to institute such action or demonstrates that demand would be futile.

Dissenters' Rights and Appraisal Rights

     Under the WBCL, a stockholder of a corporation is generally entitled to receive payment of the fair value of such stockholder's stock if such stockholder dissents from a proposed merger or stock exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, except with respect to business combinations involving significant stockholders (as such terms are described in the first paragraph under "Stockholder Voting in Certain Significant Transactions; Takeover Legislation" above), dissenters' rights are not available to holders of shares that are registered on a national securities exchange or quoted on NASDAQ. Currently, Fiserv Common Stock is quoted on NASDAQ.

     Under the DGCL, a stockholder of a corporation who has not voted for or consented to a merger or consolidation is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his shares of stock. Such appraisal rights are not available to a stockholder of a Delaware corporation if the shares are (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, a stockholder does have appraisal rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof, (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares or receipts are so listed or designated or held of record by more than 2,000 stockholders, (3) cash in lieu of fractional shares or fractional depository receipts, or (4) any combination of the foregoing.

     Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the corporation's certificate of incorporation provides otherwise. BHC's Certificate does not provide for appraisal rights in the context of a sale of all or substantially all of BHC's assets.

Stockholder Inspection of Books and Records

     The WBCL allows a stockholder, upon giving the required notice, to inspect and copy the corporation's bylaws during regular business hours at a reasonable location specified by the corporation. A stockholder fulfilling specified requirements may inspect and copy, during regular business hours at a reasonable location specified by the corporation, excerpts of any minutes or records that the corporation is required to keep as permanent records, accounting records of the corporation, and the record of stockholders, except that the corporation may provide the stockholder with a list of stockholders compiled no earlier than the date of the stockholder's demand instead of allowing the stockholder to inspect and copy the record of stockholders.

     The DGCL permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholder list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

Stockholder Rights Plan

     On November 12, 1996, the Board of Directors of BHC declared a dividend distribution of one Right for each outstanding share of BHC Common Stock payable as of December 5, 1996 to stockholders of record on November 25, 1996. When exercisable, each Right entitles the registered holder to purchase from BHC one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $64 per one one-hundredth of a share (the "Exercise Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in the Rights Agreement.

     Until a Distribution Date, as described below, occurs, the Rights are not exercisable and remain attached to, and trade only with, the shares of BHC Common Stock associated therewith. The Rights will become exercisable and separate, and trade separately, from the BHC Common Stock and a Distribution Date will occur upon the earlier to occur of (i) the close of business on the tenth day following a public announcement that a person together with his or her affiliates and associates has become the beneficial owner of 15 percent or more of the shares of BHC Common Stock (an "Acquiring Person") or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors of BHC before a person or group becomes an Acquiring Person) following the commencement of, or public announcement of an intention to make, a tender or exchange offer the consummation of which would result in any person or group becoming the beneficial owner of 15 percent or more of the shares of BHC Common Stock.

     Unless the Rights are earlier redeemed, in the event that any person or group becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of BHC Common Stock having a market value at the time of the transaction equal to two times the Exercise Price.

     Unless the Rights are earlier redeemed, in the event that BHC were to be acquired in a merger or other business combination or 50 percent or more of the assets or earning power of BHC and its subsidiaries were sold or transferred, proper provision will be made so that each holder of a Right, other than an Acquiring Person (whose Rights will have become void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring party having a fair market value at the time of such transaction equal to two times the Exercise Price.

     At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50 percent or more of the outstanding shares of BHC Common Stock, the Board of Directors of BHC may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock or Series A Junior Participating Preferred Stock (or a series of the Company's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Series A Junior Participating Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

     At any time prior to the time that a person becomes an Acquiring Person, BHC may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of BHC authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. For so long as the Rights are redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. Unless the Rights Agreement is amended or the Rights are sooner redeemed by BHC, the Rights will expire at the close of business on November 12, 2006.

     On March 2, 1997, prior to the execution of the Merger Agreement, the Board of Directors of BHC amended the Rights Agreement such that Fiserv will not become an Acquiring Person as a result of entering into the Merger Agreement with BHC. In addition, BHC has agreed to amend the Rights Agreement so that it terminates prior to the Effective Time. See "The Merger - Rights Plan." The Rights Agreement and the amendment to the Rights Agreement have been filed as exhibits to BHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. The foregoing description of the Rights Agreement and the Rights is qualified in its entirety by reference to the Rights Agreement.

     Fiserv does not have a stockholder rights plan.

Loans to Directors

     Under the WBCL, unless it is an advance or is made to defray expenses made in the ordinary course of the corporation's business or an advance of expenses with respect to indemnification, a corporation may not make loans to or guaranty the obligation of a director unless the particular loan or guaranty is approved by a majority of the votes represented by the voting shares of all classes, voting as a single group, excluding votes owned or controlled by the benefited director, or the board of directors determines that the loan or guaranty benefits the corporation and either approves the specific loan or guaranty or a general plan authorizing loans or guarantees.

     Under the DGCL, a corporation may lend money to, or guaranty any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

Amendment or Repeal of the Articles and Bylaws

     In general, the WBCL provides that a corporation's articles of incorporation may be amended through a proposal submitted by the board of directors to the stockholders for their approval. Unless articles of incorporation or bylaws provide otherwise, or unless class voting is required, or unless the WBCL provides otherwise, the amendment may be approved by a majority vote of the shares, entitled to vote thereon. Class votes are required in certain circumstances which, in general, affect a class of stock adversely or uniquely. In certain very limited circumstances, either specified in the corporation's articles of incorporation or which involve certain ministerial actions which are likely to be immaterial to the stockholders, the WBCL permits the articles of incorporation to be amended by action of the board of directors without stockholder approval. In general, under Wisconsin law the bylaws of a corporation may be amended by the board of directors, except in those instances in which the corporation's articles of incorporation or bylaws provide otherwise. Action by stockholders to amend or repeal amendments to the bylaws can overrule action taken by the board of directors. Fiserv's Articles provide that they may be altered, amended or repealed by the Board of Directors subject to the power of the stockholders to alter or repeal any bylaw made by the Board of Directors.

     Under the DGCL, a corporation's certificate of incorporation generally may be amended only if approved by a majority of the outstanding stock entitled to vote thereon. A corporation may confer the power to adopt, amend or repeal bylaws on the directors, without divesting or limiting the powers of the stockholders to adopt, amend or repeal bylaws. BHC's Certificate provides that BHC's Bylaws may be adopted, repealed, altered, amended and rescinded by the Board of Directors. Notwithstanding anything to the contrary in the Bylaws, the affirmative vote of the holders of at least two-thirds of the total outstanding capital stock that by its terms may be voted on all matters submitted to stockholders generally shall be required in order for the stockholders to repeal, alter, amend or rescind the Bylaws.

Dividend Declarations

     Under the WBCL, no distribution may be made if, after giving it effect, either (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Fiserv's Articles contain no provision with respect to distributions.

     Under the DGCL, the directors may, subject to any restrictions in a corporation's certificate of incorporation, declare and pay dividends, either
(i) out of its surplus, or (ii) in case there shall be no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The directors may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. BHC's Certificate contains no limitations on such powers.

                                 LEGAL MATTERS

     The legality of the issuance of the Fiserv Common Stock being offered hereby will be passed upon by Charles W. Sprague, General Counsel of Fiserv. Mr. Sprague owns 21,375 shares of Fiserv Common Stock which number includes vested but unexercised stock options.

     Certain of the tax consequences of the Merger to BHC stockholders (see "The Merger - Certain Federal Income Tax Consequences of the Merger") will be passed upon at the Effective Time, as a condition to the Merger, by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.


                                    EXPERTS

     The consolidated financial statements of Fiserv, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of BHC Financial, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and the related financial statement schedules incorporated by reference in this Proxy Statement/Prospectus, have been audited by Coopers & Lybrand LLP, independent auditors, as stated in their reports with respect thereto, and are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

               STOCKHOLDER PROPOSALS FOR BHC 1997 ANNUAL MEETING

     BHC does not intend to hold an Annual Meeting of Stockholders in 1997 unless the Merger is not consummated. In the event that the Merger is not consummated, stockholder proposals which are intended to be presented at BHC's 1997 Annual Meeting of Stockholders must be received at the principal executive offices of BHC, located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-3212, no later than _____________ for inclusion in BHC's proxy statement and form of proxy relating to such meeting.

                                                                      APPENDIX A


          ============================================================





                          AGREEMENT AND PLAN OF MERGER


                                      among


                              BHC FINANCIAL, INC.,

                                  FISERV, INC.

                                       and

                            FISERV DELAWARE SUB, INC.





              -----------------------------------------------------


                            Dated as of March 2, 1997

              -----------------------------------------------------




          ============================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                                            Page
                                                                                                            ----
                                                     ARTICLE I

                                                     THE MERGER
         1.1.  The Merger...........................................................................         1
         1.2.  Effective Time.......................................................................         2
         1.3.  Organizational Documents, Directors and Officers
                of the Surviving Corporation........................................................         2
         1.4.  Further Assurances...................................................................         3
         1.5.  Conversion of Fiserv Sub Common Stock, Common
                Stock and BHC Options...............................................................         3
         1.6.  Delivery of the Merger Consideration.................................................         4
         1.7.  Exchange of Shares...................................................................         4
                                                    ARTICLE II

                                          REPRESENTATIONS AND WARRANTIES
         2.1.  Representations and Warranties of BHC Parent.........................................         5
               2.1.1.  Authorization; No Conflicts; Status of BHC
                        Group, etc..................................................................         5
               2.1.2.  Capitalization...............................................................         7
               2.1.3.  Financial Information........................................................         8
               2.1.4.  Undisclosed Liabilities......................................................         8
               2.1.5.  Absence of Changes...........................................................         9
               2.1.6.  Taxes........................................................................        11
               2.1.7.  Properties and Assets........................................................        15
               2.1.8.  Contracts....................................................................        15
               2.1.9.  Intellectual Property........................................................        16
               2.1.10.  Insurance...................................................................        18
               2.1.11.  Litigation..................................................................        18
               2.1.12.  Compliance with Laws and Other
                         Instruments; Governmental Approvals........................................        18
               2.1.13.  Affiliate Transactions......................................................        20
               2.1.14.  Government Regulation.......................................................        20
               2.1.15.  Labor Matters, etc..........................................................        21
               2.1.16.  ERISA.......................................................................        21
               2.1.17.  Brokers, Finders, etc.......................................................        24
               2.1.18.  Environmental Matters.......................................................        24
               2.1.19.  Pooling of Interests........................................................        25
               2.1.20.  Disclosure..................................................................        26
         2.2.  Representations and Warranties of Fiserv and Fiserv Sub..............................        26
               2.2.1.  Authorization; No Conflicts; Status of
                        Fiserv Group, etc...........................................................        26
               2.2.2.  Capitalization...............................................................        28
               2.2.3.  Undisclosed Liabilities......................................................        28
               2.2.4.  Absence of Adverse Changes or Events.........................................        28
               2.2.5.  Taxes........................................................................        29

                                      (i)

                                                                                                    Page
                                                                                                    ----
                         (d)  Investment Company; No Bankruptcy..................................... 29
               2.2.6.   Title to Properties and Absence of Liens.................................... 29
               2.2.7.   Patents, Licenses and Infringement.......................................... 30
               2.2.8.   Litigation.................................................................. 30
               2.2.9.   Compliance with Laws and Other
                         Instruments; Governmental Approvals........................................ 30
               2.2.10.  ERISA....................................................................... 31
               2.2.11.  Brokers, Finders, etc....................................................... 34
               2.2.12.  Pooling of Interests........................................................ 34
               2.2.13.  Disclosure.................................................................. 34
               2.2.14.  Proxy Statement/Prospectus.................................................. 34
         3.1.  Covenants of BHC Parent.............................................................. 35
               3.1.1.  Conduct of Business.......................................................... 35
               3.1.2.  No Solicitation.............................................................. 36
               3.1.3.  Access and Information....................................................... 37
               3.1.4.  Subsequent Financial Statements and Filings.................................. 37
               3.1.5.  Public Announcements......................................................... 38
               3.1.6.  Further Actions.............................................................. 38
               3.1.7.  Registration Statement....................................................... 40
               3.1.8.  Payment of Dividend.......................................................... 40
               3.1.9.  Offering to BHC Shareholders................................................. 40
               3.1.10. Rights Plan.................................................................. 40
               3.1.11. Issuance of Additional Shares................................................ 40
               3.1.12. Delisting; Transfer Books.................................................... 41
               3.2.1.  Conduct of Business.......................................................... 41
               3.2.2.  Fiserv Acquisition Proposal.................................................. 42
               3.2.4.  Subsequent Financial Statements and Filings.................................. 43
               3.2.5.  Public Announcements......................................................... 43
               3.2.6.  Further Actions.............................................................. 43
               3.2.7.  Tax-Free Reorganization Covenants............................................ 45
               3.2.8.  Employee Benefit Matters..................................................... 45
         3.3.  BHC Options and Option Plans......................................................... 46
         3.4.  Pooling Condition.................................................................... 47
         3.5.  Nasdaq Requirements.................................................................. 47
         3.6.  Registration Statement............................................................... 48

                                                    ARTICLE IV
                                               CONDITIONS PRECEDENT
         4.1.  Conditions to Obligations of Each Party.............................................. 48
               4.1.1.  HSR Act Notification......................................................... 48
               4.1.2.  No Injunction, etc........................................................... 48
               4.1.3.  Other Consents............................................................... 49
               4.1.4.  Approval of Merger Shares for Listing........................................ 49
         4.2.  Conditions to Obligations of Fiserv and Fiserv Sub................................... 49
               4.2.1.  Representations, Performance, etc............................................ 49

                                     (ii)

               4.2.2.  Governmental Approvals.......................................................... 49
               4.2.3.  Opinion of Counsel.............................................................. 49
               4.2.4.  Proceedings..................................................................... 50
               4.2.5.  FIRPTA Certification............................................................ 50
         4.3.  Conditions to Obligations of BHC Parent................................................. 50
               4.3.1.  Representations, Performance, etc............................................... 50
               4.3.2.  Governmental Approvals.......................................................... 51
               4.3.3.  Opinions of Counsel............................................................. 51
               4.3.4.  Proceedings..................................................................... 51
               4.3.5.  Tax Opinion..................................................................... 51
               4.3.6.  Certificates.................................................................... 51

                                                     ARTICLE V
                                                    TERMINATION
         5.1.  Termination............................................................................. 52
         5.2.  Effect of Termination................................................................... 53

                                                    ARTICLE VI
                                            DEFINITIONS, MISCELLANEOUS
         6.1.  Definition of Certain Terms............................................................. 53
         6.2.  Survival of Representations, Warranties and
                  Covenants............................................................................ 61
         6.3.  Expenses; Transfer Taxes................................................................ 61
         6.4.  Severability............................................................................ 62
         6.5.  Notices................................................................................. 62
         6.6   Miscellaneous........................................................................... 63
               6.6.1.  Headings........................................................................ 63
               6.6.2.  Entire Agreement................................................................ 63
               6.6.3.  Counterparts.................................................................... 63
               6.6.4.  Jurisdictional Matters.......................................................... 64
               6.6.5.  Binding Effect.................................................................. 64
               6.6.6.  Assignment...................................................................... 64
               6.6.7.  No Third Party Beneficiaries.................................................... 64
               6.6.8.  Waiver of Jury Trial............................................................ 65
               6.6.9.  Amendment; Waivers.............................................................. 65

                                     (iii)

                                EXHIBITS AND SCHEDULES


Exhibit A                             --     Form of Certificate of
                                             Incorporation of
                                             the Surviving Corporation
Exhibit B                             --     Form of By-Laws of the Surviving
                                             Corporation
Exhibit D                             --     Form of Exchange Agreement

Schedule 2.1.1(b)                     --     Company Conflicts and Governmental
                                             Approvals
Schedule 2.1.1(c)                     --     Due Organization
Schedule 2.1.2(b)                     --     Equity Interests of the BHC Group
Schedule 2.1.2(c)                     --     Option Holders
Schedule 2.1.2(d)                     --     Agreements with Respect to Capital
                                             Stock
Schedule 2.1.2(e)                     --     Other Investments
Schedule 2.1.4                        --     Obligations or Liabilities
Schedule 2.1.5                        --     Changes Since December 31, 1996
Schedule 2.1.6(a)                     --     Tax Returns; Payment of Taxes
Schedule 2.1.6(b)                     --     Tax Extensions
Schedule 2.1.6(c)                     --     Tax Filing Groups; Tax Filing
                                             Jurisdictions
Schedule 2.1.6(d)                     --     Tax Audits and Assessments
Schedule 2.1.6(f)                     --     Tax Sharing Arrangements
Schedule 2.1.6(g)                     --     Distributions Other than in
                                             Ordinary
                                             Course of Business
Schedule 2.1.6(h)                     --     Section 481 Adjustments
Schedule 2.1.6(i)                     --     Real Property in Transfer Tax
                                             Jurisdictions
Schedule 2.1.6(j)                     --     Affiliated Group Items
Schedule 2.1.6(m)                     --     Contracts or Plans of Affected by
                                             Change in Control
Schedule 2.1.7                        --     Real Property
Schedule 2.1.8(a)                     --     Contracts
Schedule 2.1.8(b)                     --     Contract Exceptions
Schedule 2.1.9(a)                     --     Intellectual Property
Schedule 2.1.9(b)                     --     Intellectual Property Infringements
Schedule 2.1.10                       --     Insurance Policies
Schedule 2.1.11                       --     Litigation
Schedule 2.1.12(a)                    --     Compliance with Laws
Schedule 2.1.12(b)                    --     Governmental Approvals
Schedule 2.1.13                       --     Affiliate Transactions
Schedule 2.1.14(a)                    --     Regulatory Compliance:
                                             Broker-Dealers
Schedule 2.1.16(a)                    --     ERISA Plans
Schedule 2.1.16(b)                    --     Minimum Funding Standards
Schedule 2.1.17                       --     Brokers, Finders, etc.
Schedule 2.1.18                       --     Environmental Matters
Schedule 2.1.19                       --     Pooling
Schedule 2.2.1(b)                     --     No Conflicts

                                     (iv)

Schedule 2.2.2(c)                     --     Agreements with Respect to Capital
                                             Stock
Schedule 2.2.4                        --     Undisclosed Liabilities
Schedule 2.2.8                        --     Litigation
Schedule 2.2.9(a)                     --     Compliance with Laws
Schedule 2.2.9(b)                     --     Governmental Approvals
Schedule 2.2.10(a)                    --     ERISA Plans
Schedule 3.1.1                        --     Conduct of Business
Schedule 3.2.1                        --     Conduct of Business


                                      (v)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  AGREEMENT AND PLAN OF MERGER, dated as of March 2, 1997, among BHC Financial, Inc., a Delaware corporation ("BHC Parent"), Fiserv, Inc., a
                                              ----------
Wisconsin corporation ("Fiserv"), and Fiserv Delaware Sub, Inc., a Delaware
                        ------
corporation ("Fiserv Sub") and a wholly owned subsidiary of Fiserv.
              ----------

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, BHC Parent is a Delaware corporation having authorized capital of 33,000,000 shares of Common Stock, of which 6,330,850 shares are issued and outstanding on the date hereof (capitalized terms used herein without definition having the meanings specified therefor in Section 6.1);

                  WHEREAS, Fiserv, Fiserv Sub and BHC Parent desire to have Fiserv Sub merge with and into BHC Parent (if, but only if, at the time of the merger, Fiserv Sub is a direct wholly-owned Subsidiary of Fiserv) or another direct wholly-owned Subsidiary of Fiserv to which this Agreement may be assigned (in either case, "Fiserv Sub") (the "Merger") on the terms and conditions and
                  ----------         ------
for the consideration described in this Agreement;

                  WHEREAS, in furtherance of such Merger, the Boards of Directors of BHC Parent, Fiserv and Fiserv Sub and the shareholder of Fiserv Sub have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and, in the case of BHC Parent, has directed that this Agreement be submitted to its shareholders for approval;

                  WHEREAS, BHC Parent, Fiserv and Fiserv Sub desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  1.1.  The Merger.  In accordance with and subject to
                        ----------
the terms and provisions of this Agreement and the DGCL, at the Effective Time:
(i) Fiserv Sub shall be merged with and into BHC Parent, the separate existence of Fiserv Sub shall cease and BHC

Parent shall be the surviving corporation (the "Surviving Corporation") and
                                                ---------------------
shall continue its corporate existence under the laws of Delaware; (ii) all rights, privileges, immunities, powers, purposes, franchises, properties and assets of BHC Parent and Fiserv Sub shall vest in the Surviving Corporation;
(iii) all debts, liabilities, obligations, restrictions, disabilities and duties of BHC Parent and Fiserv Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation; and (iv) the certificate of incorporation of the Surviving Corporation shall be amended so that it is substantially the same as the certificate of incorporation of Fiserv Sub immediately prior to the Effective Time and (v) the name of the Surviving Corporation shall be changed to "Fiserv Clearing, Inc.". The parties intend that the Merger will meet the requirements of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the United States Treasury regulations thereunder.

                  1.2. Effective Time. Upon the terms and subject to the
                       ---------------
conditions of this Agreement, following the satisfaction or waiver of the conditions set forth in Article IV, BHC Parent shall execute and file a Certificate of Merger (together with any other documents required by Applicable Law to effectuate the Merger) with the Secretary of State of the State of Delaware in accordance with Sections 251 and 103 of the DGCL (the "Certificate
                                                                   -----------
of Merger"). Prior to such filing, a closing (the "Closing") will be held at the
---------                                          -------
offices of Ballard Spahr Andrews & Ingersoll, 1735 Market Street, Philadelphia, Pennsylvania 19103 (or such other place as the parties may agree) at 10:00 a.m., Eastern Standard Time, on the Scheduled Closing Date, for the purpose of confirming all of the foregoing. The Merger shall become effective simultaneously with the filing of the Certificate of Merger. The date and time when the Merger shall become effective is referred to in this Agreement as the "Effective Time."

                  1.3. Organizational Documents, Directors and Officers of the
                       -------------------------------------------------------
Surviving Corporation. (a) Certificate of Incorporation. The Certificate of
---------------------      ----------------------------
Incorporation of the Surviving Corporation shall be amended so that from and after the Effective Time, the Certificate of Incorporation of Fiserv Sub in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, altered or repealed as provided therein or by Applicable Law.

                  (b) Bylaws. The Bylaws of the Surviving Corporation shall be
                      ------
amended so that from and after the Effective Time, the bylaws of Fiserv Sub in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein.

                  1.4. Further Assurances. If at any time after the Effective
                       ------------------
Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of BHC Parent or Fiserv Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of BHC Parent or Fiserv Sub any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of BHC Parent or Fiserv Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of BHC Parent or Fiserv Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of BHC Parent or Fiserv Sub and otherwise to carry out the purposes of this Agreement.

                  1.5. Conversion of Fiserv Sub Common Stock, Common Stock and
                       -------------------------------------------------------
BHC Options. (a) Each share of Common Stock of Fiserv Sub outstanding
-----------
immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Common Stock of BHC Parent as the Surviving Corporation in the Merger.

                  (b) Conversion of the Common Stock. Each share of Common Stock
                      ------------------------------
outstanding immediately prior to the Effective Time (except for any share of Common Stock then held in the treasury of BHC Parent or by any Subsidiary of BHC Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Fiserv Common Stock equal to the Conversion Ratio, subject to the provisions of
Section 3.4(b) ("Merger Consideration"). The "Conversion Ratio" shall equal
                 --------------------         ----------------
$33.50 divided by the average of the closing prices as reported in the Wall
                                                                       ----
Street Journal of the Fiserv Common Stock as reported on the NASDAQ National
--------------
Market for the twenty trading day period ending two trading days prior to the Closing Date.

                  (c) Shares Held by BHC Parent or a Subsidiary. Each share of
                      -----------------------------------------
Common Stock that at the Effective Time is held in the treasury of BHC Parent or by any Subsidiary of BHC Parent shall, by virtue of the Merger and without any action on the part of BHC

Parent or any such Subsidiary, be cancelled and retired and cease to exist, without any conversion thereof.

                  (d) No Rights as Stockholders. The holders of certificates
                      -------------------------
representing shares of Common Stock shall as of the Effective Time cease to have any rights as stockholders of BHC Parent, and their sole right shall be the right to receive their share of the Merger Consideration, as determined and paid in the manner set forth in this Agreement.

                  (e) No Fractional Share. Notwithstanding any other provision
                      -------------------
of this Agreement, no certificates or scrip representing fractional Merger Shares shall be issued upon the surrender for exchange of certificates representing Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Fiserv. In lieu of any fractional share of Merger Shares being issued to any stockholder, such fractional share will be rounded down to the nearest whole Merger Share and cash shall be paid to stockholders of BHC Parent in respect of such fractional share based on the Merger Consideration.

                  (f) Options. Each BHC Option outstanding at the Effective Time
                      -------
shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as described in, and in accordance with, Section 3.3(a) of this Agreement.

                  1.6. Delivery of the Merger Consideration. At the Closing,
                       ------------------------------------
Fiserv shall issue Merger Shares and shall deliver such shares to a bank, trust company or other Person designated by BHC Parent to act as exchange agent for the Merger (the "Exchange Agent").
                 --------------

                  1.7. Exchange of Shares. (a) Surrender of Certificates. At or
                       ------------------      -------------------------
as soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented outstanding Common Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such
            ------------
Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration into which the aggregate number of shares of Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

                  (b)  Endorsements of Certificates; Transfer Taxes.  If
                       --------------------------------------------
the Merger Consideration is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to delivery of such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such Merger Consideration shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such Tax has been paid or is not applicable.

                  (c) Status of Certificates. Until surrendered in accordance
                      ----------------------
with the provisions of this Section 1.7, from and after the Effective Time, each Certificate (other than Certificates representing former shares of Common Stock held in the treasury of the Surviving Corporation or by any Subsidiary of the Surviving Corporation) shall represent for all purposes only the right to receive a portion of the Merger Consideration as determined and paid in the manner set forth in this Agreement.

                  (d) No Further Transfers. After the Effective Time there shall
                      --------------------
be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in Section 1.7(c).



                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

                  2.1.  Representations and Warranties of BHC Parent.
                        --------------------------------------------
BHC Parent represents and warrants to Fiserv and Fiserv Sub as follows:

                  2.1.1. Authorization; No Conflicts; Status of BHC Group, etc.
                         -----------------------------------------------------
(a) Authorization, etc. BHC Parent has all requisite corporate power and
    ------------------
authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by BHC Parent have been duly authorized by all requisite corporate action of BHC Parent, except for the approval of the shareholders of BHC Parent. This Agreement has been duly executed and delivered by BHC Parent and constitutes the valid and legally binding obligation of BHC Parent, enforceable against BHC Parent in accordance with its terms.

                  (b) No Conflicts. Except as set forth in Schedule 2.1.1(b),
                      ------------
the execution and delivery of this Agreement by BHC Parent and the consummation by BHC Parent of the transactions contemplated hereby will not contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of any member of the BHC Group under, (i) any provision of the Organizational Documents of any member of the BHC Group, (ii) any Applicable Law applicable to any member of the BHC Group or any of their respective properties or (iii) any BHC Contract, except for, in the case of this clause (iii), any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, could not reasonably be expected to have an Adverse Effect on the BHC Group. Except as set forth in Schedule 2.1.1(b), no Governmental Approval (other than pursuant to the HSR Act) or other Consent is required to be obtained or made by any member of the BHC Group in connection with the execution and delivery of this Agreement by BHC Parent or the consummation by BHC Parent of the transactions contemplated hereby.

                  (c) Due Organization, etc. Schedule 2.1.1(c) sets forth a
                      ---------------------
correct and complete list of each member of the BHC Group, its form and jurisdiction of organization and each jurisdiction in which such member is qualified to do business. Each member of the BHC Group is a corporation, partnership or limited liability company, duly organized, validly existing and in good standing under the laws of such member's jurisdiction of organization, with the requisite corporate, partnership or limited liability company power and authority, as applicable, to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Each member of the BHC Group is duly qualified to do business and is in good standing as a foreign corporation, partnership or limited liability company, as applicable, in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the BHC Group.

                  (d) Organizational Documents, etc. BHC Parent has made
                      -----------------------------
available to Fiserv complete and correct copies of the Organizational Documents, as in effect on the date hereof, of each member of the BHC Group. Fiserv has been given the opportunity to inspect the corporate minutes and stock transfer books of BHC Parent and each direct and indirect Subsidiary of BHC Parent.

                  2.1.2. Capitalization. (a) BHC Parent. The authorized capital
                         --------------      ----------
stock of BHC Parent consists of 33,000,000 shares of Common Stock, of which 6,330,850 shares as of the date hereof are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) Other Members of the BHC Group. Schedule 2.1.2(b) sets
                      ------------------------------
forth a complete and correct description of the authorized stock or other equity interests of each member of the BHC Group (other than BHC Parent) and the amount of such stock or other equity interests that are issued and outstanding as of the date hereof. All of such outstanding shares of stock or other equity interests of each member of the BHC Group (other than BHC Parent) have been duly authorized and validly issued and are fully paid and nonassessable, and are owned beneficially and of record by the member of the BHC Group or other Person specified on such Schedule 2.1.2(b).

                  (c) BHC Options. There are 899,750 shares of Common Stock
                      -----------
reserved for issuance under the BHC Stock Plans (excluding shares of Common Stock which have been issued as of the date hereof upon exercise of options issued under the BHC Stock Plans), of which 647,750 shares of Common Stock are reserved for issuance upon exercise of the BHC Options outstanding on the date hereof. Schedule 2.1.2(c) sets forth a complete and correct list as of the date hereof of all holders of BHC Options as of the date hereof (collectively, the "BHC Option Holders"), the exercise price of each BHC Option outstanding as of
 ------------------
the date hereof, the number of shares of Common Stock issuable upon exercise of each such BHC Option, the portion of each such BHC Option that is vested as of the date hereof and the expiration date of each such Option. Except as set forth on Schedule 2.1.2(c), BHC Parent has not agreed to, nor does it have any commitments to, issue or grant or to cause to be issued or granted any options or other equity awards relating to any shares of Common Stock. At the Effective Time, all outstanding BHC Options will be fully exercisable in accordance with the terms of each BHC Option Plan.

                  (d) Other Agreements with Respect to Common Stock. There are
                      ---------------------------------------------
no preemptive or similar rights on the part of any Person with respect to the issuance of any shares of Common Stock of BHC Parent or any other member of the BHC Group. Except (i) for this Agreement, (ii) in respect of the BHC Options and
(iii) as set forth in Schedule 2.1.2(c) or 2.1.2(d), currently there are no subscriptions, options, warrants or other similar rights, agreements or commitments of any kind obligating BHC Parent or any other member of the BHC Group to issue or sell, or to cause to be issued or sold, or to repurchase or otherwise acquire, any shares of its Common Stock or any securities convertible into or exchangeable for, or any options, warrants or other similar rights relating to, any such shares.

                  (e) Other Investments. Except as set forth in Schedule
                      -----------------
2.1.2(e) and except for securities of and other interests in members of the BHC Group, investments in publicly traded securities acquired or held in the ordinary course of business as trading inventory and cash equivalents, no BHC Company holds any outstanding securities or other interests in any corporation, partnership, company, joint venture or other entity.

                  2.1.3. Financial Information. BHC Parent has delivered to
                         ---------------------
Fiserv the BHC Financial Statements. The BHC Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis ("GAAP") throughout the periods
                                              ----
presented in the BHC Financial Statements. The consolidated balance sheets of BHC Parent and its Subsidiaries included in BHC Parent Financial Statements present fairly in all material respects the financial position of BHC Parent and its Subsidiaries as at the respective dates thereof; and the consolidated statements of operations, statements of changes in stockholders' equity and statements of cash flows of BHC Parent and its Subsidiaries included in BHC Parent Financial Statements present fairly in all material respects the results of operations, stockholders' equity and cash flows of BHC Parent and its Subsidiaries for the respective periods indicated.

                  2.1.4. Undisclosed Liabilities. Except as set forth on
                         -----------------------
Schedule 2.1.4, the BHC Group is not subject to any obligation or liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, and, to the knowledge of BHC Parent, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such an obligation or liability, other than (i) obligations and liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed or reserved against in the audited consolidated balance sheet as at December 31, 1996 included in BHC Parent Financial Statements, (iii) obligations and liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practices and not prohibited by this Agreement and (iv) obligations and liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group.

           2.1.5.  Absence of Changes. Since December 31, 1996 through the date
                   ------------------
hereof, except (i) as set forth in Schedule 2.1.5, (ii) as reflected or reserved against in the BHC Financial Statements, or (iii) as contemplated by (including, without limitation, Section 3.1.1) or in connection with this Agreement or the transactions contemplated hereby, the business of the BHC Group has been conducted in the ordinary course consistent with past practices and no member of the BHC Group has:

                   (a) undergone any change in its business, financial condition, results of operations or properties (other than changes resulting solely from general economic or political conditions), that, individually or in the aggregate, has had or could reasonably be expected to have an Adverse Effect on the BHC Group;

                   (b) in the case of BHC Parent declared, set aside, made or paid any dividend or other distribution in respect of its common stock or repurchased, redeemed or otherwise acquired any shares of its common stock, except in the ordinary course of business consistent with past practices;

                   (c) issued or sold any shares of its common stock or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such shares or any securities convertible into or exchangeable for any such shares, except for issuances of Common Stock of BHC Parent pursuant to the exercise of BHC Options consistent with past practice of the BHC Group;

                   (d) in the case of any member of the BHC Group, incurred, assumed, guaranteed (including by way of any agreement to "keep well" or of any similar arrangement) or prepaid any Indebtedness or amended the terms relating to any Indebtedness (including, without limitation, capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit) or issued or sold any debt securities, except for any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices in an aggregate amount not exceeding $5,000,000;

                   (e) sold, transferred, assigned, conveyed, mortgaged, pledged or otherwise subjected to any Lien any of its properties or assets, tangible or intangible, except for BHC Permitted Encumbrances or in the ordinary course of business consistent with past practices;

                   (f) entered into (i) any agreement or commitment involving more than $1,000,000 that, pursuant to its terms, is not cancelable without penalty on 60 days' notice or less or (ii) any other agreement, commitment or other transaction, other than any agreement, commitment or other transaction involving an expenditure of not more than $500,000 or series of expenditures in the aggregate of not more than $1,000,000;

                   (g) paid (or committed to pay) any bonus or other incentive compensation to any director, partner, officer or other employee or granted (or committed to grant) to any director, partner, officer or other employee any other increase in compensation, except for bonuses payable pursuant to any plan listed on Schedule 2.1.16(a), base salary or wage increases, in each case in the ordinary course of business consistent with past practices or pursuant to the terms of any written agreement or commitment existing at December 31, 1996;

                   (h) entered into, adopted or amended (or committed to enter into, adopt or amend) in any material respect any employment, retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, contract or other arrangement with an independent contractor or agreement maintained for the benefit of any director, partner, officer, or other employee;

                   (i) suffered any strike or other labor dispute or controversies, including unresolved grievances, arbitrations or unfair labor practice charges that has had or could reasonably be expected to have an Adverse Effect on the BHC Group;

                   (j) amended its certificate of incorporation or by-laws or any other Organizational Documents;

                   (k) granted any rights or licenses under any of its trademarks or trade names or other BHC Intellectual Property or entered into any licensing or similar agreements or arrangements other than in the ordinary course of business consistent with past practices;

                   (l) made any material changes in its general policies or practices relating to selling practices, discounts or other material terms of sale or accounting therefor other than in the ordinary course of business consistent with past practices;

                   (m) changed in any material respect its accounting practices, policies or principles, other than any such changes as may be required under GAAP or other generally accepted accounting principles of the applicable jurisdiction;

                   (n) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting its properties or assets which, individually or in the aggregate, could reasonably be expected to have an Adverse Effect on the BHC Group; or

                   (o) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

           2.1.6.  Taxes. (a) Filing of BHC Tax Returns and Payment of Taxes.
                              ----------------------------------------------
Except as set forth on Schedule 2.1.6(a), all material BHC Tax Returns required to be filed on or before the date hereof have been filed in accordance with Applicable Law and all material BHC Tax Returns required to be filed on or before the Closing Date will have been filed by the Closing Date in accordance with Applicable Law or, in each case, the time for filing such BHC Tax Returns shall have been validly extended as set forth in Schedule 2.1.6(b). Except for Taxes set forth on Schedule 2.1.6(a) (which are being contested in good faith and by appropriate proceedings or which can be paid without interest, addition to tax or penalty), the following Taxes (collectively, without regard to materiality "BHC Taxes")) have (or, in the case of Taxes that become due after the date hereof and on or before the Closing Date, by the Closing Date will have) been duly paid: (i) all Taxes shown to be due on such BHC Tax Returns and
(ii) all material Taxes due and payable on or before the date hereof and all material Taxes due and payable on or before the Closing Date that are or may become payable by any member of the BHC Group or chargeable as a Lien upon the assets thereof (whether or not shown on any BHC Tax Return). Except as set forth on Schedule 2.1.6(a), all material BHC Employment and Withholding Taxes required to be withheld and paid on or before the date hereof, and all material BHC Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date, have (or, in the case of such BHC Employment and Withholding Taxes that are required to be withheld and paid after the date hereof and on or before the Closing Date, by the Closing Date will have) been duly paid to the proper Governmental Authority (and in the case of BHC Employment and Withholding Taxes required to be withheld on or before the Closing Date and paid after the Closing Date, will be properly set aside in accounts for such purpose).

                   (b)    Extensions, etc. Except as set forth on Schedule
                          ---------------
2.1.6(b), (i) no written agreement or document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any BHC Taxes or BHC Employment and Withholding Taxes, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority which extension, waiver, or power is currently in force;
(ii) no member of the BHC Group has
requested any extension of time within which to file any BHC Tax Return and has not yet filed such BHC Tax Return; and (iii) there are no requests for rulings in respect of any BHC Taxes or BHC Employment and Withholding Taxes pending between any member of the BHC Group and any Governmental Authority.

                   (c)    Tax Filing Groups; Income Tax Jurisdictions. Except as
                          -------------------------------------------
set forth on Schedule 2.1.6(c), no member of the BHC Group (A) is or has been at any time a member of any affiliated, consolidated, combined or unitary group for Tax purposes or (B) has any liability for the Taxes of any person (other than another member of the BHC Group) under section 1.1502-6 of the United States Treasury regulations, or any similar provision of state, local or foreign law, or as a transferee, successor, indemnitor or guarantor, by contract or otherwise. Set forth on Schedule 2.1.6(c) for each member of the BHC Group are all countries, states, provinces, cities or other jurisdictions in which Income Tax is properly payable by a member of the BHC Group (assuming it had a sufficient tax base for such Income Tax).

                   (d)    Copies of BHC Tax Returns; Audits; etc. BHC Parent has
                          --------------------------------------
(or by the Closing Date will have) made available to Fiserv complete and accurate copies of all BHC Tax Returns as filed and, if applicable, as amended, with respect to all open Tax periods that have been filed or will be required to be filed (after giving effect to all valid extensions of time for filing) on or before the Closing Date. Except as set forth on Schedule 2.1.6(d), (i) no BHC Taxes or BHC Employment and Withholding Taxes have been asserted in writing by any Governmental Authority to be due in respect of any open Tax period, (ii) no revenue agent's report or written assessment for Taxes has been issued by any Governmental Authority in the course of any audit with respect to BHC Taxes or BHC Employment and Withholding Taxes for any open Tax period, (iii) no issue has been raised by any Governmental Authority in writing (in a writing that has been received by any member of the BHC Group) in the course of any audit that has not been completed with respect to BHC Taxes or BHC Employment and Withholding Taxes and (iv) to the knowledge of BHC Parent, no such assertion, assessment or issue has been raised or is being contemplated by any Governmental Authority at the date hereof. Except as set forth on Schedule 2.1.6(d), all BHC Tax Returns filed with respect to Tax years of each member of the BHC Group through the Tax year ended December 31, 1992, have been closed or are BHC Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired. The IRS is conducting an audit of the BHC Tax Return with respect to United States federal income Taxes for 1994. Except as set forth on Schedule 2.1.6(d), there is no judicial or administrative claim, audit, action, suit, proceeding or, to the knowledge of BHC Parent, investigation now pending or threatened against or with respect to any member of the BHC Group in respect of any BHC Tax, BHC Employment and Withholding Tax or any Tax Asset of any member of the BHC Group. Except as set forth on Schedule 2.1.6(d), there is no reasonable basis for any deficiency, claim or adjustment of additional BHC Taxes or BHC Employment and Withholding Taxes of which BHC Parent is aware. Except as set forth on Schedule 2.1.6(d), there are no Liens for Taxes upon any assets of any of the members of the BHC Group except Liens for current Taxes (i) not yet due or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the BHC Financial Statements.

                   (e)    Section 1445(a) of the Code. Neither Fiserv Sub nor
                          ---------------------------
Fiserv will be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the payment of the Merger Consideration pursuant to this Agreement.

                   (f)    Tax Sharing Agreements. Except as set forth on
                          ----------------------
Schedule 2.1.6(f), no member of the BHC Group is a party to or bound by or has any contractual obligation to pay any amounts under any Tax sharing agreement or arrangement.

                   (g)    "Substantially All" Requirement. Except as set forth
                          -------------------------------
on Schedule 2.1.6(g), BHC Parent has made no distributions to stockholders of BHC Parent, other than regular, normal dividends paid in the ordinary course of business. Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of BHC Parent's net assets and at least 70 percent of the fair market value of BHC Parent's gross assets and at least 90 percent of the fair market value of Fiserv Sub's net assets and at least 70 percent of the fair market value of Fiserv Sub's gross assets held immediately prior to the Merger. For purposes of this representation, the assets of BHC Parent shall be valued immediately prior to the Effective Time, and any assets used by BHC Parent or Fiserv Sub to pay transaction expenses, to pay cash or other property to any stockholder of BHC Parent or Fiserv Sub in connection with the Merger, to pay cash or other property to redeem any stock of BHC Parent or Fiserv Sub, or to pay prior to the Effective Time any dividend other than a regular, normal dividend in the ordinary course of business, and any amounts set forth on Schedule 2.1.6(g), shall be treated as assets held by BHC Parent or Fiserv Sub, respectively, immediately prior to the Effective Time.

                   (h)    Section 481 Adjustment. Except as set forth on
                          ----------------------
Schedule 2.1.6(h), no member of the BHC Group is or will be required to include any adjustment in taxable income for any Post-Closing Tax Period under section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax

Period or pursuant to the provisions of any agreement entered into with any Governmental Authority on or before the Closing Date with regard to the Tax liability of any member of the BHC Group for any Pre-Closing Tax Period.

                   (i)    Real Property. Except as set forth on Schedule
                          -------------
2.1.6(i), no member of the BHC Group owns any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property or on a transfer of an interest in real property in a reverse triangular merger for stock of the parent of the non-surviving company and cash.

                   (j)    Affiliated Group Items. Except as set forth on
                          ----------------------
Schedule 2.1.6(j), no member of the BHC Group will have immediately prior to the Effective Time (i) any excess loss account within the meaning of section 1.1502-19 of the United States Treasury regulations; (ii) any deferred gain or loss arising from deferred intercompany transactions entered into while any member of the BHC Group was a member of the affiliated group of which BHC Parent is the common parent as described under section 1.1502-13 of the United States Treasury regulations (as in effect before the adoption of Treasury Decision 8597); (iii) any deferred gain or loss with respect to stock or obligations of any other member of the affiliated group of which BHC Parent is the common parent as described under section 1.1502-14 (as in effect before the adoption of Treasury Decision 8597) of the United States Treasury regulations and any intercompany items of gain or loss that have not been taken into account as described under section 1.1502-13 of the United States Treasury regulations (as adopted by Treasury Decision 8597); and (iv) any similar item under any similar provision of state or local law.

                   (k)    No Investment Company; No Bankruptcy. BHC Parent is
                          ------------------------------------
not an investment company as defined in sections 368(a)(2)(F) (iii) and (iv) of the Code. BHC Parent is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

                   (l)    Other Matters. Except as set forth on Schedule
                          -------------
2.1.6(m), none of the members of the BHC Group is a party to any agreement, contract or arrangement or has adopted any plan that could result in the payment of any amount or the vesting of any options upon a change of control of BHC Parent. BHC Parent is not a "consenting corporation" within the meaning of
Section 341(f) of the Code. None of the assets of any member of the BHC Group is required to be treated as being owned by another person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of said leasing provisions, or treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. No member of the BHC Group has made or been required to make an election under Section 338 of the Code for any Taxable year beginning after December 31, 1992.

                   (m)    Corporation as Defined. Each member of the BHC Group
                          ----------------------
is a "corporation" within the meaning of Section 7701(a)(3) of the Code.

           2.1.7.  Properties and Assets. Schedule 2.1.7 sets forth a complete
                   ---------------------
and correct list, as of the date hereof, of all real property leased by any member of the BHC Group, including the names of each of the parties to such lease and the location of the applicable property. None of the members of the BHC Group owns any real property. Each member of the BHC Group has valid title to all material personal property owned by it, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except (i) Liens specified in Schedule 2.1.7 or reflected in the BHC Financial Statements, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (iii) statutory Liens incurred in the ordinary course of business consistent with past practices that have not had and could not reasonably be expected to have a Material Adverse Effect on the BHC Group and (iv) Liens which do not materially detract from the value or materially interfere with the use of the properties affected thereby (the exceptions described in the foregoing clauses (i), (ii), (iii) and (iv) being referred to collectively as "BHC
                                                                     ---
Permitted Encumbrances"). Schedule 2.1.7 sets forth a list of each material real
----------------------
property lease under which any member of the BHC Group is a lessee as to which the consummation by BHC Parent of the transactions contemplated hereby would result in a violation of, loss of rights or default under or constitute an event creating rights of acceleration, termination or cancellation under such lease.

           2.1.8.  Contracts. (a) Schedule of Contracts, etc. Schedule 2.1.8(a)
                   ---------      --------------------------
sets forth a correct and complete list, as of the date hereof, of all BHC Contracts. The term "BHC Contracts" means all agreements, contracts, licenses and commitments, including material oral agreements, of the following types to which any member of the BHC Group is a party or by which any member of the BHC Group or its respective properties is bound and which is currently in effect, as amended, supplemented, waived or otherwise modified as of the date hereof: (i) material contracts for the performance of clearing services; (ii) employment, retention, material independent contractor arrangements, change in control and collective bargaining agreements, if any, with any directors, officers, other employees, or trade unions, of any member of the BHC Group; (iii) mortgages, indentures, security agreements relating to indebtedness for borrowed money, letters of credit, promissory notes, loan agreements and other material agreements, guarantees and instruments relating to the borrowing of money or extension of credit; (iv) material licenses and other similar material agreements involving Intellectual Property rights; (v) material joint venture, partnership and similar agreements;
(vi) material stock purchase agreements (other than any such agreements pursuant to which BHC Parent issued Common Stock to any Person), material asset purchase agreements and other material acquisition or divestiture agreements; (vii) personal property leases providing for annual rentals of $2,000,000 or more;
(viii) agreements, contracts and commitments for the purchase or sale of supplies, services, equipment or other assets that provide for annual payments by the BHC Group of $500,000 or more; (ix) any other agreements, contracts, licenses or commitments that are material to the business, financial condition, results of operations or properties of the BHC Group, taken as a whole; and (x) any guaranty (including by way of any agreement to "keep well" or any similar arrangements) of any of the foregoing. No member of the BHC Group has made any loan which is secured by a mortgage or services any mortgages or otherwise is engaged in mortgage banking activities. BHC Parent has made available to Fiserv for inspection complete and correct copies of all BHC Contracts, including a description of any material oral agreements.

                   (b)    No Defaults, etc. Except as set forth in Schedule
                          ----------------
2.1.8(b), excluding any failure to obtain Consents with respect to the BHC Contracts listed in Schedule 2.1.1(b) and further excluding those matters which could not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the BHC Group, (i) each BHC Contract is in full force and effect in all material respects, and (ii) there does not exist under any material BHC Contract any material event of default, or any event or condition that, after notice or lapse of time or both, would constitute a material event of default, on the part of any member of the BHC Group or, to the knowledge of BHC Parent, on the part of any other party to any material BHC Contract. Except as disclosed in Schedule 2.1.8(b), no member of the BHC Group is subject to any contract, agreement, license or commitment materially restricting or limiting the type or scope of business or operations that it may conduct now or immediately after the Effective Time.

           2.1.9.  Intellectual Property. (a) Schedule of Intellectual Property.
                   ---------------------      ---------------------------------
Schedule 2.1.9(a) sets forth a correct and complete list of all of the material trade or service marks and all other material Intellectual Property (other than off-the-shelf software programs that have not been customized for use by any member of the BHC Group) used in the business and operations of the BHC Group as of the date hereof (the "BHC Intellectual
                         ----------------

Property") and sets forth the owner and nature of the interest of the BHC Group
--------
therein. All of the material Intellectual Property owned by any member of the BHC Group and used in connection with the business is owned free and clear of any Liens, except as set forth on Schedule 2.1.9(a). Except as set forth in
Schedule 2.1.9(a), the BHC Group has the legal right to use BHC Intellectual Property in connection with the business as currently conducted by the BHC Group and, except as set forth on Schedule 2.1.1(b), immediately after the Effective Time, the Surviving Corporation or its Subsidiaries will have such right to the same extent and on the same terms as the BHC Group was entitled to use BHC Intellectual Property immediately prior to the Effective Time.

                   (b)    No Infringement, etc. The business and operations of
                          --------------------
the BHC Group as currently conducted do not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property, except (i) as disclosed in writing to Fiserv on or prior to the date hereof or (ii) to the extent that any infringement or conflict could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group. None of the BHC Intellectual Property owned by any member of the BHC Group is being materially infringed, nor is the BHC Intellectual Property being materially used or available for use by any Person other than a member of the BHC Group, except as set forth in Schedule 2.1.9(a) or (b). No BHC Intellectual Property owned by any member of the BHC Group is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any member of the BHC Group with respect to its business or restricting the licensing thereof by such member to any Person. Except as set forth on Schedule 2.1.9(b), no member of the BHC Group has entered into any agreement to indemnify any other Person against any charge of infringement of BHC Intellectual Property, other than pursuant to any such agreements entered into in connection with the use of commercially available information systems applications. Except as disclosed in Schedule 2.1.9(a) or (b), the material Intellectual Property owned by any member of the BHC Group has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any Applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. Except as set forth in Schedule 2.1.9(b) or to the extent disclosed in writing on or prior to the date hereof, each member of the BHC Group has taken all reasonably necessary actions to ensure full protection of the material Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property and, to the extent legally required or customary to protect such Intellectual Property (other than software), all necessary and appropriate standards of quality control) under any Applicable Law.

           2.1.10. Insurance. Schedule 2.1.10 sets forth a correct and complete
                   ---------
list of all material insurance policies and fidelity bonds maintained on the date hereof by or for the benefit of the members of the BHC Group. BHC Parent has made available to Fiserv complete and correct copies of all such policies and bonds, together with all riders and amendments thereto as of the date hereof. As of the date hereof, such policies and bonds are in full force and effect, and all premiums due thereon have been paid. The members of the BHC Group have complied in all material respects with the terms and provisions of such policies and bonds. Except as set forth on Schedule 2.1.10, there is no claim in excess of $100,000 by any member of the BHC Group pending as of the date hereof under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Such policies and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 1996 and are of the type and in amounts customarily carried by Persons conducting businesses similar to the businesses of the BHC Group. If so requested by Fiserv, the BHC Companies will have their insurance broker(s) notify the underwriters of such policies and bonds of the transactions contemplated by this Agreement and advise such insurance broker(s) to maintain all such policies and bonds in accordance with their terms until further notice.

           2.1.11. Litigation. Except as set forth in Schedule 2.1.11, there is
                   ----------
no judicial or administrative action, suit, investigation, inquiry or proceeding pending or, to the knowledge of BHC Parent, threatened, or any reasonable basis therefor, that (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the BHC Group or result in any liability on the part of the BHC Group in an amount in excess of $1,000,000 individually or $3,000,000 in the aggregate or (b) questions the validity of this Agreement or of any action taken or to be taken by any member of the BHC Group or any stockholder of BHC Parent in connection with this Agreement or the transactions contemplated thereby.

           2.1.12. Compliance with Laws and Other Instruments; Governmental
                   --------------------------------------------------------
Approvals.
---------

                   (a)    Compliance with Laws, etc. Except as disclosed in
                          -------------------------
Schedule 2.1.12(a), no member of the BHC Group is in material violation of or material default under, or has at any time since December 31, 1996 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business or (ii) any provision of its

Organizational Documents. Schedule 2.1.12(a) sets forth a correct and complete list of all consent decrees or other similar agreements entered into by any member of the BHC Group with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the BHC Group. Except as set forth on Schedule 2.1.12(a), all members of the BHC Group that are required to be licensed by the insurance department of any jurisdiction are duly licensed in such jurisdiction. No member of the BHC Group has received written notice of any pending suit, proceeding or investigation concerning the failure of any such member to obtain any insurance license, or concerning the cancellation, suspension, revocation, limitation or nonrenewal of any insurance license.

                   (b)    Governmental Approvals. Except as disclosed in
                          ----------------------
Schedule 2.1.12(b), all material Governmental Approvals necessary for the conduct of the business and operations of each member of the BHC Group have been duly obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of BHC Parent, threatened that would reasonably be expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Governmental Approval, and except with respect to Governmental Approvals set forth on Schedule 2.1.1(b), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

                   (c)    Filings. Since December 31, 1994, each member of the
                          -------
BHC Group has filed all material registrations, reports, statements, notices and other material filings required to be filed with the Commission, and any other Governmental Authority by such member of the BHC Group, to the extent applicable, including all required amendments or supplements to any of the above, except to the extent that failure to file could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group (the "BHC Filings"). The BHC Filings complied in all material respects, where applicable, with the requirements of the Securities Act, the Exchange Act and any other Governmental Authority. As of their respective dates, each of the BHC Filings constituting prospectuses, annual reports on Form 10-K and proxy statements did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. BHC Parent has made available to Fiserv complete and correct copies of (i) all BHC Filings made within the past two years (including but not limited to all filings on Form BD), (ii) all audit reports received by any member of the BHC Group from the Commission or any other Governmental Authority and all written responses thereto made by any such member during the past two years, (iii) copies of all inspection reports provided to any member of the BHC Group by the Commission, any state regulatory authority or any other Governmental Authority during the past two years and (iv) all correspondence relating to any inquiry or investigation provided to any BHC Group by the Commission, any state regulatory authority or any other Governmental Authority during the past two years.

           2.1.13. Affiliate Transactions. Schedule 2.1.13 sets forth a correct
                   ----------------------
and complete list of all agreements, arrangements or other commitments, other than brokerage accounts, in effect as of December 31, 1996 between any member of the BHC Group, on the one hand, and any officer, director or shareholder of any member of the BHC Group on the other hand, other than compensation or benefit agreements, arrangements and commitments set forth on Schedule 2.1.16. Since December 31, 1996, except as set forth in Schedule 2.1.13, no member of the BHC Group has entered into any agreement, arrangement or other commitment or transaction with any officer, director or shareholder of any member of the BHC Group.

           2.1.14. Government Regulation.
                   ---------------------

                   (a)    Broker-Dealers. Each of BHC Securities, Inc., BHCM
                          --------------
Inc. TradeStar Investments, Inc. and BHC Trading Corp. (collectively, the "BHC
                                                                           ---
Registered Broker-Dealers") is, and at all times required by the Exchange Act
-------------------------
during the past five years (or such shorter period as such entity has been in existence) has been, a broker-dealer duly registered under the Exchange Act and, to the extent required, the Municipal Securities Rulemaking Board. Each BHC Registered Broker-Dealer is, other than BHC Trading Corp., a member firm in good standing of the NASD. BHC Trading Corp. is a member firm in good standing of the Philadelphia Stock Exchange. Except for any BHC Registered Broker-Dealer set forth on Schedule 2.1.14(a), each of the BHC Registered Broker-Dealers is, and at all times required by Applicable Law (other than the Exchange Act) during the past two years has been, duly registered, licensed or qualified as a broker-dealer in each state where the conduct of its business required such registration, licensing or qualification, except for any such failure to be so registered, licensed or qualified that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group. Each such United States federal and state registration, license or qualification, as of the date hereof, is listed in Schedule 2.1.14(a) and is in full force and effect. Except for any BHC Registered Broker-Dealer set forth on
Schedule 2.1.14(a), no member of the BHC Group other than the BHC Registered Broker-

Dealers is or has been during the past three years required to be registered, licensed or qualified as a broker-dealer under the Exchange Act, or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group.

                   (b)    Trust Companies. No member of the BHC Group is or has
                          ---------------
been during the past two years required to be registered, licensed or qualified as a trust company under any Applicable Law, or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group.

                   (c)    Other Entities. The members of the BHC Group and each
                          --------------
of their officers or employees which are or who are required to be registered as a registered representative, an investment advisor representative, insurance agent or a sales person with the Commission, or an equivalent person with the securities or insurance commission of any other Governmental Authority, are duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group.

           2.1.15. Labor Matters, etc. No member of the BHC Group is a party to
                   ------------------
or bound by any collective bargaining or other labor agreement. Each member of the BHC Group is currently in compliance with and for the past four years has materially complied with all applicable provisions of United States federal, state and local laws pertaining to the employment or termination of employment of their respective employees, except for any failures to comply that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the BHC Group.

           2.1.16. ERISA. (a) Schedule of Plans, etc. Schedule 2.1.16(a) sets
                   -----      ----------------------
forth a correct and complete list of each written "employee benefit plan," within the meaning of section 3(3) of ERISA, and each written bonus, incentive or deferred compensation, stock option or other equity, worker's compensation, retention, change in control or other employee or retiree compensation or benefit plan, program or arrangement that is maintained by any member of the BHC Group or any ERISA Affiliate thereof or to which any member of the BHC Group or any such ERISA Affiliate contributes or is obligated to contribute or under which any member of the BHC Group may otherwise have any material liability (collectively, the "BHC Plans"). BHC Parent has made
                                       ---------
available to Fiserv correct and complete copies of all written BHC Plans, all related trusts or other funding agreements, and amendments to the BHC Plans, the most recent IRS Form 5500 filed in respect of any such BHC Plan and any material employee communications with respect to any and all BHC Plans (including, but not limited to, summary plan descriptions and summaries of material modifications), and the most recent actuarial valuation prepared for any BHC Plan. Except as disclosed on Schedule 2.1.16(a), each BHC Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and, to the knowledge of BHC Parent, (x) no amendment has been made to any such BHC Plan since the date of its most recent determination letter that would reasonably be expected to result in the disqualification of such BHC Plan and (y) no other event has occurred with respect to any such BHC Plan which would reasonably be expected to adversely affect the qualification of such BHC Plan.

                   (b)    No Minimum BHC Funding Standards, etc.  Except as
                          -------------------------------------
disclosed on Schedule 2.1.16(b), no BHC Plan is subject to the minimum funding standards of Section 302 of ERISA or section 412 of the Code. No BHC Plan is a multi-employer plan (as defined in section 3(37) of ERISA) or a multiple employer plan and no BHC Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No material liability has been incurred pursuant to the provisions of Title I or IV of ERISA by any member of the BHC Group or any ERISA Affiliate thereof and no condition or event exists or has occurred which would reasonably be expected to result in any such material liability to any such Person.

                   (c)    Operation of the BHC Plans, etc. Each of the BHC Plans
                          -------------------------------
has been operated and administered in compliance with its terms and all Applicable Law, including but not limited to ERISA and the Code, except for any failures to comply that, individually or in the aggregate, could not reasonably be expected to result in material liability of any member of the BHC Group. There are no material claims pending or, to the knowledge of BHC Parent, threatened by or on behalf of any employee of any member of the BHC Group involving any BHC Plan or its assets (other than routine claims for benefits under the terms of any such BHC Plan). All contributions required to have been made to any plan subject to Title IV of ERISA by any member of the BHC Group or any ERISA Affiliate thereof pursuant to Applicable Law (including, without limitation, ERISA and the Code) have been made within the time required by such Applicable Law.

                   (d)    No Prohibited Transactions. Neither any member of the
                          --------------------------
BHC Group nor any ERISA Affiliate has any liability with respect to any transaction including an BHC Plan in violation of section 406 of ERISA or any "prohibited transaction," as defined in section 4975(c)(1) of the Code, for which no exemption exists under section 408 of ERISA or section 4975(c)(2) or
(d) of the Code, except for any such liability that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the BHC Group. Neither any member of the BHC Group nor any ERISA Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any BHC Plan and has any unpaid civil liability under section 502(1) of ERISA, except for any such violation or liability that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the BHC Group. There are no suits, investigations or other proceedings pending or threatened in writing by any Governmental Authority of or against any BHC Plan, the trustee of any assets held thereunder or BHC Parent, relating to the BHC Plans.

                   (e)    Market Value, etc. The market value of assets under
                          -----------------
each BHC Plan that is a BHC Pension Plan, as hereinafter defined, is not materially less than the present value of all benefit liabilities within the meaning of section 4001(a)(16) of ERISA, as determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors and assumptions
                                       ----
applicable to a pension plan terminating on the last day of the plan year immediately preceding the date of this Agreement. For purposes of this Section
2.1.16 "BHC Pension Plan" shall mean a funded employee pension benefit plan, as
        ----------------
defined in section 3(2) of ERISA, established or maintained by any member of the BHC Group or any ERISA Affiliate that is not an individual account plan within the meaning of section 3(34) of ERISA.

                   (f)    Reportable Event. No BHC Plan that is a BHC Pension
                          ----------------
Plan has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC.

                   (g)    No Increase in Expense. There has been no amendment
                          ----------------------
to, written interpretation or announcement (whether or not written) or change in employee participating or coverage under, any BHC Plan that would increase materially the expense of maintaining such BHC Plan above the level of expense incurred in respect of such BHC Plan for the most recent year.

                   (h)    No Liability, etc. No liability has been incurred by
                          -----------------
BHC Parent or an ERISA Affiliate for any tax, penalty or other liability with respect to any BHC Plan.

                  (i)  Required Contributions.  BHC has made all required
                       ----------------------
contributions under each BHC Plan that is a BHC Pension Plan on a timely basis or, if not due yet, adequate accruals therefor have been provided for in the financial statements. No BHC Plan that is a BHC Pension Plan has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code and no BHC Plan that is a BHC Pension Plan has provided for or received a waiver of the minimum funding standards imposed by section 412 of the Code.

                  (j)  No Termination.  There has been no termination or partial
                       --------------
termination, as defined in section 411(d) of the Code and the regulations thereunder, of any BHC Plan that is a BHC Pension Plan.

                  (k)  Welfare Plans.  The Welfare Plans that are group health
                       -------------
plans (as defined for the purposes of section 4980B of the Code and Part 6 of Subtitle B of title I of ERISA and all regulations thereunder ("COBRA")) have complied with the requirements of COBRA to provide healthcare continuation coverage, to qualified beneficiaries who have elected, or may elect to have, such coverage, except for any violation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the BHC Group. The BHC Group, or its agents who administer any of the Welfare Plans, have complied with the notification and written notice requirements of COBRA, except for any violation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the BHC Group.

                 2.1.17.  Brokers, Finders, etc.  All negotiations relating to
                          ---------------------
this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of BHC Parent in such manner as to give rise to any valid claim against any member of the BHC Group or Fiserv Sub for any brokerage or finder's commission, fee or similar compensation, other than as set forth in Schedule 2.1.17, and by Alex. Brown & Sons, Inc. whose fee for services provided in respect of this Agreement and the transactions contemplated hereby shall be paid by BHC Parent.

                 2.1.18.  Environmental Matters.  Except as set forth in
                          ---------------------
Schedule 2.1.18, and except for those matters which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the BHC Group:

                  (a) The BHC Group and the BHC Facilities are and have been in compliance with all Environmental Laws;

                  (b) No events, facts or conditions will prevent, hinder or limit continued compliance by the BHC Group and the BHC Facilities with applicable Environmental Laws, and no material expenditures or commitments by the BHC Group are planned or necessary by the BHC Group to maintain continued compliance by the BHC Group and the BHC Facilities as of the date of this Agreement or beyond the Closing Date;

                  (c) The BHC Group has obtained all material permits, licenses and authorizations required pursuant to applicable Environmental Laws to carry on its business as now conducted; all such permits are in full force and effect and are not subject to any appeals or to any unsatisfied conditions which are required to be satisfied by the Closing Date; and no such permits are subject to any pending or threatened modification, suspension, revocation, rescission or cancellation;

                  (d) The BHC Group is not liable under any applicable Environmental Law with respect to the release, threatened release, or presence of any Hazardous Substance;

                  (e) No Hazardous Substance which may require response or corrective action or remediation under any Environmental Law is present at, threatening, or emanating from any property presently owned or operated by the BHC Group, or was present at or emanating from any other property when previously owned or operated by the BHC Group;

                  (f) The BHC Group is not subject to any pending or threatened claim, nor obliged to comply with any judgment, order, ruling, settlement, or agreement arising under any Environmental Law;

                  (g) The BHC Group has not received any notice that it is a potentially liable party, that it is required to provide information, or that it or any of the BHC Facilities is subject to an investigation in connection with any applicable Environmental Law; and

                  (h) The BHC Group has not entered into any negotiations or agreements either relating to any response or corrective action or remediation relating to liabilities or potential liabilities arising under any Environmental Law or providing any indemnification or renouncing indemnification claims for any liabilities arising under any Environmental Law.

                 2.1.19.  Pooling of Interests.  To the best of BHC Parent's
                          --------------------
knowledge, after due consultation with its accountants, except as set forth on
Schedule 2.1.19, there is no fact, event or condition on the date hereof that could reasonably be expected to prevent the Pooling Condition from being satisfied under the terms and conditions of the Agreement.

                 2.1.20.  Disclosure.  There is no fact, event or condition
                          ----------
known to BHC Parent that since December 31, 1996 through the date hereof, has had, or in the future may have (so far as it can now reasonably foresee), individually or in the aggregate, without regard to the transactions contemplated by this Agreement, a Material Adverse Effect on the BHC Group that has not been disclosed in writing to Fiserv on the date hereof by or on behalf of BHC Parent specifically for use in connection with the transactions contemplated by this Agreement. At the date hereof, to the best of BHC's knowledge, the transaction contemplated by this Agreement will not have a Material Adverse Effect on BHC Parent or any member of the BHC Group.

                 2.1.21.  Proxy Statement/Prospectus.  On the date on which the
                          --------------------------
Proxy Statement/Prospectus is mailed to the holders of Common Stock, on the date the stockholders meeting of BHC Parent is held and on the Closing Date, such Proxy Statement/Prospectus will comply in all material respects with the requirements of the Securities Act, the rules and regulations of the Commission thereunder and all other applicable requirements and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, that the foregoing representation and warranty shall not apply to information concerning Fiserv Group furnished by Fiserv or any member of the Fiserv Group in writing expressly for use in the Proxy Statement/Prospectus.

                 2.2.  Representations and Warranties of Fiserv and Fiserv Sub.
                       --------------------------------------------------------

                 Fiserv and Fiserv Sub represent and warrant to BHC Parent as follows:

                 2.2.1.  Authorization; No Conflicts; Status of Fiserv Group,
                         ---------------------------------------------------
etc.  (a)  Authorization, etc.  Each of Fiserv and Fiserv Sub has all requisite
---        ------------------
corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by Fiserv and Fiserv Sub have been duly authorized by all requisite corporate action of Fiserv and Fiserv Sub. This Agreement has been duly executed and delivered by each of Fiserv and Fiserv Sub and constitutes the valid and legally binding obligation of Fiserv and Fiserv Sub, enforceable against each of them in accordance with its terms.

                  (b)  No Conflicts.  Except as set forth in Schedule 2.2.1(b),
                       ------------
the execution and delivery of this Agreement by Fiserv and Fiserv Sub and the consummation of the transactions contemplated hereby will not contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of any member of the Fiserv Group under, (i) any provision of the Organizational Documents of any member of the Fiserv Group, (ii) any Applicable Law applicable to any member of the Fiserv Group or any of their respective properties or (iii) any Fiserv Contract, except for, in the case of this clause (iii), any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Fiserv Group. Except as set forth in Schedule 2.2.1(b), no Governmental Approval (other than pursuant to the HSR Act) or other Consent is required to be obtained or made by any member of the Fiserv Group in connection with the execution and delivery of this Agreement by Fiserv or the consummation by Fiserv of the transactions contemplated hereby.

                  (c)  Due Organization, etc.  Each member of the Fiserv Group
                       ---------------------
is a corporation, partnership, limited liability company, trust or trust company duly organized, validly existing and in good standing under the laws of such member's jurisdiction of organization, with the requisite corporate, partnership, company, trust or trust company power and authority, as applicable, to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Each member of the Fiserv Group is duly qualified to do business and is in good standing as a foreign corporation, partnership, limited liability company, trust or trust company, as applicable, in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Fiserv Group.

                  (d)  Organizational Documents, etc.  Fiserv has made available
                       -----------------------------
to BHC Parent a copy of Exhibit 21 to its Form 10-K for its fiscal year ended December 31, 1996. Fiserv has made available to BHC Parent complete and correct copies of the Organizational Documents, as in effect on the date hereof, of each member of the Fiserv Group. BHC Parent has been given the opportunity to inspect the corporate minutes and stock transfer books of Fiserv, and each other direct and indirect Subsidiary of Fiserv.

                 2.2.2.  Capitalization.  (a)  Fiserv.  The authorized capital
                         --------------        ------
stock of Fiserv consists of 25,000,000 shares of preferred stock of which no shares are issued and outstanding; and 150,000,000 Fiserv Shares of which 45,385,519 shares as of the date hereof are issued and outstanding. All such outstanding Fiserv Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b)  Fiserv Sub.  The authorized capital stock of Fiserv Sub
                       ----------
consists of 7,500 shares of Common Stock, par value $1.00 per share, all of which shares have been validly issued and are outstanding, fully paid and nonassessable.

                  (c)  Other Agreements with Respect to Capital Stock.  There
                       ----------------------------------------------
are no preemptive or similar rights on the part of any Person with respect to the issuance of any shares of capital stock of Fiserv or any other member of the Fiserv Group. Except (i) for this Agreement, (ii) in respect of the Fiserv Employee Options and (iii) as set forth in Schedule 2.2.2(c) currently there are no subscriptions, options, warrants or other similar rights, agreements or commitments of any kind obligating Fiserv or any other member of the Fiserv Group to issue or sell, or to cause to be issued or sold, or to repurchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable for, or any options, warrants or other similar rights relating to, any such shares.

                 2.2.3.  Undisclosed Liabilities.  The Fiserv Group is not
                         -----------------------
subject to any obligation or liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, and, to the knowledge of Fiserv, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such an obligation or liability, other than (i) obligations and liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed or reserved against in the audited consolidated balance sheet as at December 31, 1996 included in Fiserv Financial Statements, (iii) obligations and liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practices and not prohibited by this Agreement and (iv) obligations and liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Fiserv Group.

                 2.2.4.  Absence of Adverse Changes or Events.  Since
                         ------------------------------------
December 31, 1996, Fiserv and its Subsidiaries, taken as a whole, have conducted business in all material respects only in the ordinary course. Since December 31, 1996, there have not been any changes in the business, assets, operations or financial condition of Fiserv or any of its Subsidiaries which in the aggregate have had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, operations or financial condition of Fiserv and its Subsidiaries taken as a whole, nor has Fiserv declared, set aside or made payment of any dividend or distribution of assets to its stockholders.

                 2.2.5.  Taxes.  (a)  Filings and Payments.  All material
                         -----        --------------------
Fiserv Tax Returns required to date with respect to the operations of Fiserv and its Subsidiaries have been duly filed; Taxes shown to be due and payable on such returns have been paid when due and there are no pending assessments, asserted deficiencies or claims for additional material Taxes which have not been paid; there are no material deficiencies which representatives of the IRS have proposed to Fiserv or have advised Fiserv are expected to be included in an audit report; and no material special charges, penalties or fines have been asserted in writing against Fiserv or any of its Subsidiaries with respect to payment or failure to pay any material Taxes. Fiserv has been audited by the IRS through December 31, 1992. The reserve or accrual for Taxes shown in the December 31, 1996 balance sheet of Fiserv is sufficient for payment of all unpaid Taxes of Fiserv and its Subsidiaries through such date.

                         (b)  No Intention to Reacquire Shares.  As of the date
                              --------------------------------
hereof, Fiserv has no plan or intention to reacquire any Fiserv Shares issued in the Merger.

                         (c)  Corporation.  Each of Fiserv and Fiserv Sub is a
                              -----------
"corporation" within the meaning of section 7701(a)(3) of the Code.

                         (d)  Investment Company; No Bankruptcy.  Neither
                              ---------------------------------
Fiserv nor Fiserv Sub is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code. Fiserv Sub is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

                 2.2.6.  Title to Properties and Absence of Liens.  Fiserv and
                         ----------------------------------------
its Subsidiaries had good and marketable title to all material properties and assets, real and personal, reflected in the Fiserv Financial Statements, free and clear of all security interests, liens, claims, encumbrances and charges, except (i) liens for current taxes not yet due and payable, (ii) liens, encumbrances and claims disclosed, and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use, of the properties subject thereto or affected thereby or otherwise materially impair business operations being conducted thereon. All material leases pursuant to which Fiserv or any of its

Subsidiaries leases real property are valid and effective in accordance with their respective terms in all material respects, and there is no default under any such lease which could result in a forfeiture or termination thereof.

                 2.2.7.  Patents, Licenses and Infringement.  Since December 31,
                         ----------------------------------
1994, neither Fiserv nor any of its Subsidiaries has received any claim alleging invalidity of any important patent, trademark or tradename owned by any of such Persons or infringement of any patent, trademark or tradename held by another. Fiserv is not aware of any facts which it believes would render invalid any important patent, trademark or tradename owned by it or any of its Subsidiaries.

                 2.2.8.  Litigation.  Except as disclosed in the Fiserv
                         ----------
Financial Statements or as set forth in Schedule 2.2.8, there is no judicial or administrative action, suit, investigation, inquiry or proceeding pending or, to the knowledge of Fiserv, threatened, or any reasonable basis therefor, that (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Fiserv or result in any liability on the part of the Fiserv in an amount in excess of $1,000,000 individually or (b) questions the validity of this Agreement or of any action taken or to be taken by any member of the Fiserv or any stockholder of Fiserv in connection with this Agreement or the transactions contemplated thereby.

                 2.2.9.  Compliance with Laws and Other Instruments;
                         ------------------------------------------
Governmental Approvals.  (a)  Compliance with Laws, etc.  Except as disclosed in
----------------------        -------------------------
Schedule 2.2.9(a), no member of the Fiserv Group is in material violation of or material default under, or has at any time since December 31, 1996 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business or (ii) any provision of its Organizational Documents. Schedule 2.2.9(a) sets forth a correct and complete list of all consent decrees or other similar agreements entered into by any member of the Fiserv Group with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Fiserv Group.

                  (b)  Governmental Approvals.  Except as disclosed in Schedule
                       ----------------------
2.2.9(b), all material Governmental Approvals necessary for the conduct of the business and operations of each member of the Fiserv Group have been duly obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of Fiserv, threatened that would reasonably be expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Governmental

Approval, and except with respect to Governmental Approvals set forth on
Schedule 2.2.9(b), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

                  (c)  Filings.  Since December 31, 1994, each member of the
                       -------
Fiserv Group has filed all material registrations, reports, statements, notices and other material filings required to be filed with the Commission and any other Governmental Authority by such member of the Fiserv Group, to the extent applicable, including all required amendments or supplements to any of the above (the "Fiserv Filings"), except to the extent that failure to file could not,
      --------------
individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Fiserv Group. The Fiserv Filings complied in all material respects, where applicable, with the requirements of the Securities Act, the Exchange Act and any other Governmental Authority. As of their respective dates, each of the Fiserv Filings constituting prospectuses, annual reports on Form 10-K and proxy statements did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Fiserv has made available to BHC Parent complete and correct copies of all Fiserv Filings made within the past two years (including but not limited to all filings on Form 10-K, 10-Q, and 8-K).

                  (d)  Fiserv Financial Statements.  The Fiserv Financial
                       ---------------------------
Statements included in the Fiserv Filings have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis ("GAAP") throughout the periods presented in the Fiserv
                   ----
Financial Statements. The consolidated balance sheets of Fiserv and its Subsidiaries included in Fiserv Financial Statements present fairly in and all material respects the financial position of Fiserv and its Subsidiaries as at the respective dates thereof; and the consolidated statements of operations, statements of changes in stockholders' equity and statements of cash flows of Fiserv and its Subsidiaries included in Fiserv Financial Statements present fairly in all material respects the results of operations, stockholders' equity and cash flows of Fiserv and its Subsidiaries for the respective periods indicated.

                 2.2.10.  ERISA.  (a)  Schedule of Plans, etc.  Schedule
                          -----        ----------------------
2.2.10(a) sets forth a correct and complete list of each Fiserv Plan maintained by Fiserv and for which an IRS Form 5500 was required to be filed within the last twelve months (collectively, the "Fiserv Core Plans"). Fiserv has made available to BHC Parent correct and complete copies of all written Fiserv Core Plans, all related trusts or other funding agreements and the most recent IRS Form 5500 filed in respect of any such Fiserv Core Plan. Except as disclosed on Schedule 2.2.10(a), each Fiserv Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and, to the knowledge of Fiserv, (x) no amendment has been made to any such Fiserv Plan since the date of its most recent determination letter that would reasonably be expected to result in the disqualification of such Fiserv Plan and (y) no other event has occurred with respect to any such Fiserv Plan which would reasonably be expected to adversely affect the qualification of such Fiserv Plan.

                  (b)  No Minimum Fiserv Funding Standards, etc.  Except as
                       ----------------------------------------
disclosed on Schedule 2.2.10(b), no Fiserv Plan is subject to the minimum funding standards of section 302 of ERISA or section 412 of the Code. No Fiserv Plan is a multiemployer plan (as defined in section 3(37) of ERISA) or a multiple employer plan and, except as disclosed on Schedule 2.2.10(b), no Fiserv Plan is maintained in connection with any trust described in section 501(c)(9) of the Code. No material liability has been incurred pursuant to the provisions of Title I or IV of ERISA by any member of the Fiserv Group or any ERISA Affiliate thereof and no condition or event exists or has occurred which would reasonably be expected to result in any such material liability to any such Person.

                  (c)  Operation of the Fiserv Plans, etc.  Each of the Fiserv
                       ----------------------------------
Plans has been operated and administered in compliance with its terms and all Applicable Law, including but not limited to ERISA and the Code, except for any failures to comply that, individually or in the aggregate, would not reasonably be expected to result in material liability of any member of the Fiserv Group. There are no material claims pending or, to the knowledge of Fiserv, threatened by or on behalf of any employee of any member of the Fiserv Group involving any such Fiserv Plan or its assets (other than routine claims for benefits under the terms of any such Fiserv Plan). All contributions required to have been made to any plan subject to Title IV of ERISA by any member of the Fiserv Group or any ERISA Affiliate thereof pursuant to Applicable Law (including, without limitation, ERISA and the Code) have been made within the time required by such Applicable Law.

                  (d)  No Prohibited Transactions.  Neither any member of the
                       --------------------------
Fiserv Group nor any ERISA Affiliate has any liability with respect to any transaction including a Fiserv Plan in violation of section 406 of ERISA or any "prohibited transaction," as defined in section 4975(c)(1) of the Code, for which no exemption exists under section 408 of ERISA or section 4975(c)(2) or
(d) of the Code, except for any such liability that, individually or in the aggregate, could not reasonably be expected to have a

Material Adverse Effect on the Fiserv Group. Neither any member of the Fiserv Group nor any ERISA Affiliate has participated in violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Fiserv Plan and has any unpaid civil liability under section 502(1) of ERISA, except for any such violation or liability that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Fiserv Group. There are no suits, investigations or other proceedings pending or threatened in writing by any Governmental Authority of or against any Fiserv Plan, the trustee of any assets held thereunder or Fiserv, relating to the Fiserv Plans.

                  (e)  Market Value, etc.  The market value of assets under each
                       -----------------
Fiserv Plan that is a Fiserv Pension Plan, as hereinafter defined, is not materially less than the present value of all benefit liabilities within the meaning of section 4001(a)(16) of ERISA, as determined in accordance with PBGC methods, factors and assumptions applicable to a pension plan terminating on the last day of the plan year immediately preceding the date of this Agreement. For purposes of this Section 2.2.10 "Fiserv Pension Plan" shall mean a funded
                                 -------------------
employee pension benefit plan, as defined in section 3(2) of ERISA, established or maintained by any member of the Fiserv Group or any ERISA Affiliate that is not an individual account plan within the meaning of section 3(34) of ERISA.

                  (f)  Reportable Event.  No Fiserv Plan that is a Fiserv
                       ----------------
Pension Plan has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC.

                  (g)  No Increase in Expense.  Except for the increase in the
                       ----------------------
match and the employer payment of administration expenses in the Fiserv, Inc. 401(K) Plan, there has been no amendment to, written interpretation or announcement (whether or not written) or change in employee participating or coverage under, any Fiserv Plan that would increase materially the expense of maintaining such Fiserv Plan above the level of expense incurred in respect of such Fiserv Plan for the most recent year.

                  (h)  No Liability, etc.  No liability has been incurred by
                       -----------------
Fiserv or an ERISA Affiliate for any tax, penalty or other liability with respect to any Fiserv Plan.

                  (i)  Required Contributions.  Fiserv has made all required
                       ----------------------
contributions under each Fiserv Plan that is a Fiserv Pension Plan on a timely basis or, if not due yet, adequate accruals therefor have been provided for in the financial statements. No Fiserv Plan that is a Fiserv Pension Plan has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code and no Fiserv Plan that is a Fiserv Pension Plan has provided for or received a waiver of the minimum funding standards imposed by section 412 of the Code.

                  (j)  No Termination.  There has been no termination or
                       --------------
partial termination, as defined in section 411(d) of the Code and the regulations thereunder, of any Fiserv Plan that is a Fiserv Pension Plan.

                  (k)  Welfare Plans.  The Welfare Plans that are group health
                       -------------
plans as defined in COBRA have complied with the requirements of COBRA to provide healthcare continuation coverage, to qualified beneficiaries who have elected, or may elect to have, such coverage, except for any violation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Fiserv Group. The Fiserv Group, or its agents who administer any of the Welfare Plans, have complied with the notification and written notice requirements of COBRA, except for any violation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Fiserv Group.

                 2.2.11.  Brokers, Finders, etc.  All negotiations relating to
                          ---------------------
this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Fiserv in such manner as to give rise to any valid claim against any member of the Fiserv Group or Fiserv Sub for any brokerage or finder's commission, fee or similar compensation.

                 2.2.12.  Pooling of Interests.  Except as disclosed on
                          --------------------
Schedule 2.1.19, to the best of Fiserv's knowledge, after due consultation with its accountants, there is no fact, event or condition on the date hereof that could reasonably be expected to prevent the Pooling Condition from being satisfied under the terms and conditions of the Agreement.

                 2.2.13.  Disclosure.  There is no fact, event or condition
                          ----------
known to Fiserv or Fiserv Sub that since December 31, 1996 through the date hereof has had, or in the future may have (so far as it can now reasonably foresee), a Material Adverse Effect on the Fiserv Group that has not been disclosed in writing to BHC Parent on the date hereof by or on behalf of Fiserv specifically for use in connection with the transactions contemplated by this Agreement. At the date hereof, to the best of Fiserv's knowledge, the transaction contemplated by this Agreement will not have a Material Adverse Effect on BHC Parent or any member of the BHC Group.

                 2.2.14.  Proxy Statement/Prospectus.  On the date on which
                          --------------------------
Fiserv files its Registration Statement with the Commission, on the date of effectiveness thereof, on the date on which the Proxy Statement/Prospectus is mailed to the holders of Common Stock, on the date the stockholders meeting of BHC Parent is held and on the Closing Date, such Registration Statement and the Proxy Statement/Prospectus will comply in all material respects with the requirements of the Securities Act, the rules and regulations of the Commission thereunder and all other applicable requirements, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, that the foregoing representation and
                --------  -------
warranty shall not apply to information concerning BHC Parent furnished by BHC Parent in writing expressly for use in such registration statement or in the Proxy Statement/Prospectus.




                                  ARTICLE III

                                   COVENANTS

                 3.1.  Covenants of BHC Parent.
                       -----------------------

                 3.1.1.  Conduct of Business.  From the date hereof to the
                         -------------------
Effective Time, except as contemplated by or in connection with this Agreement or the transactions contemplated hereby, as described on Schedule 3.1.1 or as consented to by Fiserv, any request for such consent to be considered by Fiserv in good faith, BHC Parent will, and will cause each member of the BHC Group to:

                  (a) carry on its business in the ordinary course consistent with past practices, and use all reasonable best efforts (to the extent consistent with good business judgment) to preserve intact its present business organization, keep available the services of its executive officers and key employees, and preserve its relationships with customers, clients, suppliers and others having material business dealings with it;

                  (b) not amend its certificate of incorporation or by-laws or other Organization Document;

                  (c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

                  (d) not engage in any transaction with Fiserv Sub, Fiserv or any of their respective Affiliates that would be a violation of Applicable Law;

                  (e) not take any action or omit to take any action, which action or omission would result in a breach or inaccuracy of any of the representations and warranties set forth in Section 2.1.5. at, or as of any time prior to, the Effective Time;

                  (f) not sell any assets outside the ordinary course of business consistent with past practices;

                  (g) not purchase any BHC Capital Stock from any shareholder of BHC Parent or pay or declare any dividends or other distribution in respect of the BHC Capital Stock, except for cash dividends permitted under
Section 3.1.8;

                  (h) not enter into any agreements, contracts or commitments for capital expenditures other than in the ordinary course of business consistent with past practices or that provide for in the case of any single agreement or related agreements annual payments by the BHC Group of $2,000,000 or more;

                  (i) not agree or commit to do any of the foregoing referred to in clauses (a) - (h); and

                  (j) promptly advise Fiserv of any fact, condition, occurrence or change known to BHC Parent that is reasonably expected to have a Material Adverse Effect on the BHC Group or cause a breach of this Section 3.1.1.

                 3.1.2.  No Solicitation.  Except as contemplated hereby, BHC
                         ---------------
Parent agrees not to (and shall use reasonable efforts to cause the officers, directors, and employees and any investment banker, attorney, accountant, or other agent retained by it not to) solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock, whether by merger, purchase of assets, tender offer or otherwise (a "BHC Acquisition Proposal") or provide any non-public information
              ------------------------
concerning the respective company to any third party in connection with a BHC Acquisition Proposal. Notwithstanding the foregoing, BHC Parent may furnish information or cause information to be furnished to, and may participate in discussions and negotiations directly or through its respective representatives and enter into an agreement relating to a BHC Acquisition Proposal with, any third party (including parties with whom or its respective representatives have had discussions on any basis on or prior to the date hereof) who makes an unsolicited proposal or offer to it, if the BHC Board determines in good faith, after consultation with outside counsel, that the failure to consider such proposal or offer could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law. In addition, nothing contained in this Agreement shall prohibit BHC directors from (a) issuing a press release or otherwise publicly disclosing the terms of any Acquisition Proposal, (b) taking and disclosing to its stockholders any position, and making related filings with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer or (c) taking any action and making any disclosure to its stockholders which the BHC Board determines in good faith, after consultation with outside counsel, would likely be required to be taken or made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors). In the event BHC Parent receives a BHC Acquisition Proposal, it shall promptly inform the other party as to the receipt of such BHC Acquisition Proposal, unless the BHC Board determines, after consultation with outside counsel, that giving such notice could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law.

                 3.1.3.  Access and Information.  From the date hereof to the
                         ----------------------
Effective Time, BHC Parent will, and will cause each member of the BHC Group to, give to Fiserv and Fiserv's accountants, counsel and other representatives reasonable access during normal business hours to each such member of the BHC Group and respective offices, properties, books, contracts, commitments, reports and records relating to each member the BHC Group, and to furnish them or provide them access to all such documents, financial data, records and information with respect to the properties and businesses of each member the BHC Group as Fiserv shall from time to time reasonably request, provided that the
                                                            --------
foregoing shall be under the general coordination of BHC Parent and shall be subject to the Confidentiality Agreement. In addition, from the date hereof to the Effective Time BHC Parent will, and will cause each member of the BHC Group to, permit Fiserv and Fiserv's accountants, counsel and other representatives reasonable access to such personnel of the BHC Group during normal business hours as may be necessary to or reasonably requested by Fiserv in its review of the properties of the BHC Group, the business affairs of the BHC Group and the above-mentioned documents and records, provided that BHC Parent shall have the right to have its representatives participate in such discussions with personnel of the BHC Group and such discussions shall be subject to the Confidentiality Agreement.

                 3.1.4.  Subsequent Financial Statements and Filings.
                         -------------------------------------------
(a)  Commission Filings.  From the date hereof to the Effective Time, BHC Parent
     ------------------
will cause the members of the BHC Group to make available to Fiserv, promptly after the same become available, copies of all materials filed with the Commission including the financial statements of the BHC Registered Brokers as the same are filed with the Commission.

                  (b)  Governmental Authority Filings.  From the date hereof to
                       ------------------------------
the Effective Time, BHC Parent will file, or cause to be filed, with the Commission or other relevant Governmental Authority, and promptly thereafter make available to Fiserv, copies of each registration, report, statement, notice or other filing required to be filed by any member of the BHC Group with the Commission or any other Governmental Authority under the Exchange Act, the Securities Act or any other Applicable Law. All such registrations, reports, statements, notices or other filings shall comply in all material respects with Applicable Law.

                  (c)  Inspections and Investigations.  From the date hereof to
                       ------------------------------
the Effective Time, BHC Parent will cause the members of the BHC Group to make available to Fiserv, promptly after the same become available, (i) copies of all inspection reports provided to any member of the BHC Group by the Commission, the NYSE or NASD, authority or any state regulatory authority or any self-regulatory agency and (ii) all correspondence and other documents relating to any inquiry or investigation provided to any member of the BHC Group by the Commission, the NYSE or NASD or any other state regulatory authority or any after self-regulatory agency.

                  (d)  Tax Returns.  From the date hereof to the Effective Time,
                       -----------
each member of the BHC Group shall duly and timely file all material BHC Tax Returns required to be filed on or before the Closing Date (including any valid extensions of time to file). Such BHC Tax Returns shall be prepared on a basis consistent with the prior tax returns and shall not make, amend or terminate any election by such member without Fiserv's prior consent. Each member of the BHC Group shall make available to Fiserv a copy of each such BHC Tax Return.

                 3.1.5.  Public Announcements.  From the date hereof to the
                         --------------------
Effective Time, except as required by Applicable Law, BHC Parent shall not, and shall not permit any member of the BHC Group to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Fiserv.

                  3.1.6.  Further Actions.  (a)  Generally.  From the date here-
                          ---------------        ---------
of to the Effective Time, BHC Parent will, and will cause each member of the BHC Group to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

                  (b) Filings, etc. From the date hereof to the Effective Time,
                      ------------
BHC Parent will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of BHC Parent or any member of the BHC Group pursuant to Applicable Law in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby, including but not limited to filings pursuant to the HSR Act. From the date hereof to the Effective Time, BHC Parent, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to BHC Parent or any member of the BHC Group and give such reasonable undertakings, as may be required for BHC Parent to consummate the Merger and the other transactions contemplated hereby.

                  (c) Consents. BHC Parent, as promptly as practicable, will use
                      --------
its reasonable best efforts to obtain, or cause to be obtained, the Consents listed on Schedule 2.1.1(b), including without limitation the approval of its shareholders to the consummation of the transactions contemplated hereby.

                  (d) Other Actions. BHC Parent will use, and cause each member
                      -------------
of the BHC Group to use, its reasonable best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their obligations in respect of this Agreement and the transactions contemplated hereby. BHC Parent will, and will cause each member of the BHC Group to, coordinate and cooperate with Fiserv in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Fiserv in connection with the filings and other actions contemplated by
Section 3.2.6.

                  (e)  Notice of Certain Events.  From the date hereof to
                       ------------------------
the Effective Time, BHC Parent shall promptly notify Fiserv of:

                  (i) any fact, condition, event or occurrence known to BHC Parent that will or reasonably may be expected to result in the failure of any of the conditions contained in Sections 4.1 and 4.2 to be satisfied;

                 (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                 (iv) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of BHC Parent, threatened against, relating to or involving or otherwise affecting any member of the BHC Group which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.1.11 or which relate to the transactions contemplated by this Agreement.

                 3.1.7. Registration Statement. At all times up to the
                        ----------------------
Effective Time, BHC Parent will, and will cause the members of the BHC Group to,
(a) give such assistance to Fiserv and its advisors as they may reasonably require in connection with the preparation of the Registration Statement (and any accompanying documents and any matters ancillary thereto) in order to comply with the law and with the requirements of the Commission, the NASD, Nasdaq and any other Governmental Authority, as applicable; (b) inform Fiserv or its advisors in writing promptly if, to the knowledge of BHC Parent, the Registration Statement contains any untrue statement solely with regard to the BHC Group (not including, in any event, combined financial information for Fiserv and BHC Parent) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) inform Fiserv or its advisors in writing promptly if it becomes aware of any matter with regard to the BHC Group the existence of which might require a supplement to the Registration Statement.

                  3.1.8.  Payment of Dividend.  Prior to the Effective Time,
                          -------------------
BHC Parent may declare and pay to its shareholders dividends equal to $.03 per outstanding share per quarter.

                  3.1.9. Offering to BHC Shareholders. BHC Parent shall use
                         ----------------------------
reasonable best efforts to comply with the Securities Act or exemptions available thereunder and all other Applicable Law in connection with the offering of the Merger Shares to the BHC shareholders.

                  3.1.10. Rights Plan. BHC Parent will take such actions as may
                          -----------
be necessary or appropriate to redeem the rights issued pursuant to the Rights Agreement dated November 12, 1996 between BHC Parent and American Stock Transfer & Trust Co. (the "Rights Agreement") prior to the consummation of the transactions contemplated hereby so that such rights do not become exercisable and are not separately distributed as a result of the transactions contemplated hereby.

                  3.1.11.  Issuance of Additional Shares. After BHC receives
                           -----------------------------
shareholder approval and prior to the Effective Time, BHC Parent shall issue and sell in a registered public offering, registered block trade or private placement (the "Offering"), as designated by Fiserv, such number of shares as may be necessary to fulfill the Pooling Condition. The Offering shall be at a price per share reasonably acceptable to Fiserv and shall be accomplished on terms and conditions customary for a registered public offering, registered block trade or private placement, as the case may be, and shall be co-managed or co-agented, as the case may be, by underwriters or agents chosen by BHC Parent and Fiserv. For purposes of the immediately preceding sentence, a price at the market within the meaning of published accounting industry positions on pooling shall be considered to be reasonably acceptable to Fiserv. Such shares shall be treated for all purposes as issued and outstanding shares at the Effective Time. BHC Parent shall not enter into any written agreement (other than this Agreement) obligating it to complete the Offering and the Offering shall not be completed, if so requested by Fiserv prior to BHC Parent's execution and delivery of any such written agreement.

                  3.1.12. Delisting; Transfer Books. BHC parent will take all
                          -------------------------
necessary steps to delist the BHC Common Stock on the NASDAQ National Market, effective as of the Closing Date, in accordance with the rules of the NASDAQ National Market, and BHC Parent shall instruct its transfer agent for the BHC Common Stock to deliver, as of such date, the BHC Parent stock transfer records and related materials to a transfer agent for the Fiserv Shares.

                  3.2.  Covenants of Fiserv and Fiserv Sub.
                        ----------------------------------

                  3.2.1. Conduct of Business. From the date hereof to the
                         -------------------
Effective Time, except as contemplated by or in connection with this Agreement or the transactions contemplated hereby, as described on Schedule 3.2.1 or as consented to by BHC Parent, any request for such consent to be considered by BHC Parent in good faith, Fiserv will, and will cause each member of the Fiserv Group to:

                  (a) carry on its business in the ordinary course consistent with past practices, and use all reasonable best efforts (to the extent consistent with good business judgment) to preserve intact its present business organization, keep available the services of its executive officers and key employees, and preserve its relationships with customers, clients, suppliers and others having material business dealings with it;

                  (b) not amend its certificate of incorporation or by-laws or other Organizational Document;

                  (c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

                  (d) not engage in any transaction with BHC Parent or its Affiliates that would be a violation of Applicable Law;

                  (e) not take any action or omit to take any action, which action or omission would have a Material Adverse Effect on the Fiserv Group;

                  (f) not pay or declare any dividends or other distribution nor effect a stock split or stock combination in respect of the Fiserv Shares, except ordinary dividends consistent with past practices;

                  (g) not agree or commit to do any of the foregoing referred to in clauses (a)-(f); and

                  (h) promptly advise BHC Parent of any fact, condition, occurrence or change known to Fiserv that is reasonably expected to have a Material Adverse Effect on the Fiserv Group or cause a breach of this Section 3.2.1.

                  3.2.2. Fiserv Acquisition Proposal. In the event Fiserv
                         ---------------------------
receives a Fiserv Acquisition Proposal, it shall promptly so notify BHC Parent, unless the Fiserv Board of Directors determines, after consultation with outside counsel, that giving such notice could reasonably be deemed to cause its directors to breach their fiduciary duty under applicable law. In the event Fiserv enters into a definitive agreement regarding a Fiserv Acquisition Proposal, the Conversion Ratio provided for under Section 1.5 shall be adjusted so that the 20 business day period used in such calculation shall be the 20 business days ending 10 days prior to the announcement of the definitive Fiserv Acquisition Proposal. As used herein, "Fiserv Acquisition Proposal" shall mean
                                       ---------------------------
any proposal or offer to acquire all or any significant part of Fiserv's business and properties or its capital stock, whether by merger, purchase of assets, tender offer or otherwise.

                  3.2.3. Access and Information. From the date hereof to the
                         ----------------------
Effective Time, Fiserv will, and will cause each member of the Fiserv Group to, give to BHC Parent and BHC Parent's accountants, counsel and other representatives reasonable access during normal business hours to each such member of the Fiserv Group respective offices, properties, books, contracts, commitments, reports and records relating to each member the Fiserv Group, and to furnish them or provide them access to all such documents, financial data, records and information with respect to the properties and businesses of each member the Fiserv Group as BHC Parent shall from time to time reasonably request, provided that the foregoing shall be under the general coordination of
         --------
Fiserv and shall be subject to the Confidentiality Agreement. In addition, from the date hereof to the Effective Time Fiserv will, and will cause each member of the Fiserv Group to, permit BHC Parent and BHC Parent's accountants, counsel and other representatives reasonable access to such personnel of the Fiserv Group during normal business hours as may be necessary to or reasonably requested by BHC Parent in its review of the properties of the Fiserv Group, the business affairs of the Fiserv Group and the above-mentioned documents and records, provided that Fiserv shall have the right to have its representatives
--------
participate in such discussions with personnel of the Fiserv Group and such discussions shall be subject to the Confidentiality Agreement.

                  3.2.4. Subsequent Financial Statements and Filings. (a)
                         -------------------------------------------
Filings with a Government Authority. From the date hereof to the Effective Time,
-----------------------------------
Fiserv will file, or cause to be filed, with the Commission, or other relevant Governmental Authority, and promptly thereafter make available to BHC Parent, copies of each registration, report, statement, notice or other filing required to be filed by any member of the Fiserv Group with the Commission, or any other Governmental Authority, or any other Applicable Law. All such registrations, reports, statements, notices or other filings shall comply in all material respects with Applicable Law.

                  (b) Commission Correspondence. From the date hereof to the
                      -------------------------
Effective Time, Fiserv will cause the members of the Fiserv Group to make available to BHC Parent, promptly after the same become available, copies of all correspondence and other documents relating to any inquiry or investigation provided to any member of the Fiserv Group by the Commission.

                  3.2.5. Public Announcements. From the date hereof to the
                         --------------------
Effective Time, except as required by Applicable Law, Fiserv shall not, and shall not permit any member of the Fiserv Group to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of BHC Parent.

                  3.2.6.  Further Actions.  (a)  Generally.  From the
                          ---------------        ---------
date hereof to the Effective Time, Fiserv will, and will cause each member of the Fiserv Group to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

                  (b) Filings, etc. From the date hereof to the Effective Time,
                      ------------
Fiserv will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Fiserv or any member of the Fiserv Group pursuant to Applicable Law in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby, including but not limited to filings pursuant to the HSR Act. From the date hereof to the Effective Time, Fiserv, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to Fiserv or any member of the Fiserv Group and give such reasonable undertakings, as may be required for Fiserv to consummate the Merger and the other transactions contemplated hereby.

                  (c)  Consents.  Fiserv, as promptly as practicable, will use
                       --------
its reasonable best efforts to obtain, or cause to be obtained, the Consents listed on Schedule 2.2.1(b);

                  (d) Other Actions. Fiserv will use, and cause each member of
                      -------------
the Fiserv Group to use, its reasonable best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their obligations in respect of this Agreement and the transactions contemplated hereby. Fiserv will, and will cause each member of the Fiserv Group to, coordinate and cooperate with BHC Parent in exchanging such information and supplying such reasonable assistance as may be reasonably requested by BHC Parent in connection with the filings and other actions contemplated by Section 3.1.6.

                  (e)  Notice of Certain Events.  From the date hereof to the
                       ------------------------
Effective Time, Fiserv shall promptly notify BHC Parent of:

                  (i) any fact, condition, event or occurrence known to Fiserv that will or reasonably may be expected to result in the failure of any of the conditions contained in Sections 4.1 and 4.3 to be satisfied;

                 (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                 (iv) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Fiserv, threatened against, relating to or involving or otherwise affecting any member of the Fiserv Group which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.2.8 or which relate to the transactions contemplated by this Agreement.

                  3.2.7.  Tax-Free Reorganization Covenants.  (a) Following the
                          ---------------------------------
Merger, the Surviving Corporation will, and Fiserv will cause the Surviving Corporation to, continue the historic business of BHC Parent or use a significant portion of BHC Parent's business assets in a business.

                  (b) Following the Merger, the Surviving Corporation will not issue, and Fiserv will not cause the Surviving Corporation to issue, additional shares of stock of the Surviving Corporation that would result in Fiserv losing "control" (within the meaning of Section 368(c) of the Code) of the Surviving Corporation.

                  (c) Fiserv has no plan or intention to reacquire any of its Common Stock issued in the Merger.

                  (d) Fiserv has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation or to cause the Surviving Corporation to sell or otherwise dispose of any of the assets of Fiserv Sub acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

                  3.2.8.  Employee Benefit Matters.  Fiserv and Fiserv Sub
                          ------------------------
agree:  (i) for the period beginning at the Effective Time and ending
December 31, 1999 (the "Transition Period"), to maintain, as permitted by
                        -----------------
applicable law (including, but not limited to, the minimum coverage requirements of section 410(b) of the Code, as applied to qualified retirement plans), for the benefit of the current employees of BHC Parent and its Subsidiaries who continue employment with Fiserv or its Subsidiaries after the Effective Time and their respective eligible dependents and beneficiaries ("BHC Employees") the BHC
                                                         -------------
Plans in effect as of the date of this Agreement as set forth in Schedule 2.1.16(a) or to provide benefits under such employee benefit plans as may be adopted from time to time by the Surviving Corporation or its successor that, in the aggregate, are substantially comparable to the benefits offered to current employees of BHC Parent and its Subsidiaries under the BHC Plans; (ii) to waive any limitations regarding pre-existing conditions under any new health benefit plan maintained by the Fiserv Group (and/or any of its affiliates) for the benefit of BHC Employees currently covered or eligible to be covered under existing health benefit plans or in which BHC Employees participate during the

Transition Period; (iii) for all purposes under all benefit plans and policies (except Fiserv's sabbatical plan), to treat all service by BHC Employees with the BHC Group or its Subsidiaries before the Effective Time as service with Fiserv and its Subsidiaries; and (iv) to give effect, in determining any deductible and maximum out-of-pocket limitations with respect to welfare benefit plans maintained by Fiserv (and/or any of its Affiliates) in which BHC Employees participate during the Transition Period, to claims incurred and amounts paid by, and amounts reimbursed to, BHC Employees with respect to similar plans maintained by the BHC Group or its Subsidiaries for their benefit immediately prior to the Effective Time. Fiserv agrees that from and after the Effective Time and until all the liabilities for benefits and expenses have been fully satisfied, Fiserv and/or its Subsidiaries will continue to maintain and administer each of the BHC Group's plans and the trusts maintained as part thereof in accordance with their respective terms and provisions.

                  3.3. BHC Options and Option Plans. (a) Conversion of Options.
                       ----------------------------      ---------------------
As soon as practicable following the date of this Agreement, the Board of Directors of BHC Parent or, to extent of its authority, any committee thereof administering the BHC Option Plans, shall take all actions necessary or appropriate to cause each BHC Option outstanding at the Effective Time, to be converted, effective at the Effective Time and subject to the consummation of the Merger, into an option to purchase, on the same terms and conditions (including exercise rights and restrictions) as were applicable to such BHC Option at the Effective Time, subject to Section 2.1.2(c), a number of Fiserv Shares (with any fractional Fiserv Share being disregarded) equal to the product determined by multiplying the number of shares of Common Stock subject to such BHC Option by the Conversion Ratio, at an exercise price per share (rounded upward to the nearest full cent) equal to the quotient determined by dividing the exercise price of such BHC Option by the Conversion Ratio, subject to the provisions of Section 3.4(b). Such Merger Shares are hereafter referred to as the "Option Conversion Shares".
     ------------------------

                  (b) Notice to Holders. As soon as practicable after the
                      -----------------
Closing Date and in any event within five (5) days thereafter, BHC Parent and Fiserv shall jointly deliver a notice to each BHC Option Holder setting forth
(i) the number of Option Conversion Shares (and the price per share) that may be purchased by such holder upon the exercise of any BHC Options held by such BHC Option Holder after consummation of the Merger, and (ii) confirming that each BHC Option, as converted, shall continue to be subject to the terms and conditions, including without limitation, the terms and conditions relating to exercisability, as in effect with respect to such BHC Option at the Effective Time.

                  (c) BHC Option Plans. Prior to the Effective Time, but
                      ----------------
effective as of the Effective Time, Fiserv shall take all actions necessary or appropriate to assume the BHC Option Plans and to reserve for issuance thereunder the number of Merger Shares covered by the BHC Options at the Effective Time.

                  (d) Form S-8. As soon as practicable following the Effective
                      --------
Time, and in any event within ten (10) days of the Closing Date, Fiserv shall file a Registration Statement on Form S-8 to register the Fiserv Shares issuable upon the exercise of the BHC Options, as converted.

                  3.4.  Pooling Condition. (a)  Pooling.  Each of Fiserv and
                        -----------------       -------
BHC Parent hereby covenant and agree, together with their respective independent accountants, to take all steps reasonably necessary (including, without limitation, the provisions of Section 3.1.11) in order to obtain declaration of effectiveness of a registration statement on Form S-4 under the Securities Act containing pro-forma financial statements that account for the Merger as a pooling of interests in accordance with generally accepted accounting principles. In the event Fiserv reasonably determines, based on the written advice of Fiserv auditors, the consummation of the Merger in accordance with the provisions of Section 1.5 would be accounted for as a pooling of interests in accordance with generally accepted accounting principles (such favorable determination is sometimes referred to herein as the "Pooling
                                                                -------
Condition"), then, subject to the other terms and conditions of this Agreement,
---------
the Merger shall be consummated.

                  (b) Pooling Condition Not Satisfied. If, based on the written
                      -------------------------------
advice of Fiserv's independent auditors, Fiserv reasonably determines that the Pooling Condition will not be satisfied, then, subject to the other terms and conditions of this Agreement, the Merger shall be consummated, provided however, that the Merger Consideration shall be adjusted by modifying the definition of Conversion Ratio such that "$33.50" is replaced with "$31.50."

                  3.5. Nasdaq Requirements. Fiserv shall provide timely notice
                       -------------------
to Nasdaq of its intent to issue additional shares of Fiserv Common Stock to holders of BHC Parent Common Stock pursuant to the Merger and upon the exercise of options to purchase shares of Fiserv Common Stock granted under the BHC Option Plans, and will comply in full with any and all requirements of Nasdaq's National Market System applicable to the issuance of such shares or the trading of such shares subsequent to the Merger.

                  3.6. Registration Statement. As soon as practicable after the
                       ----------------------
execution of this Agreement, Fiserv shall file with the Commission the Registration Statement to register the shares of Fiserv Common Stock to be issued pursuant to the Merger and the resale thereof by persons who may be deemed to be underwriters under Rule 145 of the Securities Act, shall use its reasonable best efforts to have the Commission declare the Registration Statement effective as soon as practicable and shall maintain the effectiveness of the Registration Statement for a period of two (2) years following the Effective Date.

                                  ARTICLE IV

                             CONDITIONS PRECEDENT

                  4.1. Conditions to Obligations of Each Party. The obligations
                       ---------------------------------------
of BHC Parent, Fiserv and Fiserv Sub to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  4.1.1. HSR Act Notification. In respect of the notifications
                         --------------------
of Fiserv and Fiserv Sub on the one hand and BHC Parent on the other hand pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

                  4.1.2. No Injunction, etc. Consummation of the transactions
                         ------------------
contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding brought by any Governmental Authority shall be pending at the Effective Time before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any Applicable Law making illegal the consummation of the transactions contemplated hereby and no proceeding brought by any Governmental Authority with respect to the application of any such Applicable Law shall be pending. Prior to the date on which BHC Parent mails the Registration Statement to its stockholders, the Commission shall have declared the Registration statement effective, and as of the dates of the BHC Parent stockholders meeting and the Closing Date, no stop order shall have been entered and no proceedings under Sections 8(d) or 8(e) of the Securities Act shall have been initiated by the Commission.

                  4.1.3.  Other Consents.  The Consent of the shareholders of
                          --------------
BHC Parent to authorize the Merger shall have been received. Copies of all such Consents shall have been delivered to Fiserv and to BHC Parent.

                  4.1.4.  Approval of Merger Shares for Listing.  The Merger
                          -------------------------------------
Shares shall have been approved for listing on Nasdaq upon notice of issuance.

                  4.2. Conditions to Obligations of Fiserv and Fiserv Sub. The
                       --------------------------------------------------
obligations of Fiserv and Fiserv Sub to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Fiserv Sub) at or prior to the Effective Time of the following additional conditions, which BHC Parent agrees to use its reasonable best efforts to cause to be fulfilled:

                  4.2.1. Representations, Performance, etc. The representations
                         ---------------------------------
and warranties set forth in Section 2.1 shall have been true and correct in all materials aspects at and as of the date hereof, and shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, provided that the accuracy of any representation or
                       --------
warranty that by its terms speaks only as of the date hereof or another date prior to the Effective Time shall be determined solely as of the date hereof or such other date, as the case may be. BHC Parent and its Affiliates shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time. BHC Parent shall have delivered to Fiserv and Fiserv Sub a certificate, dated the Effective Time and signed by the President or a Vice President of BHC Parent, to the effect set forth above in this Section 4.2.1, provided, however, that such certificate may include, as an attachment
       -----------------
thereto, supplemental disclosure schedules that may modify, supplement or amend the Schedules attached hereto in order to reflect changes or developments since the date hereof made in the ordinary course of business of the BHC Group provided, further, that no such supplemental disclosure schedule shall set forth
-----------------
any change or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the BHC Group.

                  4.2.2.  Governmental Approvals.  BHC Parent or a member of
                          ----------------------
the BHC Group shall have obtained all required Governmental Approvals. Copies of all Governmental Approvals shall have been delivered to Fiserv.

                  4.2.3.  Opinion of Counsel.  Fiserv and Fiserv Sub shall have
                          ------------------
received a favorable opinion, in each case addressed to each of them and dated the Closing Date, from Ballard Spahr

Andrews & Ingersoll, special counsel to BHC Parent in form and substance reasonably satisfactory to counsel to Fiserv and Fiserv Sub.

                  4.2.4. Proceedings. All corporate and other proceedings of BHC
                         -----------
Parent and the BHC Group that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Fiserv Sub and its special counsel, and Fiserv Sub and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                  4.2.5. FIRPTA Certification. Fiserv and Fiserv Sub shall have
                         --------------------
received (a) a certification from BHC Parent, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of BHC Parent, that BHC Parent is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in section 897(c)(2) of the Code, and (b) proof reasonably satisfactory to Fiserv and Fiserv Sub that BHC Parent has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations section 1.897-2(h)(2).

                  4.3. Conditions to Obligations of BHC Parent. The obligation
                       ---------------------------------------
of BHC Parent to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by BHC Parent), at or prior to the Effective Time, of the following additional conditions, which each of Fiserv and Fiserv Sub agrees to use its reasonable best efforts to cause to be fulfilled:

                  4.3.1. Representations, Performance, etc. The representations
                         ---------------------------------
and warranties set forth in Section 2.2 shall have been true and correct in all material respects at and as of the date hereof, and shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, provided that the accuracy of any representation or
                       --------
warranty that by its terms speaks only as of the date hereof or another date prior to the Effective Time shall be determined solely as of the date hereof or such other date, as the case may be. Fiserv, Fiserv Sub and their respective Affiliates shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Effective Time. Fiserv and Fiserv Sub shall have delivered to BHC Parent a certificate or certificates, dated the Effective Time and signed by the President or a Vice President of each of them, to the effect set forth above in this Section 4.3.1, provided, however, that
                                                     -----------------
such certificate may include, as an
attachment thereto, supplemental disclosure schedules that may modify, supplement or amend the Schedules attached hereto in order to reflect changes or developments since the date hereof made in the ordinary course of business of the Fiserv Group provided, further, that no such supplemental disclosure
                 -----------------
schedule shall set forth any change or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Fiserv Group.

                  4.3.2.  Governmental Approvals.  Fiserv or a member of the
                          ----------------------
Fiserv Group shall have obtained all required Governmental Approvals. Copies of all such Governmental Approvals shall have been delivered to BHC Parent.

                  4.3.3. Opinions of Counsel. BHC Parent shall have received a
                         -------------------
favorable opinion, addressed to it and dated the Closing Date, from Charles W. Sprague, general counsel of Fiserv and Fiserv Sub and in form and substance reasonably satisfactory to counsel to BHC Parent.

                  4.3.4. Proceedings. All corporate and other proceedings of
                         -----------
Fiserv Sub and the Fiserv Group that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to BHC Parent and its special counsel, and BHC Parent and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                  4.3.5. Tax Opinion. BHC Parent shall have received from
                         -----------
Ballard Spahr Andrews & Ingersoll an opinion substantially to the effect that, on the basis of facts, representations and assumptions referenced in such opinion that are reasonably consistent with the state of facts existing at the Effective Time, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be required to be recognized by a shareholder of BHC Parent to the extent such shareholder receives Merger Shares in exchange for shares of Common Stock. In rendering such opinion, counsel may request and rely upon representations contained in certificates of officers of BHC Parent, Fiserv, Fiserv Sub, and holders of 5% of the Common Stock and others, and BHC Parent, Fiserv and Fiserv Sub shall use their best efforts to make available such truthful certificates.

                  4.3.6. Certificates.  BHC Parent shall have received from
                         ------------
each holder of 5% or more of the Common Stock a certificate to the effect that such holder has no plan or intention to sell, exchange or otherwise dispose of the Fiserv Shares it receives in the Merger.

                                   ARTICLE V

                                  TERMINATION

                  5.1.  Termination.  This Agreement may be terminated at any
                        -----------
time prior to the Effective Time:

                  (a)  by the written agreement of Fiserv Sub and BHC
           Parent;

                  (b) by BHC Parent, on the one hand, or Fiserv Sub, on the other hand, by written notice to the other after 5:00 p.m., Eastern Standard Time, six months from the Closing Date if the Effective Time shall not have occurred by such date (unless the failure of the Effective Time to occur shall be due to any material breach of this Agreement by the party seeking to terminate), unless such date is extended by the mutual written consent of BHC Parent and Fiserv Sub;

                  (c) by either BHC Parent or Fiserv, if (i) the BHC Board shall withdraw or modify in a manner adverse to Fiserv its approval or recommendation of the Merger or (ii) any person or group of persons shall have made a BHC Acquisition Proposal that the BHC Board determines in good faith, after consultation with outside counsel that the failure to accept such BHC Acquisition Proposal could reasonably be deemed to cause the members of the BHC Board to breach their fiduciary duties under applicable law;

                  (d) by BHC Parent, if there has been a material breach on the part of Fiserv or Fiserv Sub of the covenants of Fiserv and Fiserv Sub set forth herein, or any material failure on the part of Fiserv, Fiserv Sub or any of their respective Affiliates to perform its obligations hereunder (provided that the terminating party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party) prior to such time, such that, in any such case, any of the conditions to the effectiveness of the Merger set forth in Section 4.1 or 4.3 could not be satisfied on or prior to the termination date contemplated by Section 5.1(b); or

                  (e) by the Fiserv, if there has been a material breach on the part of BHC Parent of its covenants set forth herein or any material failure on the part of BHC Parent or any of its Affiliates to perform its obligations hereunder (provided that the terminating party shall
                                      --------
           have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party) prior to such time, such that, in any such case, any of the conditions to the effectiveness of the Merger set forth in Sections 4.1 or 4.2 could not be satisfied on or prior to the termination date contemplated by
           Section 5.1(b).

                  5.2. Effect of Termination. In the event of the termination of
                       ---------------------
this Agreement pursuant to Section 5.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisors, stockholders or Affiliates, except for any liability resulting from any party's wilful and intentional breach of this Agreement and except that the provisions of Article VI shall survive any such termination. The foregoing sentence shall not be construed to limit any party's obligations under Section 6.3.


                                  ARTICLE VI

                          DEFINITIONS, MISCELLANEOUS

                  6.1. Definition of Certain Terms. The terms defined in this
                       ---------------------------
Section 6.1, whenever used in this Agreement (including in the Schedules but not including the Exhibits except as specified therein) shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

                  Adverse Effect:  any change in, or effect on, or series
                  --------------
           of changes in, or effects on, the business of the affected entity as currently conducted that would result in the incurrence of damages or liability of the sum of $500,000 or more.

                  Affiliate: of a Person means a Person that directly, or
                  ---------
           indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. "Control" (including the terms "Controlled by" and "under
                        -------
           common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

                  Agreement:  this Agreement and Plan of Merger, including the
                  ---------
           Schedules and Exhibits hereto.

                  Applicable Law: all applicable provisions of all (i) statutes,
                  --------------
           laws, rules, administrative codes, regulations or ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

                  BHC Acquisition Proposal:  as defined in Section 3.1.2.
                  ------------------------

                  BHC Client: any client to which BHC Parent or any of its
                  ----------
           Subsidiaries or Affiliates provides clearing services on the date hereof or on the Closing Date, as the case may be.

                  BHC Contract:  as defined in Section 2.1.8(a).
                  ------------

                  BHC Employees:  as defined in Section 3.2.18.
                  -------------

                  BHC Employment and Withholding Taxes: any federal, state,
                  ------------------------------------
           local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of each member of the BHC Group in connection with amounts paid or owing to any employee, independent contractor, creditor or other party (including, but not limited to, all interest, additions to tax and penalties thereon, and additions thereto, and whether or not such item or amount is disputed).

                  BHC Facilities:  any property presently or previously
                  --------------
           operated by any member of the BHC Group.

                  BHC Filings:  as defined in Section 2.1.12(c).
                  -----------

                  BHC Financial Statements:  the BHC Parent Financial
                  ------------------------
           Statements.

                  BHC Group: BHC Parent and BHC Parent's direct and indirect
                  ---------
           Subsidiaries.

                  BHC Intellectual Property:  as defined in Section 2.1.9(a).
                  -------------------------

                  BHC Option: each option, warrant or similar right to purchase
                  ----------
           shares of BHC Capital Stock, whether or not vested, granted to any Person pursuant to any BHC Option Plan or otherwise.

           BHC Option Holder:  as defined in Section 2.1.2(c).
           -----------------

           BHC Option Plans:  collectively, the Long Term Incentive Plan,
           ----------------
     Directors' Stock Option Plan, 1992 Stock Option Plan, and each other stock option plan, agreement, commitment or arrangement maintained or entered into by any member of the BHC Group for the benefit of any current or former officer, director or other employee, of any member of the BHC Group, and any and all amendments thereto.

           BHC Parent:  as defined in the introductory paragraph
           ----------
     of this Agreement.

           BHC Parent Financial Statements:  the consolidated financial
           -------------------------------
     statements of BHC Parent and its Subsidiaries as at and for the years ended December 31, 1996 and 1995, including in each case a balance sheet, a statement of operations, a statement of changes in stockholders' equity and a statement of cash flows, together with an audit report thereon by Coopers and Lybrand, LLP, dated February 14, 1997.

           BHC Pension Plan:  as defined in section 2.1.16(e).
           ----------------

           BHC Permitted Encumbrances:  as defined in Section 2.1.7.
           --------------------------

           BHC Plans:  as defined in Section 2.1.16(a).
           ---------

           BHC Registered Broker-Dealers:  as defined in Section 2.1.14(a).
           -----------------------------

           BHC Tax Return:  any return, report, declaration, form, claim for
           --------------
     refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed by or on behalf of any member of the BHC Group.

           BHC Taxes:  as defined in Section 2.1.6(a).
           ---------

           Business Day:  a day other than a Saturday, Sunday or other day on
           ------------
     which commercial banks in New York, New York are authorized or required by law to close.

           Certificate of Merger:  as defined in Section 1.2.
           ---------------------

           Certificates:  as defined in Section 1.8(a).
           ------------

           Closing:  as defined in Section 1.2.
           -------

           Closing Date:  the date of the Closing.
           ------------

           COBRA:  as defined in section 2.1.10(k).
           -----

           Code:  the United States Internal Revenue Code of 1986, as amended.
           ----

           Commission:  the Securities and Exchange Commission.
           ----------

           Common Stock:  the Common Stock, par value $.001 per share, of BHC
           ------------
     Parent.

           Confidentiality Agreement:  that certain letter agreement, dated as
           -------------------------
     of October, 1996, relating to confidential information exchanged between the Fiserv Group and the BHC Group.

           Consent:  any consent, approval, authorization, waiver, permit,
           -------
     license, grant, exemption or order of, or registration, declaration or filing with, any Person, including but not limited to any Governmental Authority.

           Conversion Ratio:  As defined in Section 1.5.
           ----------------

           DGCL:  the General Corporation Law of the State of Delaware, as in
           ----
     effect from time to time.

           Effective Time:  as defined in Section 1.2.
           --------------

           Environmental Law:  all federal, state, local and foreign statutes,
           -----------------
     ordinances, regulations, orders, directives, decrees and other requirements of law and obligations arising under common law, concerning pollution or protection of public health or the environment.

           ERISA:  the Employee Retirement Income Security Act of 1974, as
           -----
     amended.

           ERISA Affiliate:  as to any Person, any other Person which, together
           ---------------
     with such Person, is or has been within the preceding six years treated as a single employer under section 414(b), (c), (m) or (o) of the Code.

           Exchange Act:  the Securities Exchange Act of 1934, as amended, and
           ------------
     the rules and regulations of the Commission promulgated thereunder.

           Exchange Agent:  as defined in Section 1.6.
           --------------

           Fiserv:  as defined in the introductory paragraph of this Agreement.
           ------

           Fiserv Acquisition Proposal:  as defined in Section 3.2.2.
           ---------------------------

           Fiserv Common Stock:  the Common Stock of Fiserv, par value $.01 per
           -------------------
     share.

           Fiserv Core Plan:  as defined in Section 2.2.10.
           ----------------

           Fiserv Employee Options:  each option, warrant or similar right to
           -----------------------
     purchase shares of Fiserv Shares, whether or not vested, granted to any Person pursuant to any Fiserv Option Plan or otherwise.

           Fiserv Filings:  as defined in Section 2.2.9(c).
           --------------

           Fiserv Financial Statements:  the consolidated balance sheet of
           ---------------------------
     Fiserv and its Subsidiaries as at December 31, 1996 and 1995, and the related statements of profit and loss, total recognized gains and losses and cash flows for the years then ended, together with an audit report thereon by Deloitte & Touche LLP dated January 31, 1997.

           Fiserv Group:  Fiserv and Fiserv's direct and indirect Subsidiaries.
           ------------

           Fiserv Pension Plan:  as defined in section 2.2.10(e).
           -------------------

           Fiserv Plan:  each written "employee benefit plan," within the
           -----------
     meaning of section 3(3) of ERISA, and each written bonus, incentive or deferred compensation, stock option or other equity, workers' compensation, retention, change in control or other employee or retiree compensation or benefit plan, program or arrangement that is maintained by any member of the Fiserv Group or any ERISA Affiliate thereof or to which any member of the Fiserv Group or any such ERISA Affiliate contributes or is obligated to contribute or under which any member of the Fiserv Group may otherwise have any material liability.

           Fiserv Shares:  the shares of common stock, $.01 par value, of
           -------------
     Fiserv.

           Fiserv Sub:  as defined in the second recital of this Agreement.
           ----------

           Fiserv Tax Return:  any return, report, declaration, form, claim for
           -----------------
     refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed by or on behalf of any Fiserv Company.

           GAAP:  as defined in Section 2.1.3.
           ----

           Governmental Approval:  any Consent of, with or to any Governmental
           ---------------------
     Authority.

           Governmental Authority:  any nation or government, any state or other
           ----------------------
     political subdivision thereof, including, without limitation, (i) any governmental agency, department, commission or instrumentality of the United States, or any State of the United States, or (ii) any stock exchange or self-regulatory agency or authority.

           Hazardous Substances:  "hazardous substances" under any Environmental
           --------------------
     Law, "pollutants", "contaminants", or "regulated substances" under any Environmental Law, or any other substance considered toxic, hazardous, or a potential threat to public health or the environment, the presence of which might result in a party incurring liability under any Environmental Law.

           HSR Act:  the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
           -------
     as amended, and the rules and regulations thereunder.

           Income Tax:  any federal, state, local or foreign, net or gross
           ----------
     income, receipts, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits or windfall profits Tax or other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof (including, but not limited to, any liability therefor as a member of a consolidated, combined, affiliated or unitary group, as a transferee (including under section 6901 of the Code) or pursuant to a tax sharing or tax allocation agreement, all interest, additions to tax and penalties thereon and additions thereto and whether or not such item or amount is disputed).

           Indebtedness:  as applied to any Person, obligations relating to
           ------------
     capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit.

           Intellectual Property:  United States and foreign trademarks, service
           ---------------------
     marks, trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing; United States and foreign letters patent and patent applications; and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation and all similar intellectual property rights.

           IRS:  the United States Internal Revenue Service.
           ---

           Knowledge of BHC Parent:  the actual knowledge, after due inquiry, of
           -----------------------
     William T. Spane, Jr., Lawrence E. Donato, Robert B. Kaplan and Richard N. Bare.

           Knowledge of Fiserv:  the actual knowledge, after due inquiry, of
           -------------------
     George D. Dalton, Leslie M. Muma, Kenneth R. Jensen and Charles W. Sprague.

           Lien:  any mortgage, pledge, hypothecation, security interest,
           ----
     encumbrance, title retention agreement, lien, charge or other similar restriction.

           Material Adverse Effect:  with respect to any Person or Persons, a
           -----------------------
     materially adverse effect on the business, financial condition, prospects, results of operations or properties of such Person or Persons, taken as a whole in the event that there is more than one such Person, provided that a loss or threatened loss of a BHC Client shall be deemed not to be a material adverse effect. Any reference in this Agreement to "Material Adverse Effect on the Fiserv Group" shall mean a Material Adverse Effect on the Fiserv Group, taken as a whole and any reference in this Agreement to "Material Adverse Effect on the BHC Group" shall mean a Material Adverse Effect on the BHC Group, taken as a whole.

           Merger:  as defined in the second recital of this Agreement.
           ------

           Merger Consideration:  as defined in Section 1.5.
           --------------------

           Merger Shares:  newly issued shares of Fiserv Common Stock that are
           -------------
     pari passu in all respects with Fiserv Shares outstanding as of the date hereof.

           NASD:  National Association of Securities Dealers, Inc.
           ----

           NYSE:  New York Stock Exchange.
           ----

           Offering:  as defined in Section 3.1.11.
           --------

           Option Conversion Shares:  as defined in section 3.3(a).
           ------------------------

           Organizational Documents:  as to any Person, if a corporation, its
           ------------------------
     articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; if a partnership, its partnership agreement; and if some other entity, its constituent documents.

           PBGC:  Pension Benefit Guaranty Corporation.
           ----

           Person:  any natural person or any firm, partnership, limited
           ------
     liability partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

           Pooling Condition:  as defined in Section 3.4(a).
           -----------------

           Proxy Statement/Prospectus:  the Proxy Statement/Prospectus forming a
           --------------------------
     part of the Registration Statement.

           Reference Date:  December 31, 1996.
           --------------

           Registration Statement:  the Registration Statement on Form S-4 of
           ----------------------
     Fiserv to be filed with the Commission in respect of the issuance of shares of Fiserv pursuant to this Agreement.

           Scheduled Closing Date:  May 30, 1997 or such other date as the
           ----------------------
     parties may designate jointly in writing, but not later than September 30, 1997.

           Securities Act:  the Securities Act of 1933, as amended.
           --------------

           Subsidiary:  each corporation or other Person in which a Person owns
           ----------
     or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

           Surviving Corporation:  as defined in Section 1.1.
           ---------------------

           Tax:  any federal, state, local or foreign net or gross income,
           ---
     alternative, minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers' compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge of any kind whatsoever (including, but not limited to, any liability therefor as a member of a consolidated, combined, affiliated or unitary group, as a transferee (including under section 6901 of the Code) or pursuant to a tax sharing or tax allocation agreement, all interest, additions to tax and penalties thereon and additions thereto, and whether or not any such item or amount is disputed).

           Tax Asset:  any net operating loss, net capital loss, investment tax
           ---------
     credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce Taxes through carryovers or carrybacks to other taxable years (including, without limitation, deductions and credits related to alternative minimum Taxes).

           Transition Period:  as defined in section 3.2.8.
           -----------------

           6.2.  Survival of Representations, Warranties and Covenants.  The
                 -----------------------------------------------------
representations and warranties, and covenants and other obligations to be performed prior to or at the Effective Time, contained in this Agreement or in any certificate delivered in connection herewith shall survive the execution and delivery of this Agreement but shall not survive the Effective Time, and any and all breaches of such representations and warranties and covenants and other obligations shall be deemed to be waived as of the Effective Time, except that the covenant of Fiserv and Fiserv Sub contained in Section 3.2.7 shall survive until the fifth anniversary of the Effective Time and the covenant of Fiserv and Fiserv Sub contained in Section 3.2.8 shall survive until December 31, 1999.

           6.3.  Expenses; Transfer Taxes.  (a) Whether or not the transactions
                 ------------------------
contemplated by this Agreement shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if this Agreement is terminated pursuant to
                      --------
Section 5.1(d) or 5.1(e), such party shall pay the costs and expenses incurred by the other party in connection with this Agreement; and provided, further,
                                                          --------  -------
that all costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Proxy Statement/Prospectus and all SEC filing fees incurred in connection with the Proxy Statement/Prospectus shall be borne equally by BHC Parent, on the one hand, and Fiserv, on the other hand.

           (b) Notwithstanding the foregoing, provided that Fiserv shall not be in breach of its obligations under this Agreement, if (i) BHC Parent shall have terminated this Agreement pursuant to Section 5.1(c) and (ii) within six months of any such termination, BHC Parent shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any BHC Acquisition Proposal, then BHC Parent agrees that it will pay Fiserv a termination fee of $2,000,000 in addition to the amount otherwise payable pursuant to the second provision contained in Section 6.3(a) above.

           6.4.  Severability.  If any provision of this Agreement is
                 ------------
inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

           6.5.  Notices.  All notices, requests, demands waivers, and other
                 -------
communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent by telecopy or telegram, addressed as follows:

           (i)   if to Fiserv or Fiserv Sub, to:

                 Fiserv, Inc.
                 255 Fiserv Drive
                 Brookfield, WI  53045

                 Attention:  Kenneth R. Jensen
                             Senior Executive Vice President and
                             Chief Financial Officer

                 With a copy to:

                 Charles W. Sprague
                 Fiserv, Inc.
                 255 Fiserv Drive
                 Brookfield, WI  53045

           (ii)  if to BHC Parent, to:

                 BHC Financial, Inc.
                 One Commerce Square
                 2500 Market Street, 12th Floor
                 Philadelphia, PA  19103

                 Attention:  William T. Spane, Jr.
                 ---------   President

                 With a copy to:

                 Ballard Spahr Andrews & Ingersoll
                 1735 Market Street, 51st Floor
                 Philadelphia, PA  19103

                 Attention:
                 ---------

                 William H. Rheiner, Esquire

or, in each case, at such other address as may be specified in writing to the other parties hereto.

           All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof, (y) if by reputable overnight delivery service, on the day delivered, (z) if by telecopy or telegram, on the day on which such telecopy or telegram was sent, provided that a copy is also sent that day by a reputable overnight delivery service.

           6.6   Miscellaneous.
                 -------------

           6.6.1.  Headings. The headings contained in this Agreement are for
                   --------
convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

           6.6.2.  Entire Agreement. This Agreement, including the Schedules and
                   ----------------
Exhibits, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           6.6.3.  Counterparts. This Agreement may be executed in several
                   ------------
counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

           6.6.4.  Jurisdictional Matters. (a) Governing Law. THIS AGREEMENT
                   ----------------------      -------------
SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE.

           (b)  Jurisdiction.  FISERV, FISERV SUB AND BHC PARENT HEREBY
                ------------
IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE, CITY AND COUNTY OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. FISERV, FISERV SUB AND BHC PARENT HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

           (c)  Agent.  Fiserv hereby appoints Corporation Service Company,
                -----
Wilmington, Delaware as its agent for service of legal process in connection with any matter described in this Section 6.6.4.

           6.6.5.  Binding Effect.  This Agreement shall be binding upon and
                   --------------
inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

           6.6.6.  Assignment.  This Agreement shall not be assignable by any
                   ----------
party hereto without the prior written consent of the other parties hereto, provided, however, that Fiserv Sub may, with the consent of BHC Parent (which
--------  -------
consent may not be unreasonably withheld or delayed), assign its rights and obligations under this Agreement to a direct wholly-owned United States Subsidiary of Fiserv.

           6.6.7.  No Third Party Beneficiaries.  Nothing in this Agreement
                   ----------------------------
shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

           6.6.8.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES
                   --------------------
THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.8.

           6.6.9.  Amendment; Waivers.  No amendment, modification or discharge
                   ------------------
of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

                 [Remainder of page intentionally left blank.]

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                  BHC FINANCIAL, INC.



                                  By:      /s/ William T. Spane, Jr.
                                     ---------------------------------------
                                     Name: William T. Spane, Jr.
                                     Title: Chairman, Chief Executive Officer
                                             and President


                                  FISERV INC.



                                  By:      /s/ Leslie M. Muma
                                     ---------------------------------------
                                     Name: Leslie M. Muma
                                     Title: Vice Chairman, President


                                  FISERV DELAWARE SUB, INC.



                                  By:      /s/ Leslie M. Muma
                                     ---------------------------------------
                                     Name: Leslie M. Muma
                                     Title: Vice Chairman, President

                                                                      Appendix B

                                          March 2, 1997



BHC Financial, Inc.
One Commerce Square
2005 Market Street
Philadelphia, PA  19103

Members of the Board:

     BHC Financial, Inc. ("BHC" or the "Company"), Fiserv, Inc., a Wisconsin corporation ("Buyer") and Fiserv Delaware Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (the "Merger Sub"), have proposed to enter into an Agreement and Plan or Merger dated as of March 2, 1997 (the "Agreement"). Pursuant to the Agreement, the Merger Sub will merge with and into BHC and the holders of all the outstanding shares of BHC's common stock, $.001 par value per share (the "Common Stock") will receive $33.50 per share in common stock of the Buyer, subject to receiving pooling accounting treatment. The Agreement provides that holders of the Common Stock will receive $31.50 in the common stock of the Buyer in the event that the transaction is accounted for under the purchase method. The exchange ratio shall be determined by using the average of the closing prices of the common stock of the Buyer over the 20 trading days ending two trading days prior to closing. You have requested our opinion as to whether the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of BHC in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. Alex. Brown regularly publishes research reports regarding the broker-dealer and transaction processing industries and the business and securities of the Buyer and other publicly owned companies in these industries. In the ordinary course of business, we may actively trade the securities of BHC and the Buyer for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of BHC and of the Buyer.

     In connection with our opinion, we have reviewed certain publicly available financial information concerning BHC and the Buyer and certain internal financial analyses and other information furnished to us by BHC. We have also held discussions with members of the senior management of BHC and the Buyer regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both BHC and the Buyer, (ii) compared certain financial and stock market information for BHC and the Buyer with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations in the securities brokerage industry, (iv) reviewed the terms of the Agreement and (v) considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of BHC and the Buyer, we have assumed that such information reflects the best currently available estimates and judgments of management of BHC and the Buyer as to the likely future financial performance of their respective companies. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of BHC and the Buyer. We are not expressing our opinion as to the prices at which the Buyer's common stock will trade subsequent to the Merger. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Our opinion expressed herein was prepared for the use of the Board of Directors of BHC and does not constitute a recommendation to the Company's stockholders as to whether they should tender Common Stock owned by them. We hereby consent, however, to the inclusion of this opinion as an exhibit in any filing made with the Securities and Exchange Commission or in materials required to be distributed to stockholders of BHC in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

                                         Very truly yours,

                                         ALEX. BROWN & SONS INCORPORATED

                                         By:/s/ Alex. Brown & Sons Incorporated
                                            ------------------------------------

                                                                 [Date of Proxy]



BHC Financial, Inc.
One Commerce Square
2005 Market Street
Philadelphia, PA  19103

Members of the Board:

     This letter will serve to confirm that nothing has come to our attention as of the date hereof which would cause us to change the form or content of our opinion in the aforementioned letter. The nature and scope of our investigation, subsequent to March 2, has been more limited than that conducted in support of the March 2 opinion.

                                         Very truly yours,

                                         ALEX. BROWN & SONS INCORPORATED

                                         By:____________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   In general, the Wisconsin Business Corporation Law provides that a corporation shall indemnify directors and officers for all reasonable expenses incurred in connection with the successful defense of actions arising in connection with their service as directors and officers of the corporation. In other cases, the Wisconsin statute provides that the corporation shall indemnify a director or officer against liability unless the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct. In addition, the corporation may reimburse a director or officer for his expenses in defending against actions as they are incurred upon the director's or officer's written request accompanied by a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the corporation and a written undertaking to repay amounts advanced if it is ultimately determined that indemnification is not required under the Wisconsin Business Corporation Law. A court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

   The Wisconsin Business Corporation Law specifies various procedures pursuant to which a director or officer may establish his right to indemnification.

   Provided that it is not determined by or on behalf of the corporation that the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct, its articles of incorporation or bylaws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares.

   The Registrant's Bylaws provide for indemnification and advancement of expenses of directors and officers to the fullest extent provided by the Wisconsin Business Corporation Law. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled to under any written agreement, resolution of directors, vote of stockholders, by law or otherwise.

Item 21.  Exhibits and Financial Statement Schedules


Exhibit
Number                        Description
-----------------------------------------
2. Agreement and Plan of Merger dated as of March 2, 1997 among BHC Financial, Inc., Fiserv, Inc. and Fiserv Delaware Sub, Inc. (Attached as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.)(Schedules to such agreement are not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 604(b)(2) of Regulation S-X.)

3.1    Restated Articles of Incorporation.*

3.2 By-laws (filed as Exhibit 3.2 to Fiserv's Registration Statement on Form S-4, File No. 33-62870, and incorporated herein by reference).

4.1 Credit Agreement dated as of May 17, 1995 among Fiserv, Inc., the Lenders Party Thereto, First Bank National Association, as Co-Agent, and The Bank of New York, as Agent. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

4.2 Note Purchase Agreement dated as of March 15, 1991, as amended, among Fiserv, Inc., Aid Association for Lutherans, Northwestern National Life Insurance Company, Northern Life Insurance Company and the North Atlantic Life Insurance Company of America. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

4.3 Note Purchase Agreement dated as of April 30, 1990, as amended, among Fiserv, Inc. and Teachers Insurance and Annuity Association of America. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

4.4 Note Purchase Agreement dated as of May 17, 1995 among Fiserv, Inc., Teachers Insurance Annuity Association of American, Massachusetts Mutual Life Insurance Company and Aid Association for Lutherans. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

5.     Opinion of Charles W. Sprague.*

8.     Opinion of Ballard Spahr Andrews & Ingersoll.*

23.1   Consent of Deloitte & Touche LLP.

23.2   Consent of Coopers & Lybrand LLP.

23.3   Consent of Charles W. Sprague (included in Exhibit 5. hereto).*

23.4   Consent of Ballard Spahr Andrews & Ingersoll(included in Exhibit 8.
       hereto).*

23.5   Consent of Alex. Brown & Sons Incorporated (included in Appendix B).

24.    Powers of Attorney.
---------------
*  To be filed by amendment

Item 22.  Undertakings.

       The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represented a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on the 14th day of March, 1997.

                                  FISERV, INC.



               By /s/ Kenneth R. Jensen
                  ----------------------------------------
                 Kenneth R. Jensen,
                 Senior Executive Vice  President
                 and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

          *                  Chairman of the Board and Director  March 14, 1997
---------------------------  (Principal Executive Officer)
(George D. Dalton)

          *                  Vice Chairman, President and        March 14, 1997
---------------------------  Director
 (Leslie M. Muma)

          *                  Senior Executive Vice President,    March 14, 1997
---------------------------  Treasurer and Director (Principal
(Kenneth R. Jensen)          Financial and Accounting Officer)

          *                  Vice Chairman, President -          March 14, 1997
---------------------------  Information Technology, Inc.
(Donald F. Dillon)           and Director

          *                  Director                            March 14, 1997
---------------------------
 (Gerald J. Levy)

          *                  Director                            March 14, 1997
---------------------------
(L. William Seidman)

          *                  Director                            March 14, 1997
---------------------------
(Thekla R. Shackelford)

          *                  Director                            March 14 , 1997
---------------------------
(Roland D. Sullivan)

*By:/s/ Kenneth R. Jensen
    --------------------------
   (Kenneth R. Jensen, individually
   and as attorney-in-fact for the
   persons indicated)

                                Exhibits Index


Exhibit
Number                        Description
-----------------------------------------
2. Agreement and Plan of Merger dated as of March 2, 1997 among BHC Financial, Inc., Fiserv, Inc. and Fiserv Delaware Sub, Inc. (Attached as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.)(Schedules to such agreement are not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 604(b)(2) of Regulation S-X.)

3.1    Restated Articles of Incorporation.*

3.2 By-laws, (filed as Exhibit 3.2 to Fiserv's Registration Statement on Form S-4, File No. 33-62870, and incorporated herein by reference).

4.1 Credit Agreement dated as of May 17, 1995 among Fiserv, Inc., the Lenders Party Thereto, First Bank National Association, as Co-Agent, and The Bank of New York, as Agent. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

4.2 Note Purchase Agreement dated as of March 15, 1991, as amended, among Fiserv, Inc., Aid Association for Lutherans, Northwestern National Life Insurance Company, Northern Life Insurance Company and the North Atlantic Life Insurance Company of America. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

4.3 Note Purchase Agreement dated as of April 30, 1990, as amended, among Fiserv, Inc. and Teachers Insurance and Annuity Association of America. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

4.4 Note Purchase Agreement dated as of May 17, 1995 among Fiserv, Inc., Teachers Insurance Annuity Association of American, Massachusetts Mutual Life Insurance Company and Aid Association for Lutherans. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.)

5      Opinion of Charles W. Sprague.*

8      Opinion of Ballard Spahr Andrews & Ingersoll.*

23.1   Consent of Deloitte & Touche LLP.

23.2   Consent of Coopers & Lybrand LLP.

23.3   Consent of Charles W. Sprague (included in Exhibit 5 hereto).*

23.4 Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 8. hereto.)*

23.5   Consent of Alex. Brown & Sons Incorporated (included in Appendix B).

24.    Powers of Attorney.
---------------
*  To be filed by amendment